Form 10-K405, Exhibit 13
period 1995-12-31
D&N FINANCIAL CORP
filed 1996-03-28
CIK 830143

                                                                      EXHIBIT 13

SELECTED FINANCIAL HIGHLIGHTS
D&N FINANCIAL CORPORATION

                                                            1995             1994             1993            1992           1991
------------------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands, except per share data)
FOR THE YEAR:
  Net interest income ...........................    $      33,632        $  22,614    $     20,130     $    28,690   $     29,976
  Provision for loan losses .....................            2,400              100             ---             ---         10,150
  Noninterest income (loss) .....................            6,834            7,424         (21,718)         13,362         24,743
  Net income (loss) .............................           10,140            3,091         (67,020)(1)       3,773          3,573
  Primary earnings (loss) per share .............             1.45             0.46          (18.00)           1.01           0.96
  Weighted average shares (primary) .............        7,019,075        6,720,011       3,724,264       3,708,418      3,708,418
  Fully diluted earnings (loss) per share .......             1.40             0.46          (18.00)           1.01           0.96
  Weighted average shares (fully diluted) .......        7,232,517        6,720,011       3,724,264       3,708,418      3,708,418
  Dividends per share ...........................              ---              ---             ---             ---            ---
  Stock price range .............................     7 1/4-13 1/2         6 5/8-10    6 1/2-12 1/2     4 3/4-8 1/2    2 1/2-5 1/2

AT YEAR END:
  Total assets ..................................        1,186,661        1,088,693       1,041,950       1,212,196      1,518,930
  Net loans receivable ..........................          931,188          801,248         627,605         707,570        845,576
  Nonperforming assets ..........................            9,624           24,515          43,557          55,890         66,951
  Mortgage-backed securities ....................          123,475          146,646         167,677         235,137        365,240
  Excess of cost over net assets of
    association acquired ........................              ---              384             845          36,380         38,320
  Mortgage servicing rights .....................            1,113              968           9,870          29,198          8,992
  Deposits ......................................          887,869          784,075         811,510         881,424        979,583
  Borrowings ....................................          216,232          226,857         101,513         174,061        373,851
  Stockholders' equity ..........................           65,711           52,623          51,454          96,770         92,997
    Per share ...................................             9.70             7.83            7.66           26.10          25.08
  Tangible stockholders' equity .................           64,587           52,562          51,616          62,304         58,386
    Per share ...................................             9.53             7.82            7.68           16.80          15.74
  Number of offices .............................               45               40              37              39             46

SELECTED RATIOS:
  Return on average assets ......................             0.89%            0.30%          (5.68)%          0.27%          0.21%
  Return on average equity ......................            17.18             6.04          (80.13)           3.98           3.90
  Average equity to average assets ..............             5.20             4.92            7.09            6.79           5.49
  Net interest margin ...........................             3.05             2.28            1.91            2.26           1.95
  General and administrative expenses
    to average assets ...........................             2.47             2.50            2.32            1.82           1.73
  Nonperforming assets to total assets ..........             0.81             2.25            4.18            4.61           4.41
  Allowance for loan losses to
    nonperforming loans .........................           121.53            45.56           37.76           34.59          33.71
  Allowance for loan losses to total loans ......             1.06             1.01            1.79            2.14           2.16
  Net loan charge-offs to average loans .........             0.08             0.44            0.61            0.44           0.99
  Dividend payout ratio .........................              ---              ---             ---             ---            ---
  Tangible capital ratio ........................             5.10             4.71            4.56            4.04           3.36
  Core capital ratio ............................             5.10             4.75            4.64            5.04           4.86
  Risk-based capital ratio ......................             9.78             9.34            9.47            9.93           9.66

(1) Includes cumulative effect of change in accounting for goodwill of ($34,754,000).

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
     D&N Financial Corporation (D&N or the Company) is a savings bank holding company whose sole subsidiary is D&N Bank (the Bank). D&N's primary focus is the delivery of retail financial services through its network of community banking offices in Michigan and Wisconsin. This discussion highlights important trends and events that have shaped the Company's financial performance in 1995.
     In 1995, D&N reported net income of $10.1 million, or $1.45 per share. On a fully diluted basis, 1995 earnings were $1.40 per share. These results compare to net income of $3.1 million, or $0.46 per share, in 1994, and an aggregate net loss of $67.0 million, or $18.00 per share, in 1993. The 1993 loss consisted of $31.4 million, or $8.44 per share, from operations before consideration of an extraordinary item and the cumulative effects of changes in accounting principles, and $35.6 million, or $9.56 per share, from those nonrecurring items.
     On December 31, 1995, the Company's balance sheet included total assets of $1.19 billion, compared to $1.09 billion at the end of 1994 and $1.04 billion at the end of 1993. Balance sheet growth in 1994 and 1995 followed several years of planned shrinkage as the Company refocused its efforts on its community banking franchise and de-emphasized its commercial real estate and investment activities. During 1995, the average balance of earning assets grew to $1.10 billion, up from the $991 million level in 1994 and the $1.05 billion average of 1993. Net interest income after provision for loan losses in 1995 totaled $31.2 million, compared to $22.5 million in 1994 and $20.1 million in 1993. In both 1995 and 1994, the income statements benefited from the declining adverse impact of unfavorable interest rate exchange agreements. Net interest expense attributable to these interest rate swaps totaled $2.5 million in 1995, down from $9.8 million in 1994 and $15.3 million in 1993.
     In 1995, the Company made a $2.4 million provision for loan losses after making a provision of $100,000 in 1994 and no such provision in 1993. At December 31, 1995, the allowance for loan losses was $9.9 million, or 1.06% of outstanding loans. D&N's portfolio of nonperforming assets decreased during 1995 by $14.9 million, or 61%, from $24.5 million to $9.6 million. Nonperforming assets totaled $43.6 million at year-end 1993.
     Noninterest income from operations totaled $6.1 million in 1995, compared to $6.7 million in 1994 and a $9.7 million loss reported in 1993. The 1993 loss included a $14.6 million charge to write down D&N's portfolio of purchased mortgage loan servicing rights. All but a small portion of this portfolio was sold in 1994 as the Company concentrated its loan servicing activities on originated loans. A gain of $140,000 was recorded in 1994 on the sale of the purchased mortgage loan servicing rights, and the scale of the Company's loan servicing operations was subsequently reduced. Loan servicing and administrative fee income was smaller in 1995 than 1994, reflecting that smaller scale. Also, 1994's results included as other income, earnings recorded at the completion of the Company's participation in a residential real estate development joint venture.
     In 1995, D&N recognized gains totaling $779,000 on sales of mortgage-backed and investment securities and mortgage loans. In 1994, such gains totaled $622,000, and in 1993, $12.5 million of net losses were recorded, primarily the consequence of adopting a held-for-sale accounting convention for the Company's portfolio of investments in interest- only strip securities
(IOs).
     In 1993, the Company reported an extraordinary loss on the early prepayment of $43.1 million of long-term debt. Net of income tax effects, this loss totaled $1.9 million. Also in 1993, the Company recorded a $1.1 million gain from a change in accounting for income taxes and a $34.8 million loss as the cumulative effect of a change in the accounting treatment accorded goodwill.

     RESULTS OF OPERATIONS NET INTEREST INCOME The Company's primary source of earnings is its net interest income, defined as the difference between the interest earned on its loans and investments and the interest paid on its deposits and other liabilities. Interest income and interest expense each increased in 1995 as the average size of the Company's balance sheet was increased. Interest income increased by $18.8 million, or 27.2%, as the average yield on earning assets increased by 99 basis points to 7.96% in 1995 from 6.97% in 1994. In 1993, earning assets yielded 7.37%. Interest expense increased by $7.8 million, or 16.7%, in 1995 as the average cost of interest-bearing liabilities increased by 23 basis points. In 1995, interest-bearing liabilities had an average cost of 5.15%, compared to 4.92% in 1994 and 5.65% in 1993. Because the average yield on interest-earning assets increased more than the average funding cost in 1995, the Company's interest rate spread increased from 2.05% in 1994 to 2.81% in 1995. In 1993, the spread was 1.72%. Similarly, the Bank's net interest margin, or ratio of net interest income to average interest-earning assets, increased from 2.28% in 1994 to 3.05% in 1995. In 1993, the net interest margin was 1.91%. Average interest-earning assets exceeded average interest-bearing liabilities by $50.1 million in 1995 compared to $47.0 million in 1994 and $36.0 million in 1993.
     The improvement in spread and margin in 1995 reflects primarily the decreasing burden of interest rate exchange agreements on interest expense, as the burden of those instruments declined from 104 basis points in 1994 to 24 basis points in 1995.
     Average balances of loans outstanding were higher in 1995 than 1994, as the Company's loan originations increased significantly. Average balances of mortgage-backed securities were slightly higher, while the investment securities category declined. Loans increased by $121.5 million, or 16.2%; mortgage-backed securities increased by $4.5 million, or 3.5%; and investment securities declined by $13.2 million, or 11.9%. Average earnings rates on the loan, mortgage-backed securities and investment portfolios were higher in 1995 than 1994. In 1995, loans earned an average yield of 8.13% compared to 7.56% in 1994. Mortgage-backed securities earned an average of 7.61% in 1995, versus an average rate of 5.81% in 1994. Investment securities earned 6.96% in 1995, up from 4.40% in 1994.
     Average balances of loans also increased from 1993 to 1994 as the Company renewed its community banking strategy after restructuring its balance sheet in 1993. Average balances of mortgage-backed securities and investment securities fell significantly from 1993 to 1994 as D&N deployed surplus liquidity assets to fund loan growth.
     Average deposit balances increased 3.7%, to $818 million in 1995, from $789 million in 1994. The average cost of deposits increased 90 basis points, to 4.51% in 1995, from 3.61% in 1994, as the increasing short term rates of 1993 worked their way through the deposit file. From 1993 to 1994, average deposit balances fell by $50.5 million. In 1993, the average cost of deposits was 3.87%.
     The average balance of borrowed funds increased by 52.1%, to $236 million in 1995, from $155 million in 1994. In 1993, the average balance of borrowed funds was $178 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

      The following tables set forth the extent to which the Company's net interest income has been affected by changes in average interest rates and average balances of interest-earning assets and interest-bearing liabilities:

                                                            Year Ended December 31, 1995
                           --------------------------------------------------------------------------------------------------------
                           Average balance(1)                Average rate          Interest                     Variance due to:(2)
                           --------------------------------------------------------------------------------------------------------
                                                                                                  Increase
                                  1995          1994       1995      1994      1995      1994    (Decrease)     Volume       Rate
-----------------------------------------------------------------------------------------------------------------------------------
                                                        (Dollars in thousands)
Interest-earning assets:
  Loans(3)                     $  871,032     $749,486      8.13%     7.56%   $70,815   $ 56,634   $ 14,181    $  9,651   $   4,530
  Mortgage-backed securities(4)   135,614      131,084      7.61      5.81     10,314      7,610      2,704          70       2,634
  Investments and deposits(4)      97,652      110,894      6.96      4.40      6,792      4,883      1,909        (641)      2,550
                               ----------------------------------------------------------------------------------------------------
                                1,104,298      991,464      7.96      6.97     87,921     69,127     18,794       9,080       9,714
                               ----------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits                        817,994      789,176      4.51      3.61     36,913     28,494      8,419       1,075       7,344
  Borrowings                      236,216      155,303      6.29      5.28     14,855      8,207      6,648       4,871       1,777
  Interest rate instruments          --          --         0.24      1.04      2,521      9,812     (7,291)        --       (7,291)
                               ----------------------------------------------------------------------------------------------------
                                1,054,210      944,479      5.15      4.92     54,289     46,513      7,776       5,946       1,830
                               ----------------------------------------------------------------------------------------------------
Interest rate spread                                        2.81      2.05
Excess average earning assets  $   50,088     $ 46,985      7.96      6.97
                               ===========================================

Net interest margin                                         3.05%     2.28%   $33,632   $ 22,614   $ 11,018    $  3,134   $   7,884
                                                            =======================================================================


                                                            Year Ended December 31, 1994
                                 --------------------------------------------------------------------------------------------------
                                 Average balance(1)         Average rate          Interest                     Variance due to:(2)
                                 --------------------------------------------------------------------------------------------------
                                                                                                    Increase
                                    1994         1993       1994     1993      1994        1993    (Decrease)     Volume     Rate
-----------------------------------------------------------------------------------------------------------------------------------
                                                         (Dollars in thousands)
Interest-earning assets:
  Loans(3)                       $ 749,486    $  662,235     7.56     8.65    $56,634    $ 57,278   $   (644)   $  7,066  $ (7,710)
  Mortgage-backed securities(4)    131,084       221,758     5.81     5.70      7,610      12,649     (5,039)     (4,629)     (410)
  Investments and deposits(4)      110,894       169,343     4.40     4.56      4,883       7,728     (2,845)     (2,582)     (263)
                                 -------------------------------------------------------------------------------------------------
                                   991,464     1,053,336     6.97     7.37     69,127      77,655     (8,528)       (145)   (8,383)
                                 -------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Deposits                         789,176       839,716     3.61     3.87     28,494      32,478     (3,984)     (1,892)   (2,092)
  Borrowings                       155,303       177,595     5.28     5.48      8,207       9,738     (1,531)     (1,198)     (333)
  Interest rate instruments          --            --        1.04     1.50      9,812      15,309     (5,497)       --      (5,497)
                                 -------------------------------------------------------------------------------------------------
                                   944,479     1,017,311     4.92     5.65     46,513      57,525    (11,012)     (3,090)   (7,922)
                                 -------------------------------------------------------------------------------------------------
Interest rate spread                                         2.05     1.72
Excess average earning assets    $  46,985    $   36,025     6.97     7.37
                                 =========================================

Net interest margin                                          2.28%    1.91%   $22,614    $ 20,130   $  2,484    $  2,945  $   (461)
                                                             =====================================================================

(1) Based on average daily balances
(2) Changes in interest income and interest expense attributable to changes in both rate and volume have been attributed proportionately to the change due to rate and the change due to volume
(3) Loans on nonaccrual are included in the average balances shown above. The variance due to rate includes the effect of such loans because no interest is earned on such loans.
(4) Average rates on mortgage-backed and investment securities available for sale are based on historical amortized cost balances.

                     D&N's interest expense includes the net costs of interest rate hedging instruments. In 1995, contracts written in the 1980s to exchange fixed interest payments for variable receipts ("interest rate swaps") resulted in net charges to interest expense of $2.5 million. This swap expense was $9.8 million in 1994 and, along with the costs of now expired interest rate cap contracts, totaled $15.3 million in 1993. The swap contracts, originally executed as hedges against rising interest rates, have now expired, with the final contract maturing in November of 1995. The final cap contract expired on March 31, 1993.

Noninterest Income
     D&N's noninterest income includes recurring fees from loan and deposit-related activities, recurring income from the marketing of assets that are originated for sale, and nonrecurring gains and losses from events such as securities sales and write-downs of depreciated assets.

     In 1995, net loan servicing and administrative fees were $1.9 million, down from 1994's level of $2.2 million primarily due to the sale in mid-1993 of a substantial portion of the Bank's portfolio of purchased mortgage loan servicing rights (PMSRs). Deposit-related fees were $3.1 million in 1995, up slightly from the 1994 level. Gains, losses and other income totaled $1.8 million in 1995. Net gains on sales of investment securities, mortgage-backed securities and purchased loans totaled $779,000 during the year, while net funding gains and gains from the capitalization of servicing rights for mortgage loans originated and then sold by the Bank amounted to $882,000. In 1994, these items totaled $1.4 million, including in the other income category a $662,000 gain realized on the completion of a Bank subsidiary's investment in a real estate development joint venture. Nonrecurring gains from the sale of investment assets and loan servicing rights totaled $762,000 in 1994.

     In 1993, the noninterest income category was dominated by two nonrecurring items. The first was the recognition of market value depreciation that had been present in the Company's portfolio of IO strip securities but previously deferred because of the securities' status as hedge instruments. The second was the recognition of impairment of value in the Company's portfolio of PMSRs. Together, these two adjustments required charges of $33.1 million, resulting in an aggregate loss of $21.7 million in the noninterest income category for 1993.

Noninterest Expense
     General and administrative expenses increased in 1995 by $2.0 million, or 7.7%, following a decrease of $1.4 million, or 5.2%, in 1994. Compensation expense increased during the year by $1.1 million, or 8.0%, following an increase of $1.0 million, or 8.0%, in 1994. In 1993, the Company began to rebuild its community banking infrastructure in anticipation of the recapitalization that was affected late that year. Occupancy costs totaled $2.3 million in 1995 and $2.0 million each of the years 1994 and 1993.
     In 1995, noninterest expense included a credit of $999,000 related to other real estate owned (OREO). This category includes net operating expenses of $10,000 and net recoveries on sales of OREO of $989,000. In 1994, OREO items contributed net revenue of $2.1 million, while net OREO expenses totaled $3.3 million in 1993.
     In 1993, D&N adopted Statement of Financial Accounting Standards (SFAS) No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, for its 1982 acquisition of First Federal Savings and Loan Association of Flint, Michigan. As a consequence, the Company's 1993 Statement of Operations contains a $34.8 million charge for the cumulative effect of this change in accounting principle for goodwill. While the Company's amortization expense associated with goodwill was $2.0 million in 1992 computed on a straight line basis, for 1993 and subsequent years, the amortization expense was based upon the rate of discount accretion on loans acquired in the 1982 merger. For 1993, goodwill amortization was $777,000, with the ending balance at $845,000. Amortization charges of $461,000 in 1994 and $384,000 in 1995 exhausted the goodwill account by year end 1995.
     Deposit insurance premiums from the Federal Deposit Insurance Corporation
(FDIC) were $2.4 million in 1995, compared to $2.6 million in 1994 and $2.2 million in 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERAIONS (CONTINUED)

FINANCIAL CONDITION
Balance Sheet Trends
     At December 31, 1995, D&N's assets totaled $1.19 billion, an increase of $98 million, or 9.0%, from the previous year end.

     In 1995, net loans receivable increased by $129.9 million, or 16.2%, as the Company continued to enjoy strong demand for its consumer loan products. Balances of mortgage-backed securities declined by $23.2 million, or 15.8% in 1995, while investment securities balances increased by $6.5 million, or 8.0%.
     The Company's liabilities increased by 8.2%, or $84.9 million, to $1.12 billion at December 31, 1995, compared to $1.04 billion at the end of 1994. Overall deposit balances increased by 13.2%, or $103.8 million, while core deposits experienced an increase from $311.4 million at December 31, 1994 to $322.1 million at year end 1995. Borrowed funds decreased by 4.7%, or $10.6 million, in 1995, while advance payments by borrowers and investors held in escrow, declined from $15.3 million to $11.1 million.
     In 1995, D&N's stockholders' equity rose from $52.6 million to $65.7 million. Profitable operations contributed $10.1 million to the Company's retained earnings, and net capital contributions, primarily from the exercise of options and warrants, were $297,000. An additional source of equity in 1995 was $2.7 million of market value appreciation in the Company's portfolios of held-for-sale securities. In accordance with the provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," unrealized gains such as these are recorded in the stockholders' equity section of the Company's Statement of Financial Condition, but are not recognized through the Statement of Operations.
     Under its federal charter, the Bank must maintain adequate levels of capital to assure the safety and soundness of its operations. At December 31, 1995, the Bank had a tangible capital ratio of 5.10%, a core capital ratio of 5.10%, and a risk-based capital ratio of 9.78%. D&N's ratios continue to exceed the levels specified in the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) as minimally acceptable standards. At the close of 1995, those minimum standards were tangible capital of 1.50%, core capital of 3.00% (with a proposed regulation which would raise the core capital requirement to between 4.00% and 5.00%), and risk-based capital of 8.00%.
     The Bank's primary regulator, the Office of Thrift Supervision (OTS), has issued its final rules adding an interest rate risk component to the total capital that certain rate-sensitive institutions must hold. The rule requires the OTS to measure an institution's interest rate risk as the percentage change in market value of its portfolio resulting from a hypothetical 200 basis point shift in interest rates. At December 31, 1995, D&N's level of interest rate risk was such that no additional capital was required.

Liquidity and Capital Resources
     The OTS also requires that institutions maintain liquid assets in the form of cash, short-term U.S. Government securities and other qualifying assets, in amounts equal to at least 5% of net withdrawable accounts and borrowed funds payable in one year or less. For the month of December 1995, the Bank's average liquidity ratio was 8.3%, down from the December 1994 ratio of 8.8%. Borrowing capacity can be viewed as a supplemental source of liquidity for the Bank. D&N's government bond and mortgage-backed securities portfolios include high quality investment securities which are readily acceptable as collateral for additional borrowed funds, obtainable from either the FHLB system or from other financial institutions. Also, much of the Bank's mortgage loan portfolio would be acceptable as collateral to support new advances from the FHLB. In the aggregate, by virtue of its inventory of unpledged collateral, D&N had approximately $242 million of unused borrowing capacity at December 31, 1995.

Loan Portfolio
The following table categorizes the Bank's loans receivable for the past five years:

                                                                            December 31
                                                 --------------------------------------------------------------------
                                                 1995            1994            1993           1992           1991
---------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Single family ...........................      $576,461        $505,690        $367,944       $438,068       $534,111
Income-producing property ...............        89,176         115,162         131,372        173,122        217,129
Construction ............................        41,056          19,900          12,558          2,222         11,964
Installment .............................       239,397         170,865         134,529        119,357        116,448
Commercial ..............................         7,769           4,748           --              --             --
Allowance for losses ....................        (9,931)         (8,199)        (11,420)       (15,461)       (18,693)
Discounts, deferrals and other ..........       (12,740)         (6,918)         (7,378)        (9,738)       (15,383)
                                               ----------------------------------------------------------------------
                                               $931,188        $801,248        $627,605       $707,570       $845,576
                                               ======================================================================

         D&N's investment in loans increased by $129.9 million, or 16.2%, in 1995. Consumer installment loans and construction loans experienced significant percentage increases, while single family mortgage loans increased at a more modest rate. The Bank's investment in mortgages on income-producing property decreased for the fifth consecutive year, but the loan portfolio included, for the first time, a significant quantity of D&N originated business and commercial loans. Installment consumer loans increased by $68.5 million, or 40.1% in 1995, while construction loans increased by $21.2 million, or 106%. Single family residential loans increased during the year by $70.8 million, or 14.0%, as commercial mortgages declined by $26.0 million, or 22.6%. Business and commercial loans totaled $7.8 million at December 31, 1995.
         D&N originated $399.3 million of loans in 1995, up significantly from $236.2 million originated in 1994. Aggregate mortgage loan production was $200.4 million, an increase of $101.8 million, or 103.2%, from 1994. Construction lending accounted for $39.5 million of this total, up 153.1% from $15.6 million in 1994. Consumer loan production totaled $195.1 million in 1995, up by $62.3 million, or 46.9%, from 1994. Within the consumer category, home equity credit line (HECL) production was again strong, increasing by $16.4 million, or 42.6%, over 1994.

Credit Risk Management and Provision for Losses on Loans and Other Assets
         At December 31, 1995, the Company's nonperforming assets totaled $9.6 million, down from $24.5 million at the end of the previous year and $43.6 million at the end of 1993. The 1995 balance was comprised of $8.2 million of nonperforming loans and $1.4 million of other real estate owned (OREO). The following table traces the Company's nonperforming asset experience for the last five years:

                                                                             December 31
                                                   ------------------------------------------------------------------
                                                   1995           1994            1993           1992           1991
---------------------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Nonaccruing loans ...........................  $  8,172         $17,995         $30,079        $44,537        $51,953
Accruing loans delinquent more than 90 days .      --             --              --              --            1,160
Restructured loans ..........................      --             --                166            167          2,339
                                               ----------------------------------------------------------------------
  Total nonperforming loans .................     8,172          17,995          30,245         44,704         55,452
Other real estate owned (OREO) ..............     1,452           6,520          13,312         11,186         11,499
                                               ----------------------------------------------------------------------
  Total nonperforming assets ................  $  9,624         $24,515         $43,557        $55,890        $66,951
                                               ======================================================================
Nonperforming loans as a percentage of
  total loans ...............................      0.87%           2.22%           4.73%          6.18%          6.42%
                                               ======================================================================
Nonperforming assets as a percentage of
  total assets ..............................      0.81%           2.25%           4.18%          4.61%          4.41%
                                               ======================================================================
Allowance for loan losses as a percentage
  of nonperforming loans ....................    121.53%          45.56%          37.76%         34.59%         33.71%
                                               ======================================================================
Allowances for loan and OREO losses as a
  percentage of nonperforming assets ........    104.57%          34.79%          27.71%         29.90%         28.67%
                                               ======================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


                Allowances for losses on the loan portfolio increased by $1 .7 million in 1995, as $2.2 million was charged off and $1.5 million was recovered, primarily on consumer mortgages and installment loans. Provisions for loan losses of $2.4 million were recorded in 1995.
        The Company believes that its reserve positions for possible credit losses continue to be adequate.

                The following table sets forth an analysis of the Company's allowance for loan losses:

                                                                       Year Ended December 31
                                                   ------------------------------------------------------------------
                                                   1995           1994            1993           1992           1991
---------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Balance at beginning of period .............     $8,199         $11,420         $15,461        $18,693        $18,315
Charge-offs:
  Single family ............................        169             110           1,111            311            117
  Income-producing property ................      1,019           3,109           2,584          2,180          8,936
  Commercial ...............................        --              --             --             --             --
  Installment ..............................        999             773             681          1,000          1,555
                                                 --------------------------------------------------------------------
                                                  2,187           3,992           4,376          3,491         10,608
Recoveries:
  Single family ............................        917               9            --             --              280
  Income-producing property ................        245             300               8              3            365
  Commercial ...............................        --              --             --             --             --
  Installment ..............................        357             362             327            256            191
                                                 --------------------------------------------------------------------
                                                  1,519             671             335            259            836
                                                 --------------------------------------------------------------------

Net charge-offs ............................        668           3,321           4,041          3,232          9,772
Provision charged to operations ............      2,400             100            --             --           10,150
                                                 --------------------------------------------------------------------
Balance at end of period ...................     $9,931         $ 8,199         $11,420        $15,461        $18,693
                                                 ====================================================================
Net charge-offs as a percentage
  of average loans .........................       0.08%           0.44%           0.61%          0.44%          0.99%
                                                 ====================================================================
Allowance for loan losses as a percentage
  of total loans ...........................       1.06%           1.01%           1.79%          2.14%          2.16%
                                                 ====================================================================

                At the end of 1995, loan loss reserves totaled $9.9 million, with the majority of the allowance allocated to the income-producing property category.

                The following table summarizes the allocation of the loan loss allowance among the Company's assets in each of the past five years.

                                                                 December 31
                              ---------------------------------------------------------------------------------------------------
                                         1995                                 1994                           1993
                              ---------------------------------------------------------------------------------------------------
                                                   Percent Of                         Percent Of                     Percent Of
                              Amount            Loans To Total         Amount       Loans To Total     Amount      Loans To Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Single family .............  $ 1,020                   62%           $    663            62%        $   279            57%
Income-producing property .    6,115                   12               6,423            17           9,617            22
Commercial ................      400                    1                  --            --              --            --
Installment ...............    2,396                   25               1,113            21           1,524            21
                            -----------------------------------------------------------------------------------------------------
                             $ 9,931                  100%           $  8,199           100%        $11,420           100%
                            =====================================================================================================

                                           1992                                  1991
                              ----------------------------------------------------------------
                                               Percent of                         Percent of
                              Amount         loans to total            Amount   loans to total
                              ----------------------------------------------------------------
Single family .............   $   230                  60%            $   130             62%
Income-producing property .    13,353                  24              16,590             25
Commercial ................        --                  --                  --             --
Installment ...............     1,878                  16               1,973             13
                             -----------------------------------------------------------------
                              $15,461                 100%            $18,693            100%
                             =================================================================

        D&N's carrying balance for OREO, stated net of reserves, decreased from $6.2 million at the end of 1994 to $1.3 million at the end of 1995, a reduction of 78.7%. This significant decrease reflects the Company's continuing progress to resolve its troubled commercial real estate loan portfolio.

Asset/Liability Management

        The Company's objective for the management of assets and liabilities is to achieve and maintain adequate and stable levels of both net interest income and market value for the Company's net assets. The level of net interest income is enhanced by prudently assuming credit, liquidity and interest rate risks and by striving to keep nonearning asset balances to a minimum. Net interest income and market value of portfolio equity (MVPE) stability may be achieved across various interest rate scenarios by properly matching maturity structures of assets and liabilities and, when appropriate, employing hedging instruments.

        The Company employs various tools, including gap analysis, duration analysis and simulation analysis, to assess the sensitivities of its net interest income and MVPE to changes in interest rates. D&N's cumulative gap analysis for December 31, 1995 is presented in the following table:


                                                     Maturity/Rate Sensitivity
                                 ------------------------------------------------------------------------------
                                  0 to 3 Months   4 to 12 Months     1 to 5 Years    Over 5 Years     Total
---------------------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
Interest-earning assets:
  Investments and deposits .......    $  39,631    $   33,828          $    --       $  19,774    $    93,233
  Mortgage-backed securities .....       13,944        56,023             46,819         3,110        119,896
  Loans receivable ...............      221,882       286,989            348,015        78,754        935,640
                                     ------------------------------------------------------------------------
                                        275,457       376,840            394,834       101,638      1,148,769
                                     ------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits .......................      317,865       323,894            212,963        31,716        886,438
  FHLB advances and other
    borrowed money ...............      185,435         1,304             28,490         1,003        216,232
                                     ------------------------------------------------------------------------
                                        503,300       325,198            241,453        32,719      1,102,670
                                     ------------------------------------------------------------------------

Interest-earning assets minus
  interest-bearing liabilities (gap)  $(227,843)    $  51,642          $ 153,381     $  68,919    $    46,099
                                     ========================================================================
Cumulative gap ...................    $(227,843)    $(176,201)         $ (22,820)    $  46,099
                                     =========================================================
Cumulative gap as a percent of
  total assets ...................       (19.20)%      (14.85)%            (1.92)%        3.88%
                                     =========================================================


        The preceding table sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1995. The Company's interest rate sensitivity "gap" is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. One-to-four family fixed-rate mortgage loans are assumed to prepay at an annual rate of 17% for the first five years and from 12% to 17% per year during the subsequent periods, depending on the stated interest rate. Adjustable rate mortgage loans are assumed to prepay at a rate of 12% per year. Second mortgage loans and all other loans are assumed to prepay at annual rates of 15% and 17%, respectively. Savings and money market deposit accounts are assumed to reprice within the first year.
        With a cumulative one year GAP of -14.9%, the Company's balance sheet is somewhat liability sensitive. At year end, however, 51.6% of the Bank's loan portfolio and 45.8% of total interest-earning assets carried variable or adjustable interest rates, mitigating much of the Company's exposure to rising interest rates.
        In the past, D&N has relied on both assets and off-balance sheet hedges to control its interest rate risk, but as its synthetic hedge instruments have matured, the Company has utilized more traditional methods of asset/liability management to support its community banking strategy. Notably, the last of D&N's long-term interest rate exchange agreements matured in 1995, and the Company has no plans to employ such instruments again in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION (CONTINUED)

Regulatory Environment
     In May 1991, the Company and the Bank entered into respective voluntary cease and desist orders with the OTS. Pursuant to the orders, the operations of the Bank and the Company were significantly restricted, and the Company was required to evaluate the desirability of marketing the Bank to a potential acquirer or merger partner. The OTS notified the Bank and Company in connection with its October 1992 regulatory examination, that the Bank and Company are in substantial compliance with the requirements of the voluntary cease and desist orders.
     In March 1993, the OTS agreed to modify the voluntary orders in order to eliminate the requirement that the Company evaluate the desirability of selling the Bank, to eliminate a number of policy and procedural requirements which had been satisfied, and to permit the Bank to engage in a limited amount of commercial real estate lending.
     In October 1994, the OTS removed the voluntary orders entirely and since that time, neither the Bank nor the Company have operated under more than normal levels of regulatory scrutiny.

New Accounting Pronouncement
     In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation." Under the provisions of SFAS 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans based on the fair value of awards, as defined by SFAS 123. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and earnings per share effects, based on the fair value methodology, in the notes to financial statements. The Company will implement the requirements of SFAS 123 in 1996 and will only adopt the disclosure provisions of this statement; accordingly, this statement will have no impact on financial position or results of operations when adopted.

CONSOLIDATED STATEMENTS OF CONDITION
D&N Financial Corporation


                                                                                                   December 31
                                                                                           --------------------------
                                                                                               1995           1994
                                                                                           --------------------------
                                                                                                 (In thousands)
ASSETS
  Cash and due from banks...........................................................       $    8,923      $    9,174
  Interest-bearing deposits in other banks..........................................            6,636          18,950
                                                                                           --------------------------
        Total cash and cash equivalents.............................................           15,559          28,124
  Investment securities
     (market value of $47,062,000 in 1995 and $19,775,000 in 1994)..................           46,925          19,775
  Investment securities available for sale (at market value)........................           40,899          61,536
  Mortgage-backed securities
     (market value of $69,447,000 in 1995 and $77,153,000 in 1994)..................           68,434          79,616
  Mortgage-backed securities available for sale (at market value)...................           55,041          67,030
  Loans receivable (including net loans held for sale of $21,610,000 in 1995) ......          941,119         809,447
  Allowance for loan losses ........................................................           (9,931)         (8,199)
                                                                                           --------------------------
        Net loans receivable .......................................................          931,188         801,248
  Other real estate owned, net .....................................................            1,319           6,190
  Federal income taxes .............................................................            5,380           4,505
  Office properties and equipment, net .............................................           14,738          14,223
  Excess of cost over net assets of association acquired ...........................               --             384
  Other assets......................................................................            7,178           6,062
                                                                                           --------------------------
                                                                                           $1,186,661      $1,088,693
                                                                                           ==========================
LIABILITIES
  Checking and NOW accounts ........................................................       $   91,621      $   91,484
  Money market accounts ............................................................           85,287          94,543
  Savings deposits .................................................................          145,241         125,399
  Time deposits ....................................................................          564,289         471,392
  Accrued interest .................................................................            1,431           1,257
                                                                                           --------------------------
        Total deposits .............................................................          887,869         784,075
  Securities sold under agreements to repurchase ...................................               --          28,627
  FHLB advances and other borrowed money ...........................................          216,232         198,230
  Advance payments by borrowers and investors held in escrow .......................           11,093          15,288
  Other liabilities                                                                             5,756           9,850
                                                                                           --------------------------
        Total liabilities ..........................................................        1,120,950       1,036,070
STOCKHOLDERS' EQUITY
  Preferred stock (1,000,000 shares authorized; none issued) .......................               --              --
  Common stock, $.01 par value per share (shares authorized -
    10,000,000; shares outstanding - 6,797,680 in 1995
    and 6,742,329 in 1994) .........................................................               68              67
  Additional paid-in capital .......................................................           48,283          47,987
                                                                                           --------------------------
        Total paid-in capital ......................................................           48,351          48,054
  Retained earnings - substantially restricted .....................................           16,046           5,906
  Less cost of treasury stock (21,456 shares in 1995 and 1994) .....................             (213)           (213)
  Unrealized holding gains (losses) on securities available for sale,
   net of income taxes of $822,000 in 1995 .........................................            1,527          (1,124)
                                                                                           --------------------------
        Total stockholders' equity .................................................           65,711          52,623
                                                                                           --------------------------
                                                                                           $1,186,661      $1,088,693
                                                                                           ==========================


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
D&N Financial Corporation

                                                                                              Year Ended December 31
                                                                                    -------------------------------------------
                                                                                      1995             1994             1993
                                                                                    -------------------------------------------
                                                                                         (In thousands, except per share)
INTEREST INCOME:
  Loans .........................................................................   $70,815           $56,634          $ 57,278
  Mortgage-backed securities ....................................................    10,314             7,610            12,649
  Investments and deposits ......................................................     6,792             4,883             7,728
                                                                                    -------------------------------------------
        Total interest income ...................................................    87,921            69,127            77,655

INTEREST EXPENSE:
  Deposits ......................................................................    36,913            28,494            32,478
  Securities sold under agreements to repurchase ................................     1,450               808                 1
  FHLB advances and other borrowed money ........................................    13,405             7,399             9,737
  Interest rate instruments .....................................................     2,521             9,812            15,309
                                                                                    -------------------------------------------
        Total interest expense ..................................................    54,289            46,513            57,525
                                                                                    -------------------------------------------
        Net interest income .....................................................    33,632            22,614            20,130
Provision for loan losses .......................................................     2,400               100                --
                                                                                    -------------------------------------------
        Net interest income after provision for loan losses .....................    31,232            22,514            20,130

NONINTEREST INCOME (LOSS):
  Loan servicing and administrative fees, net ...................................     1,860             2,208               637
  Writedown of purchased loan servicing rights ..................................        --                --           (14,628)
  Deposit related fees ..........................................................     3,147             3,098             3,002
  Gain (loss) on loans held for sale ............................................       882               227               777
  Other income  .................................................................       166             1,129               552
                                                                                    -------------------------------------------
                                                                                      6,055             6,662            (9,660)
  Gain (loss) on investment securities ..........................................      (120)             (221)              472
  Gain (loss) on loans and mortgage-backed securities ...........................       899               843           (13,005)
  Gain on sale of loan servicing rights .........................................        --               140               475
                                                                                    -------------------------------------------
        Total noninterest income (loss) .........................................     6,834             7,424           (21,718)

NONINTEREST EXPENSE:
  Compensation and benefits .....................................................    15,199            14,073            13,031
  Occupancy .....................................................................     2,256             1,971             2,027
  Other expense .................................................................    10,522             9,928            12,331
                                                                                    -------------------------------------------
     General and administrative expense .........................................    27,977            25,972            27,389
  Other real estate owned, net ..................................................      (999)           (2,136)            3,277
  Amortization of intangibles ...................................................       370               448               777
  Federal deposit insurance premiums ............................................     2,353             2,563             2,217
                                                                                    -------------------------------------------
     Total noninterest expense ..................................................    29,701            26,847            33,660
                                                                                    -------------------------------------------
     Income (loss) before income tax expense (credit) ...........................     8,365             3,091           (35,248)
Federal income tax expense (credit)  ............................................    (1,775)               --            (3,803)
                                                                                    -------------------------------------------
  Income (loss) before extraordinary item and cumulative
     effect of changes in accounting principles .................................    10,140             3,091           (31,445)
Extraordinary item-prepayment penalty for early
  repayment of FHLB advances, net of tax ........................................        --                --            (1,921)
Cumulative effect of change in accounting for goodwill ..........................        --                --           (34,754)
Cumulative effect of change in accounting for income taxes ......................        --                --             1,100
                                                                                    -------------------------------------------
     Net income (loss)  .........................................................   $10,140           $ 3,091          $(67,020)
                                                                                    ===========================================

EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE:
  Income (loss) before extraordinary item and cumulative
     effect of changes in accounting principles .................................   $  1.45           $  0.46          $  (8.44)
  Extraordinary item ............................................................        --                --             (0.52)
  Cumulative effect of change in accounting for goodwill ........................        --                --             (9.33)
  Cumulative effect of change in accounting for income taxes ....................        --                --              0.29
                                                                                    -------------------------------------------
     Net income (loss) ..........................................................   $  1.45           $  0.46          $ (18.00)
                                                                                    ===========================================

CONSOLIDATED STATEMENTS OF OPERATIONS CONTINUED
D&N FINANCIAL CORPORATION




                                                                                             Year Ended December 31
                                                                                         -----------------------------------
                                                                                          1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------
                                                                                          (In thousands, except per share)
EARNINGS PER COMMON SHARE - ASSUMING FULL DILUTION:
  Income (loss) before extraordinary item and cumulative
   effect of changes in accounting principles ..................................         $1.40          $0.46        $(8.44)
  Extraordinary item ...........................................................            --             --         (0.52)
  Cumulative effect of change in accounting for goodwill .......................            --             --         (9.33)
  Cumulative effect of change in accounting for income taxes ...................            --             --          0.29
                                                                                         ----------------------------------
       Net income (loss) .......................................................         $1.40          $0.46       $(18.00)
                                                                                         ==================================

PRO FORMA AMOUNTS ASSUMING THE NEW GOODWILL
  AMORTIZATION METHOD IS APPLIED RETROACTIVELY:
   Income (loss) before extraordinary item and cumulative
       effect of changes in accounting principles ..............................                                   $(31,445)
   Earnings (loss) per common share ............................................                                   $  (8.44)
   Net income (loss) ...........................................................                                   $(32,266)
   Earnings (loss) per common share ............................................                                   $  (8.67)

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
D&N FINANCIAL CORPORATION

                                                                                                       Unrealized
                                                                                                        Holding
                                                                                                     Gains(Losses)
                                                          Additional                                  on Securities    Total
                                              Common        Paid-In     Retained       Treasury         Available   Stockholders'
                                              Stock         Capital     Earnings         Stock          For Sale       Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                         (In thousands)
Balance December 31, 1992 ................  $   37          $27,111    $ 69,835         $(213)      $     --       $ 96,770
 Net loss ................................      --               --     (67,020)           --             --        (67,020)
 Issuance of common stock -
   3,011,065 shares ......................      30           20,866          --            --             --         20,896
 Cumulative effect of change in
   accounting for debt and equity
   securities available for sale .........      --               --          --            --            808            808
                                            -------------------------------------------------------------------------------
Balance December 31, 1993 ................      67           47,977       2,815          (213)           808         51,454
 Net income ..............................      --               --       3,091            --            --           3,091
 Issuance of common stock upon
   exercise of stock options and
   warrants-1,390 shares .................      --               10          --            --            --              10
 Change in value of securities
   available for sale ....................      --               --          --            --        (1,932)         (1,932)
                                            -------------------------------------------------------------------------------
Balance December 31, 1994 ................      67           47,987       5,906          (213)       (1,124)         52,623
 Net income ..............................      --               --      10,140            --            --          10,140
 Issuance of common stock upon
   exercise of stock options
   and warrants - 55,351
   shares ................................       1              340          --            --            --             341
 Purchase of 10,000 stock
   warrants ..............................      --              (44)         --            --            --             (44)
 Change in value of
   securities available for sale .........      --               --          --            --         2,651           2,651
                                            -------------------------------------------------------------------------------
Balance December 31, 1995 ................  $   68          $48,283    $ 16,046         $(213)      $ 1,527        $ 65,711
                                            ===============================================================================


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
D&N Financial Corporation


                                                                                                  Year Ended December 31
                                                                                           ------------------------------------
                                                                                              1995         1994         1993
                                                                                           ------------------------------------
                                                                                                       (In thousands)
OPERATING ACTIVITIES
  Net income (loss) ...................................................................    $   10,140   $    3,091    $ (67,020)
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Extraordinary item ...............................................................            --           --        1,921
     Cumulative effect of changes in accounting principles ............................            --           --       33,654
     Provision for loan losses ........................................................         2,400          100           --
     Provision for losses on other real estate owned ..................................            --           --        3,467
     Depreciation and amortization of office properties and equipment .................         1,838        1,837        2,142
     Amortization of net premiums (discounts) on purchased loans and securities .......        (2,305)       1,132         (621)
     Originations and purchases of loans held for sale ................................       (91,203)     (15,432)    (101,442)
     Proceeds from sales of loans held for sale .......................................        75,928       48,181      108,396
     Investment security (gains) losses ...............................................           120          221        (472)
     (Gain) loss on loans and mortgage-backed securities ..............................          (899)        (843)      13,005
     Gain on sale of loan servicing rights ............................................            --         (140)        (475)
     Amortization and writedowns of mortgage servicing rights .........................           476        1,754       19,381
     Other ............................................................................        (7,928)       2,581        9,475
                                                                                           ------------------------------------
        Net cash provided (used) by operating activities ..............................       (11,433)      42,482       21,411

INVESTING ACTIVITIES
  Proceeds from sales of investment securities available for sale .....................        10,070       20,779       31,470
  Proceeds from maturities of investment securities ...................................        27,000      136,024      497,868
  Purchases of investment securities to be held to maturity ...........................       (42,662)    (124,441)    (520,999)
  Proceeds from sales of mortgage-backed securities available for sale ................         4,145       52,348      131,041
  Principal collected on mortgage-backed securities ...................................        21,649       38,519       87,295
  Mortgage-backed securities purchased ................................................            --      (66,922)    (107,975)
  Proceeds from sales of loans ........................................................        33,535           --           --
  Loans purchased .....................................................................       (99,917)    (184,962)     (65,333)
  Net change in loans receivable ......................................................       (46,361)     (24,779)      79,095
  (Increase) decrease in other real estate owned ......................................         4,871        6,472       (2,036)
  Proceeds from sales of loan servicing rights ........................................            --        7,288          475
  Purchases of office properties and equipment ........................................        (2,333)        (776)      (1,701)
                                                                                           ------------------------------------
        Net cash provided (used) by investing activities ..............................       (90,003)    (140,450)     129,200

FINANCING ACTIVITIES
  Net change in time deposits .........................................................        92,897        4,265      (70,170)
  Net change in other deposits ........................................................        10,723      (30,935)         410
  Proceeds from notes payable, securities sold under agreements .......................
     to repurchase and other borrowed money ...........................................       203,000      255,627       78,075
  Payments on maturity of notes payable, securities sold under ........................
     agreements to repurchase and other borrowed money ................................      (213,851)    (130,652)    (153,282)
  Net change in advance payments by borrowers and investors held in escrow ............        (4,195)     (51,731)      21,963
  Purchase of stock warrants ..........................................................           (44)          --           --
  Proceeds from issuance of stock .....................................................           341          010       20,896
                                                                                           ------------------------------------
        Net cash provided (used) by financing activities ..............................        88,871       46,584     (102,108)
                                                                                           ------------------------------------
        Increase (decrease) in cash and cash equivalents ..............................       (12,565)     (51,384)      48,503
Cash and cash equivalents at beginning of year ........................................        28,124       79,508       31,005
                                                                                           ------------------------------------
        Cash and cash equivalents at end of year ......................................    $   15,559   $   28,124    $  79,508
                                                                                           ====================================
Supplemental disclosures of cash flow information:
  Interest paid .......................................................................    $   58,489   $   48,605    $  62,798
  Income taxes paid (refunded) ........................................................    $      320   $   (4,771)   $  (5,551)
Noncash investing activities:
  Transfer of loans to other real estate owned ........................................    $    1,936   $    2,861    $   9,380
  Loans to facilitate sale of other real estate owned .................................    $       --   $      782    $   2,371


See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
D&N Financial Corporation, December 31, 1995

NOTE A:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     D&N Financial Corporation ("the Company") is a financial services holding company whose sole subsidiary is D&N Bank ("the Bank"), a federally-chartered stock savings bank. D&N Financial Corporation's primary business is the delivery of retail financial services to consumers and businesses through its network of 45 community banking and financial services offices in Michigan and Wisconsin.
     Principles of Consolidation: The consolidated financial statements include the accounts and transactions of the Company and the Bank and the Bank's wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.
     Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     Cash and Cash Equivalents: Cash and cash equivalents represent short-term, highly liquid investments with original maturities of three months or less and include cash, demand deposits in other banks and interest-bearing deposits in other banks.
     Investment Classifications: In May 1993, the Financial Accounting Standards Board issued SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Under SFAS 115, the accounting for securities depends on the classification of such securities as either held to maturity (amortized cost), trading (fair value, with unrealized gains and losses reported in income), or available for sale (fair value, with unrealized gains and losses reported directly in equity, net of taxes). As permitted under SFAS 115, the Company elected to adopt the provisions of the new standard as of December 31, 1993. In accordance with SFAS 115, prior period financial statements were not restated to reflect the change in accounting principle. There was no cumulative effect of adopting SFAS 115 to 1993 results of operations. The December 31, 1993 balance of stockholders' equity was increased by $808,000 (net of $417,000 in deferred income taxes) to reflect the net unrealized holding gain on securities classified as available for sale previously carried at amortized cost.
     Investment and Mortgage-Backed Securities: Investment and mortgage-backed securities which the Company has the intent and ability to hold until maturity are stated at cost. Investment and mortgage-backed securities available for sale are carried at fair value. Fair value adjustments are included in stockholders' equity. Gains or losses realized on the sale of investment and mortgage-backed securities are determined by the specific identification method and are included in securities gains (losses). Interest income is adjusted by the level-yield method for amortization of premiums and accretion of discounts.
     Mortgage Derivative Products: Mortgage derivative products (interest only certificates) available for sale are recorded at fair value. Fair value adjustments are included in stockholders' equity. Mortgage derivative products are classified on the Statement of Condition with mortgage-backed securities.
     Management evaluates each mortgage derivative product investment separately to determine whether expected future discounted cash flows, using a risk-free rate of return, are adequate to recover the recorded investment balance. If the recorded investment balance is greater than the discounted estimated future cash flows, the investment balance is written down to fair value by a charge to income. Writedowns establish a new cost basis, which then is used for purposes of calculating effective yields in subsequent periods.
     Allowance for Loan Losses: The Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118, as of January 1, 1994. Under this standard, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS 114 did not result in any additional provision for loan losses as of January 1, 1994.
     The allowance for possible losses on loans is maintained at a level believed adequate by management to absorb potential losses from impaired loans as well as losses from the remainder of the portfolio. Management's determination of the level of the allowance is based upon evaluation of the portfolio, past experience, current economic conditions, size and composition of the portfolio, collateral location and values, cash flow positions, industry concentrations, delinquencies and other relevant factors.
     Mortgage Loans Held for Sale: The Bank enters into commitments to originate and does originate mortgage loans for sale to investors and in the secondary market.
     Loans held for sale are carried at the lower of cost or market value, determined on an aggregate basis. Commitment fees are amortized either over the commitment period or the combined commitment and loan period depending upon the probability of performance under the commitment.
     Interest on Loans:  Interest on loans is credited to income when earned.
An allowance for interest on loans is provided when management considers the collection of these loans doubtful, and the accrual of interest is suspended for loans that pass more than 90 days past due.
     Loan Fees: Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yields using the level-yield method.
     Other Real Estate Owned: Real estate acquired through foreclosure and similar proceedings is recorded at the lower of the related loan balance or estimated fair value of the property at the acquisition date. Subsequent to the acquisition date, properties are carried at no more than their fair value, less cost to sell. Operating expenses of such properties, net of any income, are charged to expense.
     Depreciation: Provisions for depreciation are computed using the straight-line method over the estimated useful lives of office properties and equipment.
     Excess of Cost Over Net Assets of Association Acquired: The excess of cost over net assets of the association acquired ("goodwill") arose from a business combination which has been accounted for using the purchase method. Effective January 1, 1993, the Company adopted SFAS 72, "Accounting for
Certain Acquisitions of Banking or Thrift Institutions", which changed the accounting method used to amortize goodwill. Management believes this is a preferable accounting method. Previously, goodwill was amortized by the straight-line method over a 25-year period. Under the new method, goodwill is amortized using the interest method over the estimated remaining lives of the long-term interest-bearing assets acquired. The Company continually evaluates the period of amortization to determine if events and circumstances warrant revised estimates of the useful lives. The effect of the change in 1993 was to decrease the loss before extraordinary item by $1,160,000, or $0.31 per share. The cumulative effect of this change was a charge to income of $34,754,000. The pro forma amounts shown on the Statement of Operations have been adjusted for the effect of retroactive application on goodwill amortization.
     Securities Sold Under Agreements to Repurchase: The Company enters into sales of investment and mortgage-backed securities under agreements to repurchase the same or substantially identical securities. The agreements are short-term and are accounted for as secured borrowings. The obligations to repurchase securities sold are reflected as a liability in the Statement of Condition, and the securities which collateralize the agreements are reflected in the corresponding asset accounts.

     Interest Rate Instruments: Interest rate instruments are used to adjust the maturity structure of liabilities and assets to manage the Company's exposure to fluctuating interest rates. These instruments include interest rate exchange agreements and interest rate floors and caps. These instruments are used only to hedge specifically identified assets and liabilities and not for speculative purposes. Fees associated with swaps, floors and caps are amortized to expense on a straight-line basis over the lives of the agreements. Gains or losses upon termination of these instruments are deferred and amortized over the shorter of the remaining term to maturity of the related hedged asset or liability or the remaining life of the instrument. Interest paid or received associated with interest rate swap, floor or cap agreements, is reflected as a component of net interest margin.
     Mortgage Servicing Rights: The Company services mortgage loans for investors. Fees earned for and in connection with this activity are recognized as income when the related mortgage payments are received. Mortgage servicing costs are charged to expense as incurred.
     In May 1995, the Financial Accounting Standards Board issued SFAS 122, "Accounting for Mortgage Servicing Rights," which requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. As the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, it must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The capitalized cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income (servicing revenue in excess of servicing costs).
     Capitalized mortgage servicing rights are periodically assessed for impairment based on the fair value of those rights calculated on a discounted basis. This assessment is performed on a disaggregate basis, stratified by mortgage type, term and rate. Identified impairments are recognized through a valuation allowance.
     As permitted by SFAS 122, the Company adopted the provisions of the Statement effective July 1, 1995. The effect of adopting SFAS 122 was to increase net income for the year ended December 31, 1995 by $621,000 or $0.09 per share.
     Income Taxes: Effective January 1, 1993, the Company adopted SFAS 109, "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred income taxes result from temporary differences between the tax bases of assets and liabilities and the bases reported in the consolidated financial statements and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect of the change on income from operations for the year ended December 31, 1993, was not material. However, the cumulative effect of the change on periods prior to January 1, 1993, increased 1993 net income by $1,100,000, or $0.29 per share.
     Per Share Data: Per share amounts are based on the weighted average number of shares outstanding during the year. For 1995, 1994 and 1993 there were 7,019,075, 6,720,011 and 3,724,264 average shares outstanding, respectively, used in computing primary earnings per share. For 1995, 1994 and 1993 there were 7,232,517, 6,720,011 and 3,724,264 average shares outstanding, respectively, used in computing fully diluted earnings per share.
     Reclassifications: Certain amounts in previously issued consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE B:  RESTRICTIONS ON CASH AND NONINTEREST-BEARING BALANCES
     The Company is required to maintain reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the year ended December 31, 1995 was $491,000, with no reserve balance required at year-end. The average amount of those reserve balances for the year ended December 31, 1994 was $587,000, with no reserve balance required at year-end.

                                    NOTE C:  INVESTMENT SECURITIES
                           Investment securities consisted of the following:

                                                                                        December 31
                                                            ---------------------------------------------------------------------
                                                                       1995                                      1994
                                                            ---------------------------------------------------------------------
                                                             Book            Market                Book                  Market
                                                            Value            Value                Value                  Value
---------------------------------------------------------------------------------------------------------------------------------
                                                                                       (In thousands)
U.S. Treasury .....................................         $27,151          $27,288            $    --                $    --
Investment in Federal Home Loan Bank stock ........          19,745           19,745             19,745                 19,745
Other equity securities ...........................              29               29                 30                     30
                                                            ---------------------------------------------------------------------
   Held to maturity ...............................          46,925           47,062             19,775                 19,775
U.S. Treasury .....................................          40,655           40,899             61,979                 61,536
Valuation allowance ...............................             244               --               (443)                    --
                                                            ---------------------------------------------------------------------
   Available for sale .............................          40,899           40,899             61,536                 61,536
                                                            ---------------------------------------------------------------------
                                                            $87,824          $87,961            $81,311                $81,311
                                                            =====================================================================

                           An analysis of gross unrealized gains and losses is as follows:

                                                              December 31
                                           -------------------------------------------------------
                                                      1995                         1994
                                           -------------------------------------------------------
                                              Gross        Gross           Gross         Gross
                                           Unrealized    Unrealized      Unrealized    Unrealized
                                              Gains        Losses          Gains          Losses
--------------------------------------------------------------------------------------------------
                                                                (In thousands)
Held to maturity
     U. S. Treasury
     Equity securities ..................     $ 137       $   --        $   --         $   --
                                              ----------------------------------------------------
                                                137           --            --             --
Available for sale
     U.S. Treasury ......................       244           --             7           (450)
                                              ----------------------------------------------------
                                              $ 381       $   --        $    7         $ (450)
                                              ====================================================

                The book value and market value of debt securities at December 31, 1995, by contractual maturity, were as follows:

                                                               Less than one year                Greater than one year
                                                     --------------------------------------------------------------------
                                                      Book           Market       Average       Book     Market   Average
                                                     Value           Value         Yield       Value     Value     Yield
-------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
U.S. Treasury held to maturity ................     $ 27,151        $ 27,288        6.72%    $   --   $   --        --%
U.S. Treasury available for sale ..............       40,655          40,899        7.12         --       --        --
                                                    ---------------------------------------------------------------------
                                                    $ 67,806        $ 68,187        6.96%    $   --   $   --        --%
                                                    =====================================================================

                Proceeds from sales of debt securities available for sale during 1995 were $10,070,000. Gross losses of $120,000 were realized on those sales. Proceeds from sales of debt securities available for sale during 1994 were $20,779,000. Gross losses of $221,000 were realized on those sales. Proceeds from sales of debt securities during 1993 were $31,470,000. Gross gains of $472,000 were realized on those sales.

NOTE D:  MORTGAGE-BACKED SECURITIES
Mortgage-backed securities consisted of the following:

                                                                             December 31
                                                        --------------------------------------------------------
                                                                1995                            1994
                                                        --------------------------------------------------------
                                                         Book            Market           Book          Market
                                                         Value           Value           Value          Value
                                                        --------------------------------------------------------
                                                                            (In thousands)
Government agency securities ....................       $ 12,149        $ 12,451        $ 14,643        $ 14,149
Collateralized mortgage obligations .............         56,052          56,368          65,109          62,256
Accrued interest receivable .....................            628             628             748             748
Net discounts ...................................           (395)             --            (884)             --
                                                        --------------------------------------------------------
  Held to maturity ..............................         68,434          69,447          79,616          77,153
Government agency securities ....................         28,324          29,135          37,901          36,402
Collateralized mortgage obligations .............         22,810          23,110          27,374          26,363
Interest-only certificates ......................            984           2,400           1,644           3,819
Accrued interest receivable .....................            396             396             446             446
Net premiums ....................................            421              --             346              --
Valuation allowances ............................          2,106              --            (681)             --
                                                        --------------------------------------------------------
  Available for sale.............................         55,041          55,041          67,030          67,030
                                                        --------------------------------------------------------
                                                        $123,475        $124,488        $146,646        $144,183
                                                        ========================================================

     Mortgage-backed securities with a carrying value of $22,967,000 are pledged as collateral for FHLB advances and other borrowings.



An analysis of gross unrealized gains and losses is as follows:

                                                                           December 31
                                                        --------------------------------------------------------
                                                                 1995                          1994
                                                        --------------------------------------------------------
                                                          Gross         Gross             Gross        Gross
                                                        Unrealized    Unrealized        Unrealized   Unrealized
                                                          Gains         Losses             Gains       Losses
                                                        --------------------------------------------------------
                                                                            (In thousands)
Government agency securities ....................       $    302      $   --            $      --       $   (494)
Collateralized mortgage obligations .............            711          --                   --         (1,969)
                                                        --------------------------------------------------------
  Held to maturity .............................           1,013          --                   --         (2,463)
Government agency securities ...................             425           (16)               214         (2,017)
Collateralized mortgage obligations ............             314           (33)                --         (1,053)
Interest-only certificates .....................           1,416          --                2,175             --
                                                        --------------------------------------------------------
  Available for sale ...........................           2,155           (49)             2,389         (3,070)
                                                        --------------------------------------------------------
                                                        $  3,168      $    (49)         $   2,389       $ (5,533)
                                                        ========================================================

                The book value and market value of mortgage-backed securities at December 31, 1995, by contractual maturity, were as follows:


                                                              Held to Maturity                        Available for Sale
                                                    ----------------------------------------------------------------------------
                                                                               Average                                  Average
                                                    Book Value   Market Value   Yield     Book Value     Market Value    Yield
                                                    ----------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Government agency securities
   Less than one year ........................      $    --       $    --          --%      $    --       $    --          --%
   One to five years .........................           --            --          --            --            --          --
   Five to ten years .........................        2,340         2,355        6.77            --            --          --
   After ten years ...........................        9,809        10,096        8.02        28,726        29,135        7.37
                                                    ----------------------------------------------------------------------------
                                                     12,149        12,451        7.77        28,726        29,135        7.37
Collateralized mortgage obligations
   Less than one year ........................       48,790        49,370        7.31         9,210         9,238        7.13
   One to five years .........................        6,867         6,998        8.74         4,738         4,712        6.51
   Five to ten years .........................           --            --          --            --            --          --
   After ten years ...........................           --            --          --         8,881         9,160        7.36
                                                    ----------------------------------------------------------------------------
                                                     55,657        56,368        7.49        22,829        23,110        7.09
Interest-only certificates
   Less than one year ........................           --            --          --            --            --          --
   One to five years .........................           --            --          --            --            --          --
   Five to ten years .........................           --            --          --           009           021       77.40
   After ten years ...........................           --            --          --           975         2,379       70.05
                                                    ----------------------------------------------------------------------------
                                                         --            --          --           984         2,400       70.12
                                                    ----------------------------------------------------------------------------
                                                    $67,806       $68,819       7.54%       $52,539       $54,645        8.42%
                                                    ============================================================================


                The aggregate book value and aggregate market value of the securities of any one issuer, other than U.S. Government securities, did not exceed 10% of stockholders' equity.
                Proceeds from sales of mortgage-backed securities available for sale during 1995 were $4,145,000. Gross gains of $267,000 were realized on those sales. Proceeds from sales of mortgage-backed securities available for sale during 1994 were $52,348,000. Gross gains of $865,000 and gross losses of $22,000 were realized on those sales. Proceeds from sales of mortgage-backed securities during 1993 were $131,041,000. Gross gains of $5,424,000 were realized on those sales.

           NOTE E:  LOANS RECEIVABLE
                      The carrying amounts and fair values of loans receivable consisted of the following:

                                                                               December 31
                                                         -----------------------------------------------------------------
                                                                    1995                                  1994
                                                         -----------------------------------------------------------------
                                                          Carrying            Fair            Carrying             Fair
                                                           Amount             Value            Amount              Value
                                                         -----------------------------------------------------------------
                                                                                     (In thousands)
Single family ................................           $551,767           $549,379           $503,158           $481,170
Single family held for sale ..................             21,713             21,963                 --                 --
Income-producing property ....................             88,491             79,985            114,395            102,146
Construction .................................             40,882             37,160             19,772             19,385
Installment ..................................            237,810            235,494            169,797            164,485
Commercial ...................................              7,717              7,298              4,748              4,294
Accrued interest receivable ..................              5,479              5,479              4,495              4,495
                                                         -----------------------------------------------------------------
                                                          953,859            936,758            816,365            775,975
Less:
   Discounts (premiums) on purchased loans ...             (1,709)                --                999                 --
   Allowance for loan losses .................              9,931                 --              8,199                 --
   Undisbursed portion of loan proceeds ......             13,198                 --              4,213                 --
   Deferred income ...........................              1,251                 --              1,706                 --
                                                         -----------------------------------------------------------------
                                                         $931,188           $936,758           $801,248           $775,975
                                                         =================================================================

     Changes in the allowance for loan losses are summarized as follows:


                                                                  1995              1994               1993
                                                                 --------------------------------------------
                                                                             (In thousands)
Balance at beginning of year ................................    $8,199            $11,420            $15,461
Provision for loan losses ...................................     2,400                100                 --
Net charge-offs .............................................      (668)            (3,321)            (4,041)
                                                                 --------------------------------------------
Balance at end of year ......................................    $9,931            $ 8,199            $11,420
                                                                 ============================================


     Changes in capitalized mortgage servicing rights are summarized as follows:


                                                                   1995              1994              1993
                                                                 --------------------------------------------
                                                                                (In thousands)
Balance at beginning of year................................     $  968            $ 9,870            $29,198
Originations and acquisitions...............................        621                 --                053
Amortization, sales and impairment..........................       (476)            (8,902)           (19,381)
                                                                 --------------------------------------------
Balance at end of year......................................     $1,113            $   968            $ 9,870
                                                                 ============================================


     At December 31, 1995, the fair value of purchased and capitalized originated mortgage servicing rights was $1,161,000.
     Loans serviced for others amounted to $278,051,000, $243,834,000, and $1,189,627,000 at December 31, 1995, 1994 and 1993, respectively.
     Loans with a carrying value of of approximately $477,698,000 are pledged as collateral for current and future FHLB advances and other borrowed money.
     The balance of nonaccrual loans was $8,172,000 and $17,995,000 at December 31, 1995 and 1994, respectively.
     Credit is extended based on evaluation of the borrower's financial condition, the value of the collateral and, in the case of income-producing property, the sufficiency of net cash flows from the property's operation to service the debt. When loans are made to businesses, personal guarantees may also be required of owners or partners.

     Loans collateralized by income-producing property are categorized as follows:

                                           December 31
                                     -----------------------
                                       1995            1994
                                     -----------------------
                                          (In thousands)
Multi-family apartments ...........  $29,337        $ 37,142
Motels/hotels .....................   14,105          20,515
Shopping centers ..................   20,232          20,367
Mobile home parks .................    3,781           8,226
Offices ...........................    8,698          11,928
Industrial ........................    6,584           5,609
Other .............................    5,754          10,608
                                     -----------------------
                                     $88,491        $114,395
                                     =======================


     Loans collateralized by income-producing property categorized by state are as follows:


                                           December 31
                                     -----------------------
                                       1995           1994
                                     -----------------------
                                         (In thousands)
Michigan .........................   $67,048        $ 80,721
California .......................    12,202          20,300
New York .........................     3,413           4,769
Pennsylvania .....................     1,396           1,751
Other ............................     4,432           6,854
                                     -----------------------
                                     $88,491        $114,395
                                     =======================



     At December 31, 1995 and 1994, the total recorded investment in impaired loans, as defined by SFAS 114, was $8,619,000 and $19,646,000, respectively. None of the impaired loans required a specific allowance for loan losses to be recorded. Interest income on impaired loans is recognized primarily on a cash basis. During 1995 and 1994, the amount of interest income recognized on impaired loans was insignificant.

           NOTE F: OTHER REAL ESTATE OWNED
       Other real estate owned (OREO) consisted of the following:

                                                                     December 31
                                                                   --------------
                                                                   1995      1994
---------------------------------------------------------------------------------
                                                                   (In thousands)
Real estate acquired through foreclosure .....................    $1,226   $6,359
Real estate in judgment ......................................       226      161
                                                                  ---------------
                                                                   1,452    6,520
Less allowance for losses ....................................       133      330
                                                                  ---------------
                                                                  $1,319   $6,190
                                                                  ===============

  Changes in the allowance for possible losses on OREO are summarized as follows:

                                                         1995           1994           1993
-------------------------------------------------------------------------------------------
                                                                   (In thousands)
Balance at beginning of year..........................   $ 330          $ 650       $ 1,251
Provision for losses .................................     150             --         3,467
Net charge-offs ......................................    (347)          (320)       (4,068)
                                                         ----------------------------------
Balance at end of year ...............................   $ 133          $ 330       $   650
                                                         ==================================

                  The Company recognized gains on sales of OREO amounting to
             $1,139,000, $2,407,000 and $1,127,000 during 1995, 1994 and 1993, respectively.

             NOTE G:  OFFICE PROPERTIES AND EQUIPMENT
             Office properties and equipment are summarized as follows:

                                                                               December 31
                                                                          ----------------------
                                                                          1995            1994
------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Cost:
 Land ..................................................                 $ 2,603         $ 2,603
 Buildings and improvements ............................                  16,129          15,229
 Furniture and equipment ...............................                  15,713          14,464
                                                                         -----------------------
                                                                          34,445          32,296
Less accumulated depreciation ..........................                  19,707          18,073
                                                                         -----------------------
                                                                         $14,738         $14,223
                                                                         =======================


                Depreciation and amortization expense was $1,850,000,
           $1,837,000 and $2,142,000 in 1995, 1994 and 1993, respectively.
                Rental expense for leased properties and equipment was
           $643,000, $488,000 and $486,000 in 1995, 1994 and 1993,
           respectively. The aggregate minimum annual rental commitments under these leases are approximately $814,000 in 1996, $705,000 in 1997, $533,000 in 1998, $412,000 in 1999, $367,000 in 2000 and $734,000
           thereafter.



           NOTE H: DEPOSITS
                The carrying amounts and fair values of deposits and the nominal rate of interest paid were as follows:

                                                                      December 31
                                 ------------------------------------------------------------------------------------
                                                   1995                                              1994
                                 ------------------------------------------------------------------------------------
                                                               Weighted                                     Weighted
                                  Carrying        Fair          Average         Carrying          Fair       Average
                                   Amount        Value           Rate            Amount          Value         Rate
---------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
Checking accounts ...........    $ 37,939      $ 37,939            --%        $ 40,485        $ 40,485           --%
NOW accounts ................      53,682        53,682          1.52           50,999          50,999         1.55
Money market accounts .......      85,287        85,287          4.19           94,543          94,543         3.86
Savings deposits ............     145,241       145,241          2.92          125,399         125,399         2.25
Certificates of deposit .....     564,289       568,113          6.01          471,392         462,746         5.03
Accrued interest ............       1,431         1,431            --            1,257           1,257           --
                                 ----------------------------------------------------------------------------------
                                 $887,869      $891,693          4.80%        $784,075        $775,429         3.96%
                                 ==================================================================================

     Included in deposits are $73,098,000 and $47,542,000 of deposit accounts with balances in excess of $100,000 as of December 31, 1995 and 1994, respectively.



     Certificates of deposit had the following maturities at December 31, 1995:


                                                         Weighted
                                                         Average
                                            Amount        Rate
------------------------------------------------------------------
                                        (Dollars in thousands)
1996 .................................     $371,340        5.84%
1997 .................................      104,587        5.90
1998 .................................       48,240        6.76
1999 .................................       15,973        7.71
2000 and beyond ......................       24,149        6.47
                                           --------------------
                                           $564,289        6.01%
                                           ====================


        The average balance, interest expense and average rate on deposits was as follows:


                                        1995                                         1994
                               -------------------------------------------------------------------------------------
                               Average        Interest       Average        Average          Interest        Average
                               Balance        Expense         Rate          Balance          Expense          Rate
--------------------------------------------------------------------------------------------------------------------
                                                         (Dollars in thousands)
Checking accounts ........... $ 36,886        $    --             --%      $ 36,138          $    --            --%
NOW and money market ........
   accounts .................  136,954          4,233           3.09        131,879            3,177          2.41
Savings deposits ............  134,981          3,600           2.67        167,920            4,066          2.42
Certificates of deposit .....  509,173         29,080           5.71        453,240           21,251          4.69
                              ------------------------------------------------------------------------------------
                              $817,994        $36,913           4.51%      $789,177          $28,494          3.61%
                              ====================================================================================

                                             1993
                               -----------------------------------
                                Average      Interest      Average
                                Balance      Expense        Rate
                               -----------------------------------
                                   (Dollars in thousands)
Checking accounts ...........   $ 19,917      $    --           --%
NOW and money market ........
   accounts .................    152,885        3,490         2.28
Savings deposits ............    140,658        3,810         2.71
Certificates of deposit .....    526,256       25,178         4.78
                                ----------------------------------
                                $839,716      $32,478         3.87%
                                ==================================

NOTE I:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     Securities sold under agreements to repurchase, in which the Company will repurchase identical securities, consisted of the following:


                                                                                      December 31
                                                                  ------------------------------------------------
                                                                            1995                      1994
                                                                  ------------------------------------------------
                                                                  Carrying          Fair     Carrying        Fair
                                                                   Amount          Value      Amount        Value
------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
Collateral pledged:
Mortgage-backed securities with a book
  value including accrued interest of
  $31,045,000 and a market value of
  $29,085,000 ..........................................        $     --         $     --     $ 28,627    $ 28,627
                                                                ==================================================


     Securities sold under agreements to repurchase averaged $24,020,000 and $17,284,000 during 1995 and 1994, respectively, and the maximum amounts outstanding at any month-end during 1995 and 1994 were $52,579,000 and $54,911,000, respectively.
     The mortgage-backed securities underlying the agreements were delivered to the dealers who arranged the transactions. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company identical securities at the maturities of the agreements.

           NOTE J:  FHLB ADVANCES AND OTHER BORROWED MONEY
                The carrying amounts and fair values of FHLB advances and other borrowed money consisted of the following:

                                                             December 31
                               --------------------------------------------------------------------
                                             1995     1994          1995                1994
                               --------------------------------------------------------------------
                               Year of      Weighted        Carrying      Fair    Carrying    Fair
                               Maturity   Average Rate       Amount       Value    Amount    Value
---------------------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
Advances from Federal Home
 Loan Bank of Indianapolis:
  Variable rate of interest:
          5.98% ...............  1995      --%   5.98%    $     --     $     --  $ 34,000  $ 33,956
   5.81 - 6.38 ................  1996    5.86    6.38      124,000      124,065    35,000    35,011
   5.63 - 6.31 ................  1997    5.86    5.92       61,000       61,027    51,000    50,981
  Fixed rate of interest:
   5.69 - 6.40% ...............  1995      --    6.08           --           --    65,000    64,984
          5.42 ................  1997    5.42      --       10,000        9,977        --        --
          5.47 ................  1998    5.47      --       10,000        9,965        --        --
          4.00 ................  2005    4.00    4.00        1,003          857     1,003       643
                                 ------------------------------------------------------------------
                                                           206,003      205,891   186,003   185,575
Other borrowed money:
 Collateralized mortgage
  obligations .................                             10,229       11,187    12,227    12,764
                                                          -----------------------------------------
                                                          $216,232     $217,078  $198,230  $198,339
                                                          =========================================


                The Company is required to maintain qualifying loans and mortgage-backed securities with a market value of at least 125% of outstanding amounts as collateral for the FHLB advances. FHLB stock is also pledged as collateral for these advances.
                The collateralized mortgage obligation (CMO) was issued through a special purpose finance subsidiary established in 1986. The CMO is secured by mortgage-backed securities with unpaid principal balances of $11,709,000 and $14,262,000 at December 31, 1995 and 1994,
           respectively. The notes underlying the obligations bear interest, payable quarterly, at rates varying from 7.27% to 7.33%, with contractual maturity dates ranging from 2008 to 2010.

                NOTE K: FEDERAL INCOME TAXES
            Federal income tax expense (credit) consisted of the following:

                                                                  1995           1994         1993
----------------------------------------------------------------------------------------------------
                                                                          (In thousands)
Current ...................................................     $    --         $    --      $(3,803)
Deferred ..................................................       3,959           1,199       (9,812)
Change in valuation allowance for deferred tax assets .....      (5,734)         (1,199)       9,812
                                                                ------------------------------------
                                                                $(1,775)        $    --      $(3,803)
                                                                ====================================

                Deferred income tax expense included in stockholders' equity related to unrealized holding gains (losses) on securities available for sale for 1995, 1994 and 1993 amounted to $822,000, $-0- and $417,000, respectively.
                The 1993 extraordinary item related to the early repayment of FHLB advances is net of an income tax credit of $989,000.
                A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:


                                                                       1995                       1994                     1993
----------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate ..............................................     35.00 %                   35.00 %                  (35.00) %
Effect of:
  Change in valuation allowance for deferred tax assets .........    (68.54)                   (38.79)                    27.84
  Adjustment to net operating loss carryforward .................     12.46                        --                        --
  Other items, net ..............................................     (0.14)                     3.79                     (3.63)
                                                                     ----------------------------------------------------------
Effective tax rate ..............................................    (21.22)%                      -- %                  (10.79) %
                                                                     ==========================================================

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred and other tax assets and liabilities are as follows:

                                                                                         December 31
                                                                                  -------------------------
                                                                                    1995            1994
                                                                                  -------------------------
                                                                                      (In thousands)
Deferred tax assets:
  Bad debt reserves not previously deducted ...............................       $  3,545        $  2,800
  Net deferral required by SFAS 91 ........................................            400             411
  Pension and other benefit obligations ...................................            580             585
  Tax effect of net operating loss carryforward ...........................          6,307          12,184
  Other items, net ........................................................            422             459
                                                                                  ------------------------
        Total deferred tax assets ........................................          11,254          16,439
  Valuation allowance for deferred tax assets ............................          (2,879)         (8,613)
                                                                                  ------------------------

        Total deferred tax assets less valuation allowance ...............           8,375           7,826
Deferred tax liabilities:
  Securities marked to market for tax purposes* ..........................             433           1,229
  Tax over book depreciation .............................................             723             821
  FHLB stock dividends ...................................................           1,075             551
  Valuation adjustment on CMO residuals ..................................           1,333           1,331
  Excess general valuation allowances over base year reserves ............             448             439
  Other items, net                                                                     092             137
                                                                                  ------------------------
        Total deferred tax liabilities ...................................           4,104           4,508
                                                                                  ------------------------
Total net deferred tax assets ............................................           4,271           3,318
Current income tax receivable due to net operating loss ..................
 carrybacks and other overpayments .......................................           1,109           1,187
Total net federal income tax assets ......................................        $  5,380        $  4,505
                                                                                  ========================


* The amount shown is net of the $822,000 tax effect of SFAS 115 unrealized holding gains at December 31, 1995.

     As of December 31, 1995, the Company had a net operating loss carryforward for income tax purposes of $18,019,000, which expires on December 31, 2009.
     The Bank has qualified under provisions of the Internal Revenue Code that permit federal income taxes to be computed after the deduction of additions to loan loss reserves. Accordingly, retained earnings includes approximately $13,964,000 for which no provision for federal income taxes has been made. If in the future this amount is used for any purpose other than to absorb losses on loans, federal income taxes may be imposed at the then prevailing rates.

     NOTE L:  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
     OTS regulations governing the payment of dividends by savings institutions provide that an institution may only pay dividends with regulatory approval. Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon the payment of dividends from the Bank to the Company.
     In December 1993, the Company issued 3,009,657 shares of common stock and 1,003,219 warrants in a shareholder rights offering in which the Company issued rights entitling the holder to purchase units for $22.75 each. Each unit consisted of three shares of common stock and one warrant. Each warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $8.25 at any time no later than December 31, 1996. The net proceeds of $20,888,000 were used to provide additional working capital, improve the regulatory capital ratios of the Bank and for general corporate purposes. The Company also issued 1,408 shares of common stock in 1993, with proceeds of $8,000, in connection with its stock option plan. During 1994, the Company issued 1,000 shares of common stock in connection with its stock option plan and 390 shares of common stock upon the exercise of warrants. Total proceeds from these transactions amounted to $10,000. During 1995, the Company issued

52,798 shares upon the exercise of stock options and 2,553 shares upon the exercise of warrants, resulting in total proceeds of $341,000. Additionally, the Company purchased 10,000 stock warrants at a cost of $44,000. See Note N.
     The FDIC Improvement Act of 1992 (FDICIA) requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. In response to this requirement, the OTS adopted final rules, effective December 19, 1993, based upon FDICIA's five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, the OTS is required to take supervisory action against institutions that are not deemed either "well capitalized" or "adequately capitalized". The rules generally provide that a savings institution is "well capitalized" if its total risk-based capital ratio is 10% or greater, its ratio of core capital to risk-based assets is 6% or greater, its core capital (leverage) ratio is 5% or greater, and the institution is not subject to a capital directive. At December 31, 1995, the Bank was considered adequately capitalized.
     On December 7, 1989, new capital standards were imposed on the thrift industry as a result of FIRREA. Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of December 31, 1995, the Bank exceeded all regulatory capital standards.
     The table below summarizes, as of December 31, 1995, the Bank's capital requirements under FIRREA and its actual capital ratios at that date:

                              Regulatory                    Bank Actual
                             Requirements                     Capital
                        -----------------------------------------------------
                         Amount        Percent      Amount            Percent
                        -----------------------------------------------------
                                      (Dollars in thousands)
Risk-based capital ...  $57,274         8.00%     $70,033              9.78%
Core capital .........   35,959         3.00       61,072              5.10
Tangible capital .....   17,979         1.50       61,072              5.10


NOTE M:  EMPLOYEE BENEFIT PLANS
     The Company sponsors a non-contributory defined benefit retirement plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The plan was curtailed in 1995, and no additional benefits will accumulate. The Company's funding policy has been to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employees Retirement Income Security Act of 1974, plus such amounts as the Company may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The Company intends to terminate the plan in 1996. All assets of the plan will be disbursed, and no gain or loss will be recorded. An application has been made to the Internal Revenue Service for an advance determination as to whether the plan meets the qualification requirements of section 401(a) of the Internal Revenue Code of 1954, with respect to the plan's termination.
     The following table sets forth the plan's funded status and amounts recognized in the Company's Consolidated Statement of Condition:

                                                                                 December 31
                                                                             --------------------
                                                                               1995       1994
                                                                             --------------------
                                                                               (In thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits
    of $14,812,000 in 1995 and $10,110,000 in 1994 ....................      $(14,812)   $(10,773)
                                                                             ====================
Projected benefit obligation for service rendered to date .............      $(14,812)   $(13,319)
Plan assets at fair value, primarily participation in common
  trust funds .........................................................        18,292      17,025
                                                                             --------------------
Plan assets greater than projected benefit obligation .................         3,480       3,706
Unrecognized net asset ................................................          (569)       (654)
Unrecognized prior service cost .......................................            --         368
Unrecognized net gains ................................................        (3,301)     (3,637)
                                                                             --------------------
Accrued pension cost ..................................................      $   (390)   $   (217)
                                                                             ====================

Pension expense included the following components:


                                                                 1995            1994       1993
                                                              ------------------------------------
                                                                         (In thousands)
Service cost-benefits earned during the period ...........    $   620         $   728     $   606
Interest cost on projected benefit obligation ............      1,071           1,055         914
Return on plan assets ....................................     (2,030)           (362)     (1,351)
Net amortization .........................................        512          (1,046)        (80)
                                                              -----------------------------------
                                                              $   173         $   375     $    89
                                                              ===================================

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligation were 6.25% and 5.40%, respectively, in 1995 and 8.25% and 5.40%, respectively, in 1994. The expected long-term rate of return on plan assets was 8.00% in 1995, 1994 and 1993.
     The Company sponsors an employee savings and investment plan in which all employees may participate after completing a minimum of 1,000 hours in an eligibility period. The plan allows participants to make contributions by salary deductions equal to 15% or less of their salary pursuant of Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Company at the rate of 50 cents per dollar, up to 6% of the employee's salary. Employees vest immediately in their own contributions and over a six-year period in the Company's contributions. Employee contributions may be invested in the Company's common stock, a guaranteed interest account, a bond and mortgage account, independent equity accounts or a combination thereof. Company contributions are invested in the Company's common stock. The Company's contributions to the plan were $273,000, $193,000 and $157,000 in 1995, 1994 and 1993, respectively.
     Effective January 1, 1993, the Company adopted SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", which established new accounting standards for such benefits. It significantly changed the practice of accounting for postretirement benefits on a pay-as-you-go (cash) basis by requiring accrual, during the years the employee renders the necessary service, of the expected cost of providing those benefits to an employee and the employee's beneficiaries and covered dependents. The Company has a benefit plan which provides postretirement medical benefits to certain employees who have attained the age of 55 and have at least five years of service. The plan is contributory, and the Company has no plan assets attributable under SFAS 106. The Company's SFAS 106 liability at January 1, 1993 was approximately $2,256,000, and the Company is recognizing its SFAS 106 liability (accumulated postretirement benefit obligation) over a prospective 20-year period. During 1994, the plan was changed to provide certain caps on benefits for existing retirees and eliminate benefits for future retirees. The effect of the plan change was to reduce the accumulated postretirement benefit obligation by approximately $1,425,000.
     The following table sets forth the plan's status and amounts recognized in the Company's Consolidated Statement of Condition:

                                                                             December 31
                                                                           ---------------
                                                                            1995     1994
                                                                           ---------------
                                                                            (In thousands)
Accumulated postretirement benefit obligation .......................      $1,322   $1,261
Unrecognized net loss ...............................................        (178)     (87)
Unrecognized transition obligation ..................................        (877)    (926)
                                                                           ---------------
Accrued postretirement benefit cost .................................      $  267   $  248
                                                                           ===============


Postretirement benefit expense included the following components:


                                                                          1995          1994          1993
                                                                         ---------------------------------
                                                                                   (In thousands)
Service cost ......................................................      $  --         $  44         $  79
Interest cost .....................................................         99           132           173
Amortization of transition obligation .............................         49            80           107
                                                                         ---------------------------------
                                                                         $ 148         $ 256         $ 359
                                                                         =================================

     A weighted average discount rate of 7.00% in 1995 and 8.25% in 1994 was used in determining the SFAS 106 liability. The 1995 health care trend rate was projected to be 12.8% for participants under the age of 65, and this rate is assumed to trend downward until it reaches 5.5% and remains at that level thereafter. This trend rate assumption does not have a significant effect on the plan; therefore, a one percent change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.


NOTE N:  STOCK OPTION PLAN
     The Company has stock option plans in which 1,340,000 shares of common stock have been reserved for issuance as of December 31, 1995. Under the plans, the exercise price of any option will not be less than the fair market value of the common stock on the date of grant. The date on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors, and the term on any options may not exceed ten years from the date of grant.

     The following table sets forth changes in options outstanding:

                                                     1995                 1994                  1993
                                                 -----------------------------------------------------------
Shares under option:
   Outstanding at beginning of year .........        621,730               664,180              432,086
   Granted ..................................         74,880                50,298              236,202
   Forfeited ................................         (4,029)              (91,748)              (2,700)
   Cancelled ................................        (62,150)                   --                  --
   Exercised ................................        (52,798)               (1,000)              (1,408)
                                                 ----------------------------------------------------------
   Outstanding at end of year ...............        577,633               621,730              664,180
                                                 ==========================================================
   Exercisable at end of year ...............        495,190               455,475              299,478
                                                 ==========================================================
   Option price per share ...................    $6.00--$16.063       $4.563--$16.063       $4.563--$16.063


NOTE O: LITIGATION
     The Company is involved in a number of matters of litigation, substantially all of which have arisen in the ordinary course of business. It is the opinion of management that the resulting liabilities, if any, from these actions and other pending claims will not materially affect the Consolidated Financial Statements.

NOTE P:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to originate or purchase loans, standby letters of credit, recourse arrangements on sold assets, interest rate exchange agreements and forward commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the Consolidated Statement of Condition. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.
     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments. For interest rate exchange agreements and forward commitments, the contract or notional amounts do not represent exposure to credit loss. The Company controls the credit risk of those instruments through credit approvals, limits and monitoring procedures.

     The following table sets forth financial instruments with off-balance sheet risk and their contract or notional amounts and their fair values:

                                                                                  December 31
                                                                    ---------------------------------------
                                                                     1995     1995      1994      1994
                                                                    ---------------------------------------
                                                                              Fair                Fair
                                                                              Value              Value
                                                                    ---------------------------------------
                                                                             (In thousands)
  Financial instruments whose contract
  amounts represent credit risk:
    Commitments to originate
       and purchase loans .....................................     $60,443   $(604)  $ 18,489  $  (185)
    Unused lines of credit ....................................      56,867    (569)    36,357     (364)
    Standby letters of credit .................................       1,210     (12)     1,554      (16)
    Loans sold with recourse ..................................       3,563    (178)     3,823     (191)

  Financial instruments whose notional ........................
  or contract amounts exceed the amount .......................
  of credit risk:

    Notional amounts underlying ...............................
       obligations to pay fixed rates .........................     $    --   $  --   $104,000  $(6,223)

    Forward commitments to sell
       loans and securities ...................................          --      --         --       --


     Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.
     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Additionally, the Company has retained credit risk on certain residential and commercial mortgage loans sold with recourse with outstanding balances at December 31, 1995 of $1,769,000 and $1,794,000, respectively. The maximum amount of loss that the Company is subject to under the recourse provisions is $1,948,000 at December 31, 1995. Management does not believe the recourse provisions subject the Company to any material risk of loss. This credit risk is considered to be no different than that existing on similar loans in the Company's loan portfolio.
     The Company has entered into interest rate exchange agreements in managing its interest rate exposure. These instruments generally involve the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. Entering into these instruments involves not only the risk of default by the other party, but also the interest rate risk if positions are not matched. The amounts potentially subject to credit risk are the streams of payments under the agreements and not the notional principal amounts used to express the volume of these transactions.
     Forward commitments to sell loans are contracts the Company enters into for the purpose of reducing the market risk associated with holding loans originated for sale. In order to fulfill a forward commitment, the Company typically exchanges its current production of loans for mortgage-backed securities through FNMA, FHLMC or GNMA, which are then delivered to a national securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase securities in the open market to deliver against the contracts.

NOTE Q:  FAIR VALUE OF FINANCIAL INSTRUMENTS
     The following table presents the carrying amounts and fair values of financial instruments at the dates indicated. SFAS 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The amounts in the table are presented net of amounts offset in accordance with FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts".

                                                            December 31
                                          -----------------------------------------------
                                                 1995                       1994
                                          ------------------------------------------------
                                          Carrying     Fair        Carrying       Fair
                                           Amount      Value        Amount        Value
                                          ------------------------------------------------
                                                        (In thousands)
Cash and cash equivalents .............  $   15,559   $  15,559     $  28,124   $  28,124
Investment securities (Note C) ........      87,824      87,961        81,311      81,311
Mortgage-backed securities (Note D) ...     123,475     124,488       146,646     144,183
Loans receivable (Note E) .............     931,188     936,758       801,248     775,975
Deposits (Note H) .....................    (887,869)   (891,693)     (784,075)   (775,429)
Debt (Notes I and J) ..................    (216,232)   (217,078)     (226,857)   (226,966)
Derivatives relating to:
  Loans ...............................          --        (604)           --        (185)
  Debt ................................          --          --            45      (6,223)


Estimation of Fair Values
     SFAS 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the Statement of Condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.
     The carrying amounts reported in the Statement of Condition for cash and cash equivalents approximate those assets' fair value.
     Fair values for investment securities and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
     Fair values for the Company's loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.
     The fair values of checking and NOW accounts, money market accounts and savings deposits are the amounts payable on demand at the reporting date. The fair value for fixed-maturity time deposits is estimated using a discounted cash flow calculation using the rates currently offered for deposits with similar remaining maturities.
     The fair values of the Company's debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for debt with similar terms and remaining maturities.
     Fair values for the Company's off-balance sheet instruments (interest rate instruments, guarantees and credit commitments) are based on current settlement or termination values and on fees currently charged to enter into similar agreements, given the remaining terms of the agreements and the counterparties' credit standing.

NOTE R:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                     Gain (Loss) on  Income Before       Income Tax
             Interest  Interest        Net Interest   Provision for  Securities and   Income Tax           Expense
              Income   Expense           Income       Loan Losses    Other Assets   Expense (Credit)      (Credit)      Net Income
             ---------------------------------------------------------------------------------------------------------------------
                                               (In thousands)
             ---------------------------------------------------------------------------------------------------------------------
1st Quarter
  1995        $20,139   $12,810        $ 7,329         $  200          $  --             $1,340          $    --          $ 1,340
  1994         15,889    11,586          4,303             --            620                230               --              230
2nd Quarter
  1995         22,137    13,682          8,455            800            779              2,520               --            2,520
  1994         16,405    11,421          4,984             --            189                632               --              632
3rd Quarter
  1995         22,405    13,857          8,548            500             --              2,996               --            2,996(1)
  1994         17,534    11,467          6,067             --            174              1,328               --            1,328
4th Quarter
  1995         23,240    13,940          9,300            900             --              1,509           (1,775)           3,284(1)
  1994         19,299    12,039          7,260            100           (221)               901               --              901
Year
  1995         87,921    54,289         33,632          2,400            779              8,365           (1,775)          10,140(1)
  1994         69,127    46,513         22,614            100            762              3,091               --            3,091

                            Earnings Per Share    Stock Price Range
                            ------------------    -----------------
                                        Fully
                            Primary    Diluted     High        Low
                            --------------------------------------
                              (In thousands)
1st Quarter
  1995                       $0.20      $0.20      9 1/8      7 1/4
  1994                        0.03       0.03      8 1/8      6 7/8
2nd Quarter
  1995                        0.37       0.35     10 1/2      8 3/8
  1994                        0.10       0.10        9        6 5/8
3rd Quarter
  1995                        0.45       0.41     13 1/2     10 1/8
  1994                        0.20       0.20       10        8 1/2
4th Quarter
  1995                        0.46       0.45     12 3/4    11 3/16
  1994                        0.13       0.13      9 1/8      6 7/8
Year
  1995                        1.45       1.40     13 1/2     7 1/4
  1994                        0.46       0.46       10       6 5/8

(1) Includes income of $458,000, $163,000 and $621,000 in the third quarter of 1995, fourth quarter of 1995 and year 1995, respectively, resulting from the adoption of SFAS 122.


NOTE S:  D&N FINANCIAL CORPORATION - PARENT COMPANY ONLY -
FINANCIAL INFORMATION
CONDENSED STATEMENTS OF CONDITION
                                                                   December 31
                                                                   -----------
                                                               1995        1994
------------------------------------------------------------------------------------
                                                                (In thousands)
ASSETS
 Cash and due from banks ...........................        $     2         $     2
 Amounts receivable from subsidiary ................            879             777
 Investment in subsidiary ..........................         64,840          51,848
                                                            -----------------------
                                                            $65,721         $52,627
                                                            =======================

LIABILITIES AND STOCKHOLDERS' EQUITY
 Other liabilities .................................        $    10         $     4
 Stockholders' equity ..............................         65,711          52,623
                                                            -----------------------
                                                            $65,721         $52,627
                                                            =======================

CONDENSED STATEMENTS OF OPERATIONS
                                                                     Year Ended December 31
                                                              ------------------------------------
                                                                 1995         1994         1993
                                                              ------------------------------------
                                                                        (In thousands)
Interest income from subsidiary .............................  $    40       $   47      $     20
Fee income from subsidiary ..................................       --           --           900
Equity in undistributed net income (loss) of subsidiary .....   10,341        3,273       (67,437)
Noninterest expense:
   Compensation and benefits ................................        9            9           141
   Other ....................................................      232           220          292
                                                               ----------------------------------
      Total noninterest expense .............................      241          229           433
                                                               ----------------------------------
         Income (loss) before income tax expense ............   10,140        3,091       (66,950)
Federal income tax expense ..................................       --           --            70
                                                               ----------------------------------
      Net income (loss) .....................................  $10,140       $3,091      $(67,020)
                                                               ==================================


CONDENSED STATEMENTS OF CASH FLOWS
                                                                       Year Ended December 31
                                                               --------------------------------------
                                                                   1995          1994         1993
                                                               --------------------------------------
                                                                            (In thousands)
OPERATING ACTIVITIES
  Net income (loss) ........................................... $ 10,140       $ 3,091      $(67,020)
  Items not affecting cash:
     Equity in undistributed net (income) loss of subsidiary ..  (10,341)       (3,273)       67,437
     Other ....................................................      201           182          (417)
                                                                ------------------------------------
        Net cash provided by operating activities .............       --            --            --
  Net change in cash and cash equivalents .....................       --            --            --
  Cash and cash equivalents at beginning of year ..............        2             2             2
                                                                ------------------------------------
  Cash and cash equivalents at end of year .................... $      2       $     2      $      2
                                                                ====================================

REPORT OF INDEPENDENT AUDITORS

[COOPERS & LYBRAND LETTERHEAD]


BOARD OF DIRECTORS AND STOCKHOLDERS
D&N FINANCIAL CORPORATION

We have audited the Consolidated Statements of Condition of D&N Financial Corporation and Subsidiary as of December 31, 1995 and 1994, and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ending December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D&N Financial Corporation and Subsidiary at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note A to the Consolidated Financial Statements, D&N Financial Corporation changed its methods of accounting for goodwill, income taxes and investments in debt and equity securities in 1993.

Coopers and Lybrand L.L.P.

Detroit, Michigan
January 22, 1996

BOARD OF DIRECTORS

JOSEPH C. BROMLEY is Executive Vice President-Treasurer of Churchill Transportation, Inc. of Detroit, Michigan, a 48-state truck load carrier. Prior to that, he was Director, President and CEO of Regency Motor Freight, Inc. of Detroit, a common carrier trucking firm.

GEORGE J. BUTVILAS joined D&N as President in May 1990. He was named CEO of D&N Bank in 1991 and of D&N Financial Corp. in 1992. Prior to that, he served most recently as Executive Vice President and Director of Boulevard Bancorp, Inc. of Chicago, Illinois.

RANDOLPH P. PIPER has been an attorney at law in Flint, Michigan, for more than 22 years.

SHARON A. REESE DALENBERG is founder and president of The Astor Group, a management consulting firm. She also heads Abbott Smith Associates, an executive recruiting firm, and Continental Courier Ltd., a courier service provider headquartered in Chicago.

KENNETH D. SEATON has been Chairman of the Corporation since its formation in 1988. He joined the Bank in 1957 and retired from active management in 1992.

B. THOMAS M. SMITH, JR. has been a consultant for ITT Corporation, a multi-national conglomerate headquartered in New York since January 1996. Prior to that, he served as Vice President and Director of Corporate Purchasing for ITT.

THOMAS J. ST. DENNIS is an attorney and President of St. Dennis Development, Inc., a home building and land development corporation. He also holds a real estate broker's license and is managing officer of Independent Realty Group.

PETER VAN PELT is manager of The Museum Shop, a retail book and gift store in Eagle Harbor, Michigan. From 1990 to 1993, he was self-employed as a management consultant. Prior to that, he was President of Runzheimer International, a specialized management consulting firm.

LINDA K. KORPELA is Vice President/Corporate Secretary of D&N Bank and D&N Financial Corporation. She has been with the Bank since 1969 and served as Assistant Secretary of the Bank from 1978 to 1990.

FRONT ROW (L TO R):
Thomas J. St. Dennis
Kenneth D. Seaton
George J. Butvilas
Linda K. Korpela
Randolph P. Piper

BACK ROW (L TO R):
Joseph C. Bromley
Peter Van Pelt
B. Thomas M. Smith, Jr.
Sharon A. Reese Dalenberg

D&N BANK OFFICERS

EXECUTIVE MANAGEMENT TEAM

George J. Butvilas
President and Chief Executive Officer

Alfred J. Sliwinski
Executive Vice President/Community Banking

Richard E. West
Senior Vice President/Wholesale Banking

Kenneth R. Janson
Executive Vice President/Chief Financial Officer and Treasurer

Donald W. Schulze
Senior Vice President/Human Resources

Peter L. Lemmer
Senior Vice President/General Counsel

SENIOR OFFICERS

John L. Blissett
Senior Vice President/Controller

Leonard M. Bolduc
Senior Vice President/Retail Loan Operations

Thomas R. Burns
Senior Vice President/Operations

Frank R. Donnelly
Senior Vice President/Commercial Lending

Daniel D. Greenlee
Senior Vice President/Portfolio Manager

Eugene W. Riggs
Senior Vice President/Mortgage and Indirect Lending

D&N MORTAGE CORPORATION

George J. Butvilas, Chairman

Richard E. West, President and CEO

Directors

George J. Butvilas

Kenneth R. Janson

Alfred J. Sliwinski

Richard E. West

QUINCY INSURANCE AGENCY INC.

Brian A. Zinser, President

Directors

John R. Clemmer

Mark W. Gilmer

James L. Murdey

Ralph H. Schaller

Alfred J. Sliwinski

Brian A. Zinser

D&N BANK OFFICES

D&N BANK OF LIVINGSTON

MARK W. GILMER, PRESIDENT
611 E. Grand River, Howell+#
9880 E. Grand River, Brighton+#
300 Fenton Square, Fenton+#
524 W. Grand River, Fowlerville#
10490 Highland Road, Hartland#
1075 E. Main St., Pinckney+#
5844 N. Sheldon Road, Canton

D&N BANK OF FLINT

JOHN R. CLEMMER, PRESIDENT
460 S. Saginaw St., Flint
1151 N. Ballenger Hwy., Flint+#
3410 S. Dort Hwy., Flint+#
3213 Genesee Road, Flint+#
2629 W. Pierson Rd., Flint+
G-4409 Miller Road, Flint+
Great Lakes Technology Centre, Flint+
12770 S. Saginaw St., Grand Blanc+#
G-6120 Fenton Road, Flint+#
Genesee Valley Mall Drive-up, Flint+#
Lincor Park, 4495 Corunna Rd., Flint@
University of Michigan Pavilion, Flint*
Courtland Mall, Flint*

D&N BANK OF TROY

PETER W. SMITH, PRESIDENT
363 W. Big Beaver, Ste. 150, Troy#
1304 W. 13-Mile Road, Clawson
3005 University, Auburn Hills@

D&N BANK OF MACOMB COUNTY

DOUGLAS C. MARSHALL, PRESIDENT
141 S. Main St., Romeo+#
23505 Greater Mack Ave., St. Clair Shores%

D&N BANK OF SOUTH LYON
JOHN R. MACLACHLAN, JR., PRESIDENT
419 S. Lafayette, South Lyon+#

D&N BANK OF DAVISON

Dale N. Smallidge, President
727 S. State Road, Davison+#

D&N BANK OF FLUSHING

William E. O'Connor, President
1559 E. Pierson Road, Flushing#
Bueche Mall, Flushing*

D&N BANK OF THE COPPER COUNTRY

Ralph H. Schaller, President
400 Quincy Street, Hancock+#
901 W. Sharon Ave., Houghton+#
Festival Foods Store, Houghton+
111 U.S. 41, L'Anse
Michigan Tech University, Houghton*

D&N BANK OF IRON MOUNTAIN

James P. Benbow, President
1000 S. Carpenter Ave., Iron Mountain+#

D&N BANK OF MARQUETTE

James L. Murdey, President
1930 U.S. 41, Marquette+#
662 Palms Ave., Ishpeming#

D&N BANK OF ESCANABA

Carol D. Shiplett, President
2325 Ludington St., Escanaba#
1015 Tenth Ave., Menominee#
1507 Cleveland Ave., Marinette, Wisconsin+
Holiday Station Store, Escanaba*

D&N BANK OF SAULT STE. MARIE

William J. McLeod, President
501 Court St., Sault Ste. Marie+#

D&N BANK OF IRONWOOD

Cynthia J. Rosen, President
100 S. Suffolk St., Ironwood+#

D&N BANK OF CALUMET

Daniel L. Dalquist, President
330 Fifth Street, Calumet#
Holiday Station Store, Calumet*

AGENT OFFICES

Bessemer               Newberry
Crystal Falls          Ontonagon
Manistique             White Pine
Munising

D&N MORTGAGE CORP. OFFICES

3900 Sparks Dr. SE, Ste. 105, Grand Rapids
2620 S. Cleveland, Ste. 201, St. Joseph
7071 Orchard Lake Rd., Ste. 100, West Bloomfield

COMMERCIAL LENDING DIVISION

363 W. Big Beaver, Ste. 150, Troy

RESIDENTIAL LENDING PRODUCTION AND UNDERWRITING OFFICE

309 S. Front St., Marquette


+ Offices with D&N Cash Machine

# Offices with Drive-up Banking

* ATM-only location

@ Scheduled to open Spring, 1996

% Acquisition pending, scheduled for completion in April, 1996

STOCKHOLDER INFORMATION


D&N FINANCIAL CORPORATION

        400 Quincy Street           363 W. Big Beaver, Ste. 100
        Hancock, Michigan  49930    Troy, Michigan  48084
        (906) 482-2700              (810) 528-0704


COMMON STOCK

D&N's Common Stock is listed on the NASDAQ Stock Market under the symbol DNFC. The stock quotations appear in major daily newspapers under the listing D&N Fncl. At December 31, 1995, there were approximately 8,900 holders of D&N Common Stock.

WARRANTS

D&N's Warrants are listed on the NASDAQ Stock Market under the symbol DNFCW. The Warrants have an exercise price of $8.25, are not callable, and expire on December 31, 1996. D&N's Warrant Agent is Illinois Stock Transfer Company, Chicago.

TRANSFER AGENT

Stockholders with questions concerning stock transfer, lost certificates, warrant exercises or other transfer related issues should contact the transfer agent listed below:

     Illinois Stock Transfer Company
     223 West Jackson Blvd., Suite 1210
     Chicago, Illinois  60606
     1-800-757-5755

FORM 10-K

The 1995 Annual Report on Form 10-K is available to stockholders at no cost upon written request to the Company at the address above.

INVESTOR RELATIONS CONTACT

Analysts, investment professionals, stockholders and others seeking financial information should contact:

     Joann C. Cadwell
     Director of Investor Relations
     (906) 487-6225
     jccadwell @aol.com

ON-LINE ACCESS

Stockholders or professional investors with questions about the Company can contact the CEO directly on-line at dandn@aol.com. For more information on D&N Bank, including real-time loan rates, visit our Internet home page at http://www.dn.portup.com.

ANNUAL MEETING

The 1996 Annual Meeting of Stockholders will be held Tuesday, April 23, 1996 at 2:00 p.m., Eastern time. The meeting will be held at the Franklin Square Inn in Houghton, Michigan.

INDEPENDENT AUDITORS

     Coopers & Lybrand, L.L.P., Detroit, Michigan

DIRECT INVESTMENT PLAN

Registered holders of D&N Financial Corporation Common Stock are eligible to participate in the Company's Direct Investment Plan. The Plan provides a convenient method for making direct cash investments toward the purchase of additional shares of D&N stock without fees or commissions. Purchases are made on or about the first working day of each month on the open market. The minimum investment is $25; the maximum is $12,000 annually. Cash investments must be received by Illinois Stock Transfer Company no less than five working days prior to month end to be included in the monthly purchase.

For more information, please contact the Transfer Agent or D&N's Investor Relations Department.