Form 10-K405, Exhibit 13
period 1996-12-31
D&N FINANCIAL CORP
filed 1997-03-28
CIK 830143

SELECTED FINANCIAL HIGHLIGHTS
 D&N FINANCIAL CORPORATION
                                                                    Exhibit 13


                                                   --------------------------------------------------------------------------
                                                        1996           1995          1994            1993              1992
-----------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands, except per share data)
FOR THE YEAR:
Net interest income. . . . . . . . . . . . .       $   42,763       $   34,750   $   23,786       $   21,212       $   29,894
Provision for loan losses. . . . . . . . . .            1,100            2,400          100               --              117
Noninterest income(loss) . . . . . . . . . .            7,224            6,912        7,488          (21,536)          13,397
Net income (loss). . . . . . . . . . . . . .            8,995           10,417        3,383          (66,642)(1)        4,008
Earnings (loss) per share
   Primary . . . . . . . . . . . . . . . . .             1.11             1.35         0.46           (15.06)            0.91
   Fully diluted . . . . . . . . . . . . . .             1.09             1.31         0.46           (15.06)            0.91
Weighted average shares:
   Primary . . . . . . . . . . . . . . . . .        8,080,333        7,718,700    7,419,636        4,423,889        4,408,043
   Fully diluted . . . . . . . . . . . . . .        8,229,812        7,932,142    7,419,636        4,423,889        4,408 043
Stock price range  . . . . . . . . . . . . .      12 - 17 3/4   7 1/4 - 13 1/2   6 5/8 - 10   6 1/2 - 12 1/2    4 3/4 - 8 1/2

AT YEAR END:
Total assets . . . . . . . . . . . . . . . .        1,473,054        1,228,497   1,128,732         1,080,131        1,252,843
Net loans receivable . . . . . . . . . . . .        1,055,876          952,359     821,875           646,709          726,501
Nonperforming assets . . . . . . . . . . . .            8,091            9,701      24,520            43,593           56,056
Mortgage-backed securities . . . . . . . . .          251,256          127,709     151,293           171,983          241,040
Excess of cost over net assets of
   association acquired. . . . . . . . . . .               --               --         384               845           36,380
Mortgage servicing rights  . . . . . . . . .            1,443            1,113         968             9,870           29,198
Deposits . . . . . . . . . . . . . . . . . .          964,133          922,932     817,674           844,012          916,644
Borrowings . . . . . . . . . . . . . . . . .          404,037          216,295     226,956           101,648          174,232
Stockholders' equity . . . . . . . . . . . .           86,121           71,979      58,325            56,887          101,789
    Per share. . . . . . . . . . . . . . . .            10.32             9.63        7.86              7.67            23.09
Tangible stockholders' equity. . . . . . . .           85,110           70,855      58,264            57,049           67,323
    Per share. . . . . . . . . . . . . . . .            10.20             9.48        7.85              7.69            15.27
 Number of offices . . . . . . . . . . . . .               48               46          41                38               40

SELECTED RATIOS:
Return on average assets . . . . . . . . . .             0.67%            0.89%       0.31%            (5.47)%           0.28%
Return on average equity . . . . . . . . . .            11.58            16.01        5.97            (74.99)            4.05
Average equity to average assets . . . . . .             5.77             5.53        5.26              7.29             6.89
Net interest margin. . . . . . . . . . . . .             3.26             3.04        2.31              1.95             2.28
General and administrative expenses
   to average assets . . . . . . . . . . . .             2.34             2.44        2.48              2.30             1.83
Nonperforming assets to total assets . . . .             0.55             0.79        2.17              4.04             4.47
Allowance for loan losses to
   nonperforming loans . . . . . . . . . . .           166.77           122.21       46.38             38.21            34.79
Allowance for loan losses to total loans . .             1.03             1.05        1.01              1.76             2.10
Net loan charge-offs to average loans. . . .             0.01             0.07        0.43              0.59             0.42
Tangible capital ratio . . . . . . . . . . .             5.11             5.41        5.05              4.89             4.32
Core capital ratio . . . . . . . . . . . . .             5.11             5.41        5.09              4.97             5.32
Risk-based capital ratio . . . . . . . . . .             9.94            10.45       10.08             10.21            10.57

(1) Includes cumulative effect of change in accounting for goodwill of ($34,754,000).

MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

GENERAL
D&N Financial Corporation (D&N or the Company) is a savings bank holding company whose sole subsidiary is D&N Bank (the Bank). D&N's primary focus is the delivery of financial services through its community banking offices in Michigan and consumer loan origination network in the Great Lakes states. This discussion highlights important trends and events that have shaped the Company's financial performance in 1996.

In 1996, D&N reported income, before one-time regulatory charges, of $13.1 million, or $1.58 per fully diluted share. Net income in 1995 was $10.4 million or $1.31 per share and in 1994 the Company earned $3.4 million or $0.46 per share.

D&N Bank incurred a one-time charge in 1996 as its mandated contribution to replenish the Federal Deposit Insurance Corporation's (FDIC) depleted Savings Association Insurance Fund (SAIF). The third quarter assessment was $5.5 million before consideration of its impact on federal taxes, and is expected to reduce the Bank's annual deposit insurance premiums by approximately $1.6 million.

Also during the third quarter of 1996, the Bank recognized a $500,000 adjustment to its balance of deferred tax assets following the enactment in August of federal legislation which resolved the recapture status of previously allowed accelerated deductions for bad debts. Historically, thrift institutions such as the Bank had been permitted to deduct a portion of their income as bad debt allowances. This practice was more advantageous than the specific-loss method of deduction which was mandated for other classes of financial institutions. The opportunity to use the percentage-of-income method expired in 1995, but the status of previously accelerated deductions remained in question until the 1996 legislation was enacted. Notably, the presence of unresolved prior deductions was felt to be a hindrance to evolution and consolidation of the financial services industry because thrift institutions that had recorded such accelerated deductions were required to repay them before charter conversions or acquisitions by non-thrift institutions could be approved. The new legislation required that accelerated deductions recorded after 1987 would have to be repaid, but forgave that portion of institutions' accelerated loan loss deductions that were recorded before 1988.

Including the non-recurring charges associated with the recapitalization of the SAIF and the recapture of previously recorded post-1987 bad debt deductions, the Company's net income for 1996 was $9.0 million or $1.09 per fully-diluted share.

On December 31, 1996, the Company's balance sheet included total assets of $1.47 billion, compared to $1.23 billion at the end of 1995. This 20% growth reflected primarily the Bank's loan origination success, with $518 million of new loans funded in 1996. Outstanding loan balances totaled $1.07 billion at December 31, 1996, an increase of 11% during the year. Mortgage backed securities also increased by 97% to $251 million as the Bank securitized $120 million of its residential mortgage loan production with the Federal National Mortgage Association (FNMA or Fannie Mae).

Equity and capital support for D&N's robust growth in 1996 came from the retention of earnings and as a consequence of the Bank's merger, in April, with Macomb Federal Savings Bank (Macomb). The acquisition, accounted for as a pooling of interests, added retail deposits, a quality loan portfolio, and a prime community banking location in St. Clair Shores, Michigan to the D&N franchise. In addition, the strong capital base of Macomb helped to support the robust loan production that D&N experienced throughout its networks.

In 1996 the Company made provisions for loan losses of $1.1 million, after making provisions of $2.4 million and $100,000 in 1995 and 1994, respectively. At December 31, 1996, the allowance for loan losses was $11.0 million, or 1.03% of outstanding loans. D&N's portfolio of nonperforming assets declined during 1996 by $1.6 million or 17% to $8.1 million. At December 31, 1996, the allowance for loan losses was 167% of the loans deemed to be nonperforming. This ratio was 122% in 1995 and 46.4% in 1994.

Noninterest income from operations increased by 14.7% in 1996 after experiencing a decline in 1995. In 1994 the Company sold a substantial portion of its portfolio of purchased mortgage loan servicing rights, and focused its servicing efforts on its own customers' loans. The increases in both loan related and deposit related fee income experienced in 1996 reflects the successful implementation of servicing strategies designed to complement the Company's community banking focus.

Results of Operations
Net Interest Income

The Company's primary source of earnings is its net interest income, defined as the difference between the interest earned on its loans and investments and the interest paid on its deposits and other liabilities. Interest income and interest expense each increased in 1996 as the average size of the Company's earning assets grew substantially. Interest income increased by $13.5 million, or 14.9%, in 1996. The average yield on earning assets increased by 2 basis points to 7.95% in 1996, from 7.93% in 1995. In 1994, earning assets yielded 6.95%. Driving the interest income gains in 1996 was D&N's 14.7% increase in average earning balances, while 1995's gains were more evenly attributable to larger balances and higher average earning rates.

Interest expense increased by $5.5 million, or 9.9%, in 1996 as the average balance of interest-bearing liabilities increased by 14.6%, more than off-setting the 22 basis point decrease in the average rate paid on those liabilities. In 1996, interest-bearing liabilities had an average cost of 4.93%, compared to 5.15% in 1995 and 4.89% in 1994. Because the average yield on interest-earning assets increased and the average cost of interest-bearing liabilities decreased in 1996, the Company's interest rate spread increased from 2.79% in 1995 to 3.02% in 1996. In 1994 the spread was 2.06%. Similarly, the Bank's net interest margin, or ratio of net interest income to average interest-earning assets, increased from 3.04% in 1995 to 3.26% in 1996. In 1994 the net interest margin was 2.31%. Average interest-earning assets exceeded average interest-bearing liabilities by $64.5 million in 1996 compared to $55.3 million in 1995 and $52.1 million in 1994.

Spread and margin improvements in 1996 reflect the expiration, in late 1995, of the last of the Company's portfolio of interest rate exchange agreements. In 1995 those contracts added 23 basis points to the average cost of interest bearing liabilities, while the burden was 100 basis points in 1994.

Average balances of loans outstanding were higher in 1996 than 1995, as the Company's loan originations increased significantly. Average balances of mortgage-backed securities were slightly higher, while the investment securities category declined. Loans increased by $169.7 million, or 19.0%; mortgage-backed securities increased by $6.5 million, or 4.6%; and investment securities declined by $7.6 million, or 6.8%. Average earning rates on loans and mortgage-backed securities were lower in 1996 than 1995, while the average earning rate on the investment portfolios increased modestly. In 1996, loans earned an average yield of 8.11% compared to 8.13% in 1995. Mortgage-backed securities earned an average of 7.46% in 1996, versus an average rate of 7.55% in 1995. Investment securities earned 6.96% in 1996, up from 6.85% in 1995. Even though average loan yields fell from the previous year, overall earning-asset performance increased as a greater proportion of the earning-asset portfolio was comprised of more profitable loan assets in 1996 than in 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations (continued)

The average balances of loan assets and mortgage-backed securities also increased from 1994 to 1995. As in 1996, average investment balances fell in 1995, reflecting the Company's application of surplus liquidity assets to fund loan growth.

Average deposit balances increased 10.1% to $938 million in 1996, from $852 million in 1995. The average cost of deposits increased 14 basis points, to 4.67%, in 1996, from 4.53% in 1995. From 1994 to 1995, average deposit balances increased by $30 million, or 3.7%. In 1994, the average cost of deposits was 3.63%.

The average balance of borrowed funds increased by 31.0%, to $310 million in 1996, from $236 million in 1995. In 1994, the average balance of borrowed funds was $155 million.

The following tables set forth the extent to which the Company's net interest income has been affected by changes in average interest rates and average balances of interest-earning assets and interest-bearing liabilities:



                                                                  Years Ended December 31, 1996 and 1995
                                         ----------------------------------------------------------------------------------
                                           Average balance (1)  Average rate         Interest         Variance due to: (2)
                                         ----------------------------------------------------------------------------------
                                                                                               Increase
                                           1996         1995    1996    1995   1996    1995   (Decrease)  Volume      Rate
---------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Interest-earning assets:
   Loans (3) . . . . . . . . . . . .     $1,062,108 $  892,364  8.11%  8.13% $ 86,151 $72,550  $13,601   $13,767      ($166)
   Mortgage-backed securities (4)           146,560    140,093  7.46   7.55    10,930  10,577      353       484       (131)
   Investments and deposits (4)             103,848    111,476  6.96   6.85     7,228   7,638     (410)     (525)       115
                                         ----------------------------------------------------------------------------------
                                          1,312,516  1,143,933  7.95   7.93   104,309  90,765   13,544    13,726       (182)
                                         ----------------------------------------------------------------------------------

Interest-bearing liabilities:
   Deposits  . . . . . . . . . . . .        938,484    852,382  4.67   4.53    43,859  38,639    5,220     4,020      1,200
   Borrowings  . . . . . . . . . . .        309,516    236,242  5.71   6.29    17,687  14,855    2,832     4,283     (1,451)
   Interest rate instruments . . . .             --         --    --   0.23        --   2,521   (2,521)       --     (2,521)
                                         ----------------------------------------------------------------------------------
                                          1,248,000  1,088,624  4.93   5.15    61,546  56,015    5,531     8,303     (2,772)
                                         ----------------------------------------------------------------------------------
Interest rate spread . . . . . . . .                            3.02   2.79
Excess average earning assets. . . .     $   64,516 $   55,309  7.95%  7.93%
                                         ==================================
Net interest margin  . . . . . . . .                            3.26%  3.04% $ 42,763 $34,750  $ 8,013   $ 5,423     $2,590
                                                                ===========================================================


                                                                    Years Ended December 31, 1995 and 1994
                                         ----------------------------------------------------------------------------------
                                          Average balance (1)   Average rate        Interest           Variance due to:(2)
                                         ----------------------------------------------------------------------------------
                                                                                               Increase
                                            1995        1994    1995   1994    1995    1994   (Decrease) Volume      Rate
---------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Interest-earning assets:
   Loans (3) . . . . . . . . . . . .     $  892,364 $  769,733  8.13%  7.57%  $72,550 $58,274  $14,276   $9,744      $4,532
   Mortgage-backed securities (4)           140,093    135,669  7.55   5.80    10,577   7,875    2,702      264       2,438
   Investments and deposits (4)             111,476    124,271  6.85   4.40     7,638   5,462    2,176     (611)      2,787
                                         ----------------------------------------------------------------------------------
                                          1,143,933  1,029,673  7.93   6.95    90,765  71,611   19,154    9,397       9,757
                                         ----------------------------------------------------------------------------------

Interest-bearing liabilities:
   Deposits  . . . . . . . . . . . .        852,382    822,112  4.53   3.63    38,639  29,806    8,833    1,134       7,699
   Borrowings  . . . . . . . . . . .        236,242    155,420  6.29   5.28    14,855   8,207    6,648    4,854       1,794
   Interest rate instruments . . . .             --         --  0.23   1.00     2,521   9,812   (7,291)      --      (7,291)
                                         ----------------------------------------------------------------------------------
                                          1,088,624    977,532  5.15   4.89    56,015  47,825    8,190    5,988       2,202
                                         ----------------------------------------------------------------------------------
Interest rate spread . . . . . . . .                            2.79   2.06
Excess average earning assets. . . .     $   55,309 $   52,141  7.93%  6.95%
                                         ==================================
Net interest margin                                             3.04%  2.31%  $34,750 $23,786  $10,964   $3,409      $7,555
                                                                ===========================================================


(1) Based on average daily balances.
(2) Changes in interest income and interest expense attributable to changes in both rate and volume have been attributed proportionately to the change due to rate and the change due to volume.
(3) Loans on nonaccrual are included in the average balances shown above. The variance due to rate includes the effect of such loans because no interest is earned on such loans.
(4) Average rates on mortgage-backed and investment securities available for sale are based on historical amortized cost balances.

In 1995 and 1994, D&N's interest expense included the net costs of interest rate hedging instruments. During 1995, contracts written in the 1980s to exchange fixed interest payments for variable receipts ("interest rate swaps") resulted in net charges to interest expense of $2.5 million. During 1994, these costs totaled $9.8 million. The swap contracts, originally executed as hedges against rising interest rates, have expired, with the final contract maturing in November of 1995.

NONINTEREST INCOME
D&N's noninterest income includes recurring fees from loan and deposit-related activities, recurring income from the marketing of assets that are originated for sale, and non-recurring gains and losses from events such as securities sales and sales of non-earning and depreciated assets.

D&N's loan and deposit-related fee income totaled $5.5 million in 1996, up $506,000 or 10.1% from 1995, reflecting primarily the Bank's successful introduction of a new line of retail checking account products.

In 1996, net loan servicing and administrative fees were unchanged from 1995 at $1.9 million. Deposit-related fees, on the other hand, increased by 15.1% in 1996.

Gains on sales of loans totaled $1.0 million in 1996, up from $882,000 in 1995. In 1996, $66.1 million of D&N's residential mortgages were sold to secondary market investors, compared to $67.4 million in 1995. In each year, D&N Bank retained the rights to service all of these loans.

Other income increased from $222,000 in 1995 to $470,000 in 1996 as D&N Bank's subsidiary, Quincy Insurance Agency, successfully initiated sales of annuities and other investment products.

NONINTEREST EXPENSE
General and administrative expenses in 1996 included $1.4 million of non-recurring costs associated with the Bank's merger with Macomb Federal Savings Bank. Excluding these costs, general and administrative expenses were up by $1.5 million, or 5.1%, in 1996, following an increase of $2.0 million, or 7.6% in 1995. These increases reflect the costs of D&N's expanding retail delivery network, as the number of Bank and D&N Mortgage Company offices increased from 41 at the end of 1994 to 48 at the end of 1996.

In 1996, noninterest expense included $71,000 of net operating costs related to other real estate owned (OREO). In 1995 and 1994, net recoveries on sales of OREO properties exceeded operating costs resulting in credits in this category of $1.0 million and $2.1 million, respectively.

In 1995 and 1994, D&N's noninterest expense included amortization costs for goodwill associated with the Company's 1982 merger with First Federal Savings and Loan Association of Flint, Michigan.

Excluding the FDIC's SAIF recapitalization assessment of $5.5 million, deposit insurance premiums in 1996 were $2.4 million, unchanged from the 1995 level, and down from $2.6 million in 1994.

INCOME TAXES
The Company's effective income tax rates were 3.74% in 1996, (19.16%) in 1995, and 4.25% in 1994, primarily as a result of reductions in each year of a portion of the valuation allowance for deferred tax assets provided in prior years, when the Company incurred substantial net operating losses. The valuation allowance has been eliminated as of December 31, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations (continued)

FINANCIAL CONDITION
BALANCE SHEET TRENDS

At December 31, 1996, D&N's assets totaled $1.47 billion, an increase of $245 million, or 20%, from the previous year end. The Company's balance sheet growth has been fueled by substantial loan production and increased capitalization.

In 1996, net loans receivable increased by $104 million, or 10.9%, reflecting continued strong demand for the Company's consumer loan products. Balances of mortgage-backed securities increased $124 million, or 97%, primarily as a consequence of securitization of $120 million of the Bank's residential mortgage loans. All of the servicing rights for sold and securitized mortgages were retained, resulting in an increase in the balances of loans serviced for others from $278 million to $415 million during the year.

The Company's liabilities increased by 20%, or $230 million, to $1.39 billion at December 31, 1996, compared to $1.16 billion at the end of 1995. Overall deposit balances increased by 4.5%, or $41.2 million, while core deposits experienced a 5.7% increase from $327.4 million at December 31, 1995, to $346.1 million at year end 1996. Borrowed funds increased by 87%, or $188 million, in 1996, while advance payments by borrowers and investors held in escrow increased from $11.3 million to $11.8 million.

In 1996, D&N's stockholders' equity rose from $72.0 million to $86.1 million. Profitable operations contributed $9.0 million to the Company's retained earnings while the exercise of warrants and options resulted in $5.5 million of net capital contributions in 1996. An additional source of equity in 1996 was $1.2 million of excess market value attributable to investment and mortgage-backed securities held for sale. In accordance with the provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," unrealized gains such as these are recorded in the stockholders' equity section of the Company's Statement of Financial Condition, but are not recognized through the Statement of Income.

Under its federal charter, the Bank must maintain adequate levels of capital to assure the safety and soundness of its operations. At December 31, 1996, the Bank had a tangible capital ratio of 5.11%, a core capital ratio of 5.11%, and a risk-based capital ratio of 9.94%. D&N Bank's ratios continue to exceed the levels specified in the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) as minimally acceptable standards. At the close of 1996, those minimum standards were tangible capital of 1.50%, core capital of 3.0% (with a proposed regulation which would raise the core capital requirement to between 4.00% and 5.00%), and risk-based capital of 8.00%.

The Bank's primary regulator, the Office of Thrift Supervision (OTS), has issued its final rules adding an interest rate risk component to the total capital that certain rate-sensitive institutions must maintain. The rule requires the OTS to measure an institution's interest rate risk as the percentage change in market value of its portfolio resulting from a hypothetical 200 basis point shift in interest rates. At December 31, 1996, D&N's level of interest rate risk was such that no additional capital was required.

LIQUIDITY AND CAPITAL RESOURCES
The OTS also requires that institutions maintain liquid assets in the form of cash, short-term U.S. Government securities and other qualifying assets, in amounts equal to at least 5% of net withdrawable accounts and borrowed funds payable in one year or less. For the month of December 1996, the Bank's average liquidity ratio was 6.61%, down from the December 1995 ratio of 8.3%.

Borrowing capacity can be viewed as a supplemental source of liquidity for the Bank. D&N's government bond and mortgage-backed securities portfolios include high quality investment securities which are readily acceptable as collateral for additional borrowed funds, obtainable from either the FHLB system or from other financial institutions. Also, much of the Bank's residential mortgage loan portfolio would be acceptable as collateral to support new advances from the FHLB. In the aggregate, by virtue of its inventory of unpledged security and mortgage loan collateral, D&N had approximately $180 million of unused borrowing capacity at December 31, 1996.

LOAN PORTFOLIO
The following table categorizes the Bank's loans receivable for the past five years:

                                                             December 31
                                        -----------------------------------------------------
                                            1996      1995      1994       1993       1992
---------------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
Residential mortgages . . . . . . . . . $  600,923  $597,892  $526,572   $387,252    $457,196
Mortgages on income-producing property      85,619    89,176   115,162    131,372     173,122
Construction loans  . . . . . . . . . .     39,673    41,056    19,900     12,558       2,222
Consumer loans  . . . . . . . . . . . .    339,268   239,459   170,939    134,644     119,461
Commercial loans  . . . . . . . . . . .     12,345     7,769     4,748         --          --
Allowance for losses. . . . . . . . . .    (11,042)  (10,081)   (8,349)   (11,570)    (15,611)
Discounts, deferrals and other. . . . .    (10,910)  (12,912)   (7,097)    (7,547)     (9,889)
                                        -----------------------------------------------------
                                        $1,055,876  $952,359  $821,875   $646,709    $726,501
                                        =====================================================

D&N's investment in loans increased by $104 million, or 10.9%, in 1996. Consumer loans and commercial loans experienced the most significant percentage increases, while residential mortgages grew at a more modest rate. The Bank's investment in mortgages on income-producing properties decreased for the sixth consecutive year and the year-end balance of construction loans was down slightly from the previous year. Consumer loans increased by $99.8 million, or 41.7% in 1996. Commercial loans increased by $4.6 million, or 58.9%, while residential mortgage loans increased during the year by $3.0 million, or 0.5%. Mortgages on income-producing properties decreased by $3.6 million, or 4.0%, as construction loan balances declined by $1.4 million, or 3.4%. At the end of 1996, 44% of the Company's loan balances were in consumer or commercial-related loans, compared to a 38% weighting at the end of 1995.

D&N originated $518 million of loans in 1996, up $113 million, or 28.0% from $405 million originated in 1995. Aggregate mortgage loan production was $228 million, an increase of $24 million, or 11.9%, from 1995. Construction lending accounted for $42.9 million of this total, up 8.6% from $39.5 million in 1995. Consumer loan production totaled $272 million in 1996, up by $76.5 million, or 39.2%, from 1995. Within the consumer category, home equity credit line (HECL) production was again strong, increasing by $12.8 million, or 23.4%, over 1995.

CREDIT RISK MANAGEMENT AND PROVISION FOR
LOSSES ON LOANS AND OTHER ASSETS
At December 31, 1996, the Company's nonperforming assets totaled $8.1 million, down from $9.7 million at the end of the previous year and $24.5 million at the end of 1994. The 1996 balance was comprised of $6.6 million of nonperforming loans and $1.5 million of other real estate owned (OREO). At the end of 1996, nonperforming loans comprised just 0.62% of the loan portfolio, and the allowance for loan losses stood at 167% of the total balances of nonperforming loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations (continued)

The following table traces the Company's nonperforming asset experience for the last five years:

                                                                                        December 31
                                                       ----------------------------------------------------------------------------
                                                          1996            1995            1994            1993            1992
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   (Dollars in thousands)
Nonaccruing loans...............................         $6,621          $8,225         $17,995         $30,102         $44,703
Accruing loans delinquent more than 90 days.....             --              24               5              13              --
Restructured loans..............................             --              --              --             166             167
                                                       ----------------------------------------------------------------------------

Total nonperforming loans.......................          6,621           8,249          18,000          30,281          44,870
Other real estate owned (OREO)..................          1,470           1,452           6,520          13,312          11,186
                                                       ----------------------------------------------------------------------------

   Total nonperforming assets...................         $8,091          $9,701         $24,520         $43,593         $56,056
                                                       ============================================================================
Nonperforming loans as a percentage
   of total loans...............................           0.62%           0.86%           2.17%           4.60%           6.05%
                                                       ============================================================================
Nonperforming assets as a percentage of
   total assets.................................           0.55%           0.79%           2.17%           4.04%           4.47%
                                                       ============================================================================
Allowance for loan losses as a percentage of
   nonperforming loans..........................         166.77%         122.21%          46.38%          38.21%          34.79%
                                                       ============================================================================
Allowances for loan and OREO losses as a
   percentage of nonperforming assets...........         136.47%         105.29%          35.40%          28.03%          30.08%
                                                       ============================================================================


Allowances for losses on the loan portfolio increased by $1.0 million in 1996. Losses of $1.5 million were charged off and $1.4 million were recovered, as new provisions for loan losses of $1.1 million were recorded during the year. At December 31, 1996, the allowance for loan losses was $11.0 million, 1.03% of the total outstanding loan portfolio balance.

The following table details the changes in the Company's allowance for loan losses for the last five years:


                                                                                      Year Ended December 31
                                                               -------------------------------------------------------------------
                                                                 1996            1995          1994           1993           1992
----------------------------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
Balance at beginning of period............................      $10,081        $ 8,349       $11,570        $15,611        $18,744
Charge-offs:
   Residential mortgages..................................          314            169           110          1,136            329
   Mortgages on income-producing property.................           --          1,019         3,109          2,584          2,180
   Commercial loans.......................................           --             --            --             --             --
   Consumer loans.........................................        1,216            999           773            681          1,000
                                                               -------------------------------------------------------------------
                                                                  1,530          2,187         3,992          4,401          3,509
Recoveries:
   Residential mortgages..................................            3            917             9             25             --
   Mortgages on income-producing property.................        1,098            245           300              8              3
   Commercial loans.......................................           --             --            --             --             --
   Consumer loans.........................................          290            357           362            327            256
                                                               -------------------------------------------------------------------
                                                                  1,391          1,519           671            360            259
Net charge-offs...........................................          139            668         3,321          4,041          3,250
Provision charged to operations...........................        1,100          2,400           100             --            117
                                                               -------------------------------------------------------------------
Balance at end of period..................................      $11,042        $10,081       $ 8,349        $11,570        $15,611
                                                               ===================================================================
Net charge-offs as a percentage of average loans..........         0.01%          0.07%         0.43%          0.59%          0.42%
                                                               ===================================================================
Allowance for loan losses as a percentage
   of total loans.........................................         1.03%          1.05%         1.01%          1.76%          2.10%
                                                               ===================================================================

At the end of 1996, $6.3 million of the allowance for loan losses was allocated to the commercial real estate mortgage portfolio while $3.5 million of the allowance was allocated to the consumer loan portfolio. The following table summarizes the allocation of the allowance for loan losses among the Company's assets in each of the past five years:


                                                                        December 31
                                         ---------------------------------------------------------------------------
                                               1996                         1995                    1994
                                         ---------------------------------------------------------------------------
                                                    PERCENTAGE                   Percentage               Percentage
                                                      OF LOANS                     of loans                 of loans
                                            AMOUNT    TO TOTAL         Amount      to total       Amount    to total
--------------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Residential mortgages...................   $   859        57%         $ 1,170          63%       $  813         63%
Mortgages on income-producing property..     6,314        10            6,115          11         6,423         17
Commercial loans........................       400         1              400           1            --         --
Consumer loans..........................     3,469        32            2,396          25         1,113         20
                                           -----------------------------------------------------------------------
                                           $11,042       100%         $10,081         100%       $8,349        100%
                                           =======================================================================


                                         --------------------------------------------------
                                               1993                        1992
                                         --------------------------------------------------
                                                    Percentage                   Percentage
                                                      of loans                     of loans
                                            Amount    to total         Amount      to total
-------------------------------------------------------------------------------------------
                                                          (Dollars in thousands)

 Residential mortgages...................  $   429        60%         $   380          63%
 Mortgages on income-producing property..    9,617        19           13,353          21
 Commercial loans........................       --        --               --          --
 Consumer loans..........................    1,524        21            1,878          16
                                           ----------------------------------------------
                                           $11,570       100%         $15,611         100%
                                           ==============================================


ANALYSIS OF CASH FLOWS
The Company's balances of cash and cash equivalents declined from $22.4 million to $12.8 million in 1996. During the year, $235 million of cash was provided from financing activities, primarily from expanded borrowings and increases in customers' deposit balances. Investing activities utilized $272 million of available cash and cash equivalents as loan purchases, mortgage-backed security purchases, and purchases of investment securities exceeded repayments in these categories. Operating activities provided $27.0 million of net cash in 1996.


ASSET/LIABILITY MANAGEMENT
The Company's objectives for the management of assets and liabilities include achieving and maintaining adequate and stable levels of both net interest income and market value for the Company's net assets. The level of net interest income that can be attained is enhanced by assuming credit, liquidity and interest rate risks and by striving to keep nonearning asset balances to a minimum. Net interest income and market value of portfolio equity (MVPE) stability is enhanced across various interest rate scenarios by properly matching maturity structures of assets and liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations (continued)


The Company employs various tools, including gap analysis, duration analysis and simulation analysis, to assess the sensitivity of its net interest income and MVPE to changes in interest rates. D&N's cumulative gap analysis for December 31, 1996 is presented in the following table:

                                                                              Maturity
                                                 ------------------------------------------------------------------------
                                                    0 to 3         4 to 12          1 to 5       Over 5
                                                    Months          Months          Years         Years        Total
-------------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
Assets:
   Cash and due from banks/others...............  $  12,789       $      --       $     --       $     --     $   12,789
   Investment securities........................     23,003          50,255         24,178         22,341        119,777
   Mortgage-backed certificates.................     16,455          51,140         94,574         89,087        251,256
   Net loans receivable.........................    232,114         327,417        476,162         20,183      1,055,876
   Other assets.................................      5,547           6,967          3,608         17,234         33,356
                                                  ----------------------------------------------------------------------
        Total assets............................  $ 289,908       $ 435,779       $598,522       $148,845     $1,473,054
                                                  ======================================================================
Liabilities:
   Deposits.....................................  $ 181,095       $ 335,659       $312,376       $135,003     $  964,133
   FHLB advances and other borrowed money.......    299,280          60,719         43,035          1,003        404,037
   Escrow funds.................................         --              --             --         11,808         11,808
   Other liabilities............................         --              --             --          6,955          6,955
                                                  ----------------------------------------------------------------------
        Total liabilities.......................    480,375         396,378        355,411        154,769      1,386,933
                                                  ----------------------------------------------------------------------
Stockholders' Equity:
   Common stock.................................         --              --             --             84             84
   Additional paid-in capital...................         --              --             --         55,452         55,452
   Retained earnings and other..................         --              --             --         30,811         30,811
   Treasury stock...............................         --              --             --           (226)          (226)
                                                  ----------------------------------------------------------------------
        Total liabilities and equit.............  $ 480,375       $ 396,378       $355,411       $240,890     $1,473,054
                                                  ======================================================================

Reprice difference..............................  $(190,467)      $  39,401       $243,111       $(92,045)
Cumulative gap..................................  $(190,467)      $(151,066)      $ 92,045             --
Percent of total assets.........................     (12.93)%        (10.26)%         6.25%            --
                                                  ======================================================================

For each maturity category in the table above, the difference between interest-earning assets and interest-bearing liabilities reflects an imbalance between repricing opportunities for the two sides of the balance sheet. The consequence of a negative cumulative gap at the end of one year suggests that, if interest rates were to fall, the Company's earnings stream would be enhanced as more liability balances would reprice to lower rates than would asset balances. Similarly, the negative cumulative gap suggests that if interest rates were to rise, liability costs would increase more quickly than asset yields, placing negative pressure on earnings.

With a cumulative one-year gap of -10.3%, D&N's balance sheet is somewhat liability sensitive. At year-end, however, 46.0% of the Bank's loan portfolio carried variable or adjustable interest rates, and a growing proportion of the fixed-rate loan portfolio was comprised of relatively shorter-term installment consumer loans.

The balances presented reflect contractual repricings for certificates of deposit. Certain demand deposit accounts and regular savings accounts, however, have been classified as repricing beyond one year. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0-3 month category, the gap in that time frame would be negative $379 million and the cumulative gap at twelve months would be negative $317 million.

SIGNIFICANT LITIGATION
In 1989, the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) was passed, significantly altering the regulatory environment in which depository institutions in general, and the Company in particular, would subsequently operate. A provision of the Act provided for the elimination, over time, of one form of regulatory capital that many institutions, including D&N Bank, had utilized in their capital structures. The phased elimination of supervisory goodwill, an intangible asset previously created when Companies such as D&N acquired weaker institutions at the request of Government-sponsored deposit insurance funds, resulted in many of the affected companies experiencing capital shortfalls. In D&N's case, $42 million of unamortized supervisory goodwill was permitted to be counted as regulatory capital in 1989 at the time of the Act's passage, while $37 million remained in 1993 when its phase-out as qualifying capital was complete. The loss of this significant portion of D&N's regulatory capital base precipitated drastic changes in the Company's strategic plans, including the 56% shrinkage of the balance sheet from $2.3 billion in 1988 to $1.0 billion in 1993, the closure of the Company's national network of mortgage origination offices, the elimination of many jobs, and the cessation of stockholder dividends.

A number of institutions, including D&N, that were adversely affected by the FIRREA legislation subsequently initiated legal actions against the United States. The institutions have claimed that the inducements offered by federal regulatory agencies to acquire weakened or insolvent thrifts constituted contractual guarantees that the goodwill created through the acquisition transactions would qualify as regulatory capital. FIRREA's mandated phase-out of regulatory capital treatment for supervisory goodwill, then, has been alleged to be a breach of a contract right. The United States Court of Federal Claims has registered approximately 120 similar cases, including D&N's, which seek damages for such breach.

Early cases were bifurcated into questions of liability and damages, with the trial courts reasoning that, until the question of the government's liability was unequivocally established, efforts to determine damages or to develop damage theories were potentially irrelevant. Three early cases have proceeded through the Court of Claims, and after consolidation, through the Federal Circuit of the United States Court of Appeals, and the United States Supreme Court. In July of 1996, the Supreme Court found generally that the United States was liable for damages under a theory of contractual breach, and that claims of governmental immunity were not applicable in these cases. The cases were remanded to the Court of Claims where arguments concerning the extent of damages are scheduled to begin on March 17, 1997.

In consideration of the complexities of the pending litigation, the similarity of issues in the various cases, and the potential magnitude of the damage amounts that might ultimately be awarded, the Court of Claims has issued a case management order on the remaining cases, in essence creating an orderly procedure for these lawsuits to proceed. At this time estimation of potential damages from this action is speculative.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS 125 provides accounting and reporting standards for the subject matter based on consistent application of a financial component's approach that focuses on control. The standard will be adopted effective January 1, 1997 and is not expected to have any material effect on the financial statements.

In March 1997, the FASB issued SFAS 128, "Earnings Per Share". SFAS 128 supersedes APB 15, "Earnings Per Share", and simplifies the computation of earnings per share ("EPS") by replacing the "primary" EPS requirements of APB 15 with a "basic" EPS computation based upon weighted shares outstanding. The new standard requires a dual presentation of basic and diluted EPS. Diluted EPS is similar to "fully diluted" EPS required under APB 15. The Company will adopt the provisions of this statement, as required, in 1997.

REPORT OF INDEPENDENT AUDITORS


[COOPERS & LYBRAND LETTERHEAD]


BOARD OF DIRECTORS AND STOCKHOLDERS
D&N FINANCIAL CORPORATION

We have audited the Consolidated Statements of Condition of D&N Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the related Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the three years in the period ending December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D&N Financial Corporation and Subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1996, in conformity with generally accepted accounting principles.



Coopers & Lybrand LLP


Detroit, Michigan
January 22, 1997

CONSOLIDATED STATEMENTS OF CONDITION
D&N FINANCIAL CORPORATION


                                                                                             December 31
                                                                                       ----------------------
                                                                                       1996              1995
-------------------------------------------------------------------------------------------------------------
                                                                                       (Dollars in thousands)
ASSETS
Cash and due from banks........................................................    $     2,847     $     9,264
Federal funds sold.............................................................          8,600              --
Interest-bearing deposits in other banks.......................................          1,342          13,176
                                                                                   ---------------------------
    Total cash and cash equivalents............................................         12,789          22,440
Investment securities
    (market value of $60,783,000 in 1996 and $55,368,000 in 1995)..............         60,739          55,239
Investment securities available for sale (at market value).....................         59,038          41,197
Mortgage-backed securities
    (market value of $213,304,000 in 1996 and $73,647,000 in 1995).............        214,690          72,668
Mortgage-backed securities available for sale (at market value)................         36,566          55,041
Loans receivable (including loans held for sale of $5,218,000 in 1996
    and  $21,713,000 in 1995)..................................................      1,066,918         962,440
Allowance for loan losses......................................................        (11,042)        (10,081)
                                                                                   ---------------------------
    Net loans receivable.......................................................      1,055,876         952,359
Other real estate owned, net...................................................          1,470           1,319
Federal income taxes...........................................................          6,002           5,374
Office properties and equipment, net...........................................         15,764          14,850
Other assets...................................................................         10,120           8,010
                                                                                   ---------------------------
                                                                                   $ 1,473,054     $ 1,228,497
                                                                                   ===========================

LIABILITIES
Checking and NOW accounts......................................................    $   107,550     $    91,621
Money market accounts..........................................................         89,321          86,080
Savings deposits...............................................................        149,226         149,728
Time deposits..................................................................        617,102         594,044
Accrued interest...............................................................            934           1,459
                                                                                   ---------------------------
    Total deposits.............................................................        964,133         922,932
Securities sold under agreements to repurchase.................................         58,040              --
FHLB advances and other borrowed money.........................................        345,997         216,295
Advance payments by borrowers and investors held in escrow.....................         11,808          11,329
Other liabilities..............................................................          6,955           5,962
                                                                                   ---------------------------
    Total liabilities..........................................................      1,386,933       1,156,518

STOCKHOLDERS'EQUITY
Preferred stock (1,000,000 shares authorized; none issued).....................             --              --
Common stock, $.01 par value per share (shares authorized - 25,000,000;
    shares outstanding - 8,370,494 in 1996 and 7,497,305 in 1995)..............             84              75
Additional paid-in capital.....................................................         55,452          49,936
                                                                                   ---------------------------
    Total paid-in capital......................................................         55,536          50,011
Retained earnings - substantially restricted...................................         29,568          20,573
Less:  Cost of Treasury stock (22,339 shares in 1996 and 21,456 in 1995).......           (226)           (257)
Less: Leveraged ESOP debt......................................................             --             (63)
Unrealized holding gains on debt securities available for sale, net of tax.....          1,243           1,715
                                                                                   ---------------------------
    Total stockholders' equity.................................................         86,121          71,979
                                                                                   ---------------------------
                                                                                   $ 1,473,054     $ 1,228,497
                                                                                   ===========================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
D&N FINANCIAL CORPORATION

                                                                               Year Ended December 31
                                                                  --------------------------------------------------
                                                                      1996              1995            1994
--------------------------------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands, except earnings per share )
INTEREST INCOME
Loans..........................................................     $ 86,151         $ 72,550        $ 58,274
Mortgage-backed securities.....................................       10,930           10,577           7,875
Investments and deposits.......................................        7,228            7,638           5,462
                                                                    -----------------------------------------
    TOTAL INTEREST INCOME......................................      104,309           90,765          71,611

INTEREST EXPENSE
Deposits.......................................................       43,859           38,639          29,806
Securities sold under agreements to repurchase.................        2,193            1,450             808
FHLB advances and other borrowed money.........................       15,494           13,405           7,399
Interest rate instruments......................................           --            2,521           9,812
                                                                    -----------------------------------------
    TOTAL INTEREST EXPENSE.....................................       61,546           56,015          47,825
                                                                    -----------------------------------------
    NET INTEREST INCOME........................................       42,763           34,750          23,786
Provision for loan losses......................................        1,100            2,400             100
                                                                    -----------------------------------------
    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSS..........       41,663           32,350          23,686

NONINTEREST INCOME
Loan servicing and administrative fees, net....................        1,914            1,882           2,228
Deposit related................................................        3,621            3,147           3,098
Gain on sale of loans held for sale............................        1,031              882             227
Other..........................................................          470              222           1,173
                                                                    -----------------------------------------
    TOTAL OPERATING NONINTEREST INCOME.........................        7,036            6,133           6,726
Gain (loss) on investment securities available for sale........          188             (120)           (221)
Gain on sale of loans and mortgage-backed securities
    available for sale.........................................           --              899             843
Gain on sale of loan servicing rights..........................           --               --             140
                                                                    -----------------------------------------
    TOTAL NONINTEREST INCOME...................................        7,224            6,912           7,488

NONINTEREST EXPENSE
Compensation and benefits......................................       16,881           15,732          14,581
Occupancy......................................................        2,834            2,273           1,987
Other expense..................................................       11,863           10,713          10,122
                                                                    -----------------------------------------
    GENERAL AND ADMINISTRATIVE EXPENSE.........................       31,578           28,718          26,690
Other real estate owned, net...................................           71             (999)         (2,136)
Amortization of intangibles....................................           --              370             448
FDIC insurance.................................................        7,894            2,431           2,639
                                                                    -----------------------------------------
    TOTAL NONINTEREST EXPENSE..................................       39,543           30,520          27,641
                                                                    -----------------------------------------
    INCOME BEFORE INCOME TAX EXPENSE...........................        9,344            8,742           3,533
Federal income tax expense (credit)............................          349           (1,675)            150
                                                                    -----------------------------------------
    NET INCOME.................................................     $  8,995         $ 10,417        $  3,383
                                                                    =========================================

Earnings per common and common equivalent share:

    Primary....................................................     $   1.11         $   1.35        $   0.46
                                                                    =========================================

    Fully Diluted..............................................     $   1.09         $   1.31        $   0.46
                                                                    =========================================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
D&N FINANCIAL CORPORATION



                                                                                                          Unrealized
                                                                                                           Holding
                                                                                                            Gains
                                                                                 Treasury                (Losses) on
                                                      Additional                 Stock &     Leveraged   Securities     Total
                                              Common   Paid-In      Retained     Treasury      ESOP       Available   Stockholders'
                                              Stock    Capital      Earnings     Warrants      Debt       for Sale       Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in  thousands)
Balance December 31, 1993...................  $  74    $ 49,580     $   6,773    $  (213)    $  (135)     $   808     $ 56,887
Net income..................................     --          --         3,383         --          --           --        3,383
Issuance of common stock
      upon exercise of stock options
      and warrants - 1,390 shares...........     --          11            --         --          --           --           11
Reduction of leveraged ESOP debt............     --          --            --         --          36           --           36
Change in value of securities
      available for sale....................     --          --            --         --          --       (1,992)      (1,992)
                                              --------------------------------------------------------------------------------
Balance December 31, 1994...................  $  74    $ 49,591      $ 10,156    $  (213)    $   (99)     $(1,184)    $ 58,325
Net income..................................     --          --        10,417         --          --           --       10,417
Issuance of common stock upon
      exercise of stock options and
      warrants - 55,351 shares..............      1         345            --         --          --           --          346
Purchase of 10,000 warrants.................     --          --            --        (44)         --           --          (44)
Reduction of leveraged ESOP debt............     --          --            --         --          36           --           36
Change in value of securities
      available for sale....................     --          --            --         --          --        2,899        2,899
                                              --------------------------------------------------------------------------------

Balance December 31, 1995...................  $  75    $ 49,936      $ 20,573    $  (257)    $   (63)     $ 1,715     $ 71,979
Net income..................................     --          --         8,995         --          --           --        8,995
Issuance of common stock upon
      exercise of stock options
      and warrants - 873,189 shares.........      9       9,046            --         --          --           --        9,055
Net purchase of Treasury stock
      and warrants..........................     --          --            --     (3,499)         --           --       (3,499)
Reissuance of 232,955
      Treasury shares.......................     --      (3,530)           --      3,530          --           --           --
Reduction of leveraged ESOP debt............     --          --            --         --          63           --           63
Change in value of securities
      available for sale....................     --          --            --         --          --         (472)        (472)
                                              --------------------------------------------------------------------------------
Balance December 31, 1996...................  $  84    $ 55,452      $ 29,568    $  (226)    $    --      $ 1,243     $ 86,121
                                              ================================================================================


See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
D&N FINANCIAL CORPORATION

                                                                                  Year Ended December 31
                                                                     --------------------------------------------
                                                                           1996            1995              1994
-----------------------------------------------------------------------------------------------------------------
                                                                                  (Dollars in thousands)
OPERATING ACTIVITIES
Net income............................................................  $  8,995         $ 10,417        $   3,383
Adjustments to reconcile net income to net cash
provided by operating activities:
 Provision for loan losses............................................     1,100            2,400              100
 Depreciation and amortization of office properties and equipment.....     1,954            1,843            1,841
 Amortization of net premiums (discounts) on purchased
  loans and securities................................................       (73)          (2,395)           1,132
 Originations and purchases of loans held for sale....................   (56,132)         (91,203)         (15,432)
 Proceeds from sales of loans held for sale...........................    73,658           75,928           48,181
 (Gain) loss on investment securities available for sale..............      (188)             120              221
 Gain on loans and mortgage-backed securities available for sale......        --             (899)            (843)
 Gain on sale of loan servicing rights................................        --               --             (140)
 Amortization and writedowns of mortgage servicing rights.............       300              476            1,754
 Other................................................................    (2,635)          (7,888)           2,657
                                                                        ------------------------------------------
   NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES...................    26,979          (11,201)          42,854

INVESTING ACTIVITIES
 Proceeds from sales of investment securities available for sale......       298           10,070           20,779
 Proceeds from maturities of investment securities....................    83,970           44,025          138,879
 Purchases of investment securities to be held to maturity............  (107,012)         (60,309)        (135,304)
 Proceeds from sales of mortgage-backed securities available for sale.        --            4,145           52,348
 Proceeds from sales of loans.........................................        --           33,535               --
 Principal collected on mortgage-backed securities....................    54,951           22,077           38,860
 Purchases of mortgage-backed securities..............................   (58,661)              --          (66,922)
 Loans purchased......................................................  (148,405)        (103,524)        (190,333)
 Net change in loans receivable.......................................   (94,006)         (43,299)         (20,931)
 (Increase) decrease in other real estate owned.......................      (151)           4,871            6,472
 Proceeds from sales of loan servicing rights.........................        --               --            7,288
 Purchases of office properties and equipment.........................    (2,868)          (2,333)            (785)
                                                                        ------------------------------------------
   NET CASH USED BY INVESTING ACTIVITIES..............................  (271,884)         (90,742)        (149,649)

FINANCING ACTIVITIES
 Net change in time deposits..........................................    23,058           94,581            5,863
 Net change in other deposits.........................................    18,666           10,510          (31,070)
 Proceeds from notes payable, securities sold under agreements
   to repurchase and other borrowed money.............................   309,040          203,000          255,627
 Payments on maturity of notes payable, securities sold under
   agreements to repurchase and other borrowed money..................  (121,482)        (213,851)        (130,652)
 Net change in advance payments by borrowers and investors
   held in escrow.....................................................       479           (4,022)         (51,626)
 Proceeds from issuance of stock......................................     9,055              346               11
 Purchases of Treasury stock/warrants.................................    (3,499)             (44)              --
 Reduction of leveraged ESOP debt.....................................       (63)             (36)
                                                                        ------------------------------------------
   Net cash provided by financing activities..........................   235,254           90,484           48,117
                                                                        ------------------------------------------
   Decrease in cash and cash equivalents..............................    (9,651)         (11,459)         (58,678)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........................    22,440           33,899           92,577
                                                                        ------------------------------------------
   CASH AND CASH EQUIVALENTS AT END OF YEAR...........................  $ 12,789        $  22,440        $  33,899
                                                                        ==========================================

Supplemental disclosures of cash flow information:
   Interest paid......................................................  $ 61,689        $  60,222        $  49,937
   Income taxes paid (refunded).......................................  $    299              397           (4,650)

Noncash investing activities:
   Transfer of loans to other real estate owned.......................  $  3,373        $   1,936        $   2,861
   Loans to facilitate sale of other real estate owned................  $     --        $      --        $     782

   Securitization of loans into mortgage-backed securities............  $119,717        $      --        $  15,086

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 D&N Financial Corporation, December 31, 1996


NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     D&N Financial Corporation ("the Company") is a financial services holding company whose sole subsidiary is D&N Bank ("the Bank"), a federally-chartered stock savings bank. D&N Financial Corporation's primary business is the delivery of financial services to consumers and businesses through its network of 48 community banking and financial services offices in Michigan.

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

     CASH AND CASH EQUIVALENTS: Cash and cash equivalents represent short-term highly liquid investments with original maturities of three months or less and include cash, demand deposits in other banks and interest-bearing deposits in other banks.

     INVESTMENT CLASSIFICATIONS: Securities are classified as either held to maturity (amortized cost), available for trading (fair value, with unrealized gains and losses reported in income), or available for sale (fair value, with unrealized gains and losses reported directly in equity, net of taxes).

     INVESTMENT AND MORTGAGE-BACKED SECURITIES: Investment and mortgage-backed securities which the Company has the ability and the intent to hold until maturity are stated at amortized cost. Investment and mortgage-backed securities available for sale are carried at fair value. Fair value adjustments are included in stockholders' equity, net of tax. Gains or losses realized on the sale of investment and mortgage-backed securities are determined by the specific identification method and are included in securities gains (losses). Interest income is adjusted using the level-yield method for amortization of premiums and accretion of discounts.

     MORTGAGE DERIVATIVE PRODUCTS: The Bank's interest only certificates are classified as available for sale and are recorded at fair value. Fair value adjustments are included in stockholders' equity and are classified on the Statements of Condition with mortgage-backed securities.

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

     INTEREST ON LOANS: interest on loans is credited to income when earned. An allowance for interest on loans is provided when management considers the collection of these loans doubtful and the accrual of interest is suspended when a loan becomes more than 90 days past due.

     LOAN FEES: loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yields using the level-yield method.

     OTHER REAL ESTATE OWNED: Real estate acquired through foreclosure and similar proceedings is recorded at the lower of the related loan balance or estimated fair value of the property at the acquisition date. Subsequent to the acquisition date, properties are carried at their fair value, less cost to sell. Operating expenses of such properties, net of any income, are charged to expense.

     DEPRECIATION: Provisions for depreciation are computed using the straight-line method over the estimated useful lives of office properties and equipment.

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The Company enters into sales of investment and mortgage-backed securities under agreements to repurchase the same or essentially identical securities. The agreements are short-term and are accounted for as secured borrowings. The obligations to repurchase securities sold are reflected as a liability , and the securities which collateralize the agreements are reflected as an asset in the Statement of Condition.

     INTEREST RATE INSTRUMENTS: Interest rate instruments are used to adjust the maturity structure of liabilities and assets to manage the Company's exposure to fluctuating interest rates. These instruments include interest rate exchange agreements and interest rate floors and caps. These instruments are used only to hedge specifically identified assets and liabilities and not for speculative purposes. Fees associated with swaps, floors and caps are amortized to expense on a straight-line basis over the lives of the agreements. Gains or losses upon termination of these instruments are deferred and amortized over the shorter of the remaining term to maturity of the related hedged asset or liability or the remaining life of the instrument. Interest paid or received associated with interest rate swap, floor or cap agreements, is reflected as a component of net interest margin. At December 31, 1996 and 1995, the Company was not party to any interest rate instruments.

     MORTGAGE SERVICING RIGHTS: The Company services mortgage loans for investors. Fees earned for and in connection with this activity are recognized as income when the related mortgage payments are received. Mortgage servicing costs are charged to expense as incurred.

     In May 1995, the Financial Accounting Standards Board issued SFAS 122, "Accounting For Mortgage Servicing Rights", which requires the Company to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. As the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, it must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The capitalized cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income (servicing revenue in excess of servicing costs).

     Capitalized mortgage servicing rights are periodically assessed for impairment based on the fair value of those rights calculated on a discounted basis. This assessment is performed on a disaggregate basis, stratified by mortgage type, term and rate. Identified impairments are recognized through a valuation allowance.

     As permitted by SFAS 122, the Company adopted the provisions of the Statement effective July 1, 1995. The effect of adopting SFAS 122 was to increase net income for the year ended December 31, 1995 by $621,000 or $0.08 per share.

     INCOME TAXES: The Company uses the liability method in accounting for income taxes. Under this method, deferred income taxes result from temporary differences between the tax bases of assets and liabilities and the bases reported in the consolidated financial statements. The deferred taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     PER SHARE DATA: Per share amounts are based on the weighted average number of shares outstanding during the year. For 1996, 1995 and 1994 there were 8,080,333, 7,718,700 and 7,419,636 average shares outstanding, respectively, used in computing primary earnings per share. For 1996, 1995 and 1994 there were 8,229,812, 7,932,142 and 7,419,636 average shares outstanding, respectively, used in computing fully diluted earnings per share.

     RECLASSIFICATIONS: Certain amounts in previously issued consolidated financial statements have been reclassified to conform with the current year presentation.


NOTE B: BUSINESS COMBINATION
On April 10, 1996, Macomb Federal Savings Bank ("Macomb") was merged into the Company. The Company issued 716,497 shares of common stock and cash in lieu of fractional shares for all of the outstanding shares of Macomb. At the time of the merger, Macomb had assets and stockholders' equity (unaudited) of $41,932,000 and $6,268,000, respectively. The merger was accounted for as a pooling-of-interests and accordingly, the financial statements, have been restated to include the results of Macomb.

A reconciliation of previously reported net interest income and net income is as follows:

                                                              1995                    1994
-----------------------------------------------------------------------------------------------------
                                                    (Dollars in thousands, except earnings per share)
Net interest income (as previously reported)..............   $33,632                   $22,614
Macomb Federal Savings Bank - net interest income.........     1,118                     1,172
                                                             ---------------------------------------
    Total net interest income.............................   $34,750                   $23,786
                                                             =======================================
Net income (as previously reported).......................   $10,140                  $  3,091
Macomb Federal Savings Bank - net income..................       277                       292
                                                             ---------------------------------------
    Total net income......................................   $10,417                  $  3,383
                                                             =======================================

A reconciliation of previously reported per share income is as follows:

                                                              1995                    1994
-----------------------------------------------------------------------------------------------------
Primary earnings per share:
    Net income (as previously reported)...................   $  1.45                  $   0.46
    Macomb Federal Savings Bank...........................     (0.10)                       --
                                                             ---------------------------------------
         Primary earnings per share.......................   $  1.35                  $   0.46
                                                             =======================================

Fully diluted earnings per share:
    Net income (as previously reported)...................   $  1.40                  $   0.46
    Macomb Federal Savings Bank...........................     (0.09)                       --
                                                             ---------------------------------------
         Fully diluted earnings per share.................   $  1.31                  $   0.46
                                                             =======================================


NOTE C:  RESTRICTIONS ON CASH AND NONINTEREST-BEARING BALANCES
The Company is required to maintain reserve balances with the Federal Reserve Bank. The average amounts of those reserve balances for the year ended December 31, 1996 and December 31, 1995 were $418,000 and 491,000, respectively.

NOTE D:  INVESTMENT SECURITIES
Investment securities consisted of the following:

                                                                           December 31
                                                   ------------------------------------------------------------
                                                              1996                              1995
                                                   ------------------------------------------------------------
                                                      BOOK           MARKET             Book            Market
                                                     VALUE            VALUE             Value           Value
---------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
U.S. Treasury securities.........................  $ 40,737         $ 40,781         $ 35,100         $ 35,229
Other securities.................................        20               20               --               --
Investment in Federal Home Loan Bank stock.......    19,959           19,959           19,953           19,953
Other equity securities..........................        23               23              186              186
                                                   -----------------------------------------------------------
    Held to maturity.............................    60,739           60,783           55,239           55,368

U.S. Treasury securities.........................    57,996           58,000           40,656           40,899
Other securities.................................     1,032            1,038              110              298
Valuation allowances.............................        10               --              431               --
                                                   -----------------------------------------------------------
    Available for sale...........................    59,038           59,038           41,197           41,197
                                                   -----------------------------------------------------------
                                                   $119,777         $119,821        $  96,436         $ 96,565
                                                   ===========================================================

An analysis of gross unrealized gains and losses is as follows:

                                                                           December 31
                                                   ---------------------------------------------------------------
                                                              1996                              1995
                                                   ---------------------------------------------------------------
                                                     GROSS             GROSS             Gross           Gross
                                                   UNREALIZED        UNREALIZED        Unrealized      Unrealized
                                                     GAINS             LOSSES            Gains           Losses
-------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Held to maturity
  U.S. Treasury securities ......................  $    79          $   (35)              $  137         $  (7)
                                                   ---------------------------------------------------------------
                                                        79              (35)                 137            (7)
Available for sale
  U.S. Treasury securities.......................       31              (27)                 244            --
  Other equity securities........................        6               --                  187            --
                                                   ---------------------------------------------------------------
                                                        37              (27)                 431            --
                                                   ---------------------------------------------------------------
                                                   $   116          $   (62)               $ 568         $  (7)
                                                   ===============================================================


Proceeds from sales of investment securities available for sale during 1996 were $298,000. Gross gains of $188,000 were realized on those sales. Proceeds from sales of investment securities available for sale during 1995 were $10,070,000. Gross losses of $120,000 were realized on those sales. Proceeds from sales of investment securities available for sale during 1994 were $20,779,000. Gross losses of $221,000 were realized on those sales.

The book value and market value of debt securities at December 31, 1996, by contractual maturity, were as follows:

                                                                   Less than one year                   1 - 5 Years
                                                            ------------------------------------------------------------------
                                                              Book         Market     Average      Book     Market   Average
                                                             Value         Value       Yield      Value      Value    Yield
------------------------------------------------------------------------------------------------------------------------------
                                                                                     (Dollars in thousands)
U.S. Treasury securities held to maturity...............    $20,146      $20,165       5.93%      $20,591    $20,616    6.02%
Other Securities held to maturity.......................         --           --         --            20         20    6.00
                                                            ------------------------------------------------------------------
                                                             20,146       20,165       5.93        20,611     20,636    6.02

U.S. Treasury securities available for sale.............     53,975       53,959       5.62         4,021      4,041    6.33
                                                            ------------------------------------------------------------------
                                                            $74,121      $74,124       5.71%      $24,632    $24,677    6.07%
                                                            ==================================================================

NOTE E : MORTGAGE-BACKED SECURITIES
Mortgage-backed securities consisted of the following:

                                                                           December 31
                                                   -----------------------------------------------------------
                                                              1996                              1995
                                                   -----------------------------------------------------------
                                                    BOOK            MARKET             Book            Market
                                                    VALUE            VALUE             Value           Value
--------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Government agency securities.................... $ 127,677         $ 126,576        $  12,149        $  12,451
Collateralized mortgage obligations.............    85,755            85,311           60,305           60,550
Accrued interest receivable.....................     1,417             1,417              646              646
Net discounts...................................      (159)               --             (432)              --
                                                 -------------------------------------------------------------
  Held to maturity..............................   214,690           213,304           72,668           73,647

Government agency securities....................    18,815            19,255           28,324           29,135
Collateralized mortgage obligations.............    14,767            15,005           22,810           23,110
Interest-only certificates......................       639             2,023              984            2,400
Accrued interest receivable.....................       283               283              396              396
Net premiums....................................       160                --              421               --
Valuation allowances............................     1,902                --            2,106               --
                                                 -------------------------------------------------------------
    Available for sale..........................    36,566            36,566           55,041           55,041
                                                 -------------------------------------------------------------
                                                 $ 251,256         $ 249,870        $ 127,709        $ 128,688
                                                 =============================================================


Mortgage-backed securities with a carrying value of $44,847,000 are specifically pledged as collateral for advances from the Federal Home Loan Bank of Indianapolis (FHLB). Mortgage-backed securities with a carrying value of $9,160,000 are pledged as collateral for other borrowings.

An analysis of gross unrealized gains and losses is as follows:

                                                                           December 31
                                                 ----------------------------------------------------------------
                                                              1996                              1995
                                                 ----------------------------------------------------------------
                                                      GROSS           GROSS             Gross            Gross
                                                   UNREALIZED       UNREALIZED        Unrealized       Unrealized
                                                     GAINS            LOSSES            Gains            Losses
-----------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
Government agency securities.....................  $   764          $ (2,119)         $   302         $     --
Collateralized mortgage obligations..............      294              (325)             711              (34)
                                                   --------------------------------------------------------------
  Held to maturity...............................    1,058            (2,444)           1,013              (34)
Government agency securities.....................      287               (11)             425              (16)
Collateralized mortgage obligations..............      270               (28)             314              (33)
Interest-only certificates.......................    1,384                --            1,416               --
                                                  ---------------------------------------------------------------
    Available for sale...........................    1,941               (39)           2,155              (49)
                                                  ---------------------------------------------------------------
                                                   $ 2,999          $ (2,483)         $ 3,168         $    (83)
                                                  ===============================================================


There were no sales of mortgage-backed securities during 1996. Proceeds from sales of mortgage-backed securities available for sale during 1995 were $4,145,000. Gross gains of $267,000 were realized on those sales. Proceeds from sales of mortgage-backed securities available for sale during 1994 were $52,348,000. Gross gains of $865,000 and gross losses of $22,000 were realized on those sales.

The book value and market value of mortgage-backed securities at December 31, 1996, by contractual maturity, were as follows :


                                                Held to Maturity                 Available for Sale
                                      ----------------------------------------------------------------------
                                      Book        Market      Average        Book        Market      Average
                                      Value        Value       Yield        Value        Value        Yield
------------------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands)
Government agency securities
    Less than one year...........  $     --      $    --          --%    $    --       $    --          --%
    One to five years............        --           --          --          --            --           --
    Five to ten years............     1,832        1,778        6.78          --            --           --
    After ten years..............   126,099      124,798        7.10      18,979        19,255         6.64
                                    -----------------------------------------------------------------------
                                    127,931      126,576        7.09      18,979        19,255         6.64

Collateralized mortgage obligations
    Less than one year...........        --           --          --          --            --           --
    One to five years............        --           --          --          --            --           --
    Five to ten years............       224          229       17.63          --            --           --
    After ten years..............    85,118       85,082        6.90      14,763        15,005         7.02
                                    -----------------------------------------------------------------------
                                     85,342       85,311        6.93      14,763        15,005         7.02
Interest-only certificates
    Less than one year...........        --           --          --          --            --           --
    One to five years............        --           --          --          --            --           --
    Five to ten years............        --           --          --           5            16       430.67
    After ten years..............        --           --          --         634         2,007       110.68
                                    -----------------------------------------------------------------------
                                         --           --          --         639         2,023       113.18
                                    -----------------------------------------------------------------------
                                   $213,273     $211,887        7.03%    $34,381       $36,283         8.78%
                                   ========================================================================


Mortgage-backed securities will mature according to the repayment characteristics of the underlying mortgage loans which collateralize the securities. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers have the right to prepay.

The aggregate book value and aggregate market value of the securities of any one issuer, other than U.S. Government agencies, did not exceed 10% of stockholders' equity at December 31, 1996 or 1995.


NOTE F: LOANS RECEIVABLE
The carrying amounts and fair values of loans receivable consisted of the following:

                                                                           December 31
                                                 ---------------------------------------------------------------
                                                              1996                               1995
                                                 ---------------------------------------------------------------
                                                   CARRYING            FAIR           Carrying           Fair
                                                     AMOUNT           VALUE            Amount           Value
----------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Residential mortgages ........................    $ 592,712        $  598,390        $ 573,089        $ 570,798
Residential mortgages held for sale ..........        5,218             5,218           21,713           21,963
Mortgages on income producing property .......       84,983            79,704           88,491           79,985
Construction loans ...........................       39,535            39,404           40,882           37,160
Consumer loans ...............................      337,178           338,180          237,873          235,557
Commercial loans .............................       12,262            11,959            7,717            7,298
Accrued interest receivable ..................        5,940             5,940            5,588            5,588
                                                ---------------------------------------------------------------
                                                  1,077,828         1,078,795          975,353          958,349
Less:
  Discounts on purchased loans  ..............       (2,035)               --           (1,709)              --
  Allowance for loan losses ..................       11,042                --           10,081               --
  Undisbursed portion of loan proceeds .......       12,085                --           13,198               --
  Deferred income.............................          860                --            1,424               --
                                                ---------------------------------------------------------------
                                                $ 1,055,876        $1,078,795        $ 952,359        $ 958,349
                                                ===============================================================

Credit is extended based on evaluation of the borrower's financial condition, the value of the collateral and, in the case of income producing property, the sufficiency of net cash flows from the property's operation to service the debt. When loans are made to businesses, personal guarantees may also be required of owners or partners.

Loans collateralized by income producing property are categorized as follows:

                                                                            December 31
                                                                    ---------------------------
                                                                      1996               1995
-----------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Multi-family apartments.......................................      $ 25,404          $  29,337
Motels/hotels.................................................        13,540             14,105
Shopping centers..............................................        23,582             20,232
Mobile home parks.............................................         3,625              3,781
Offices.......................................................         6,667              8,698
Industrial....................................................         4,565              6,584
Other.........................................................         7,600              5,754
                                                                    ---------------------------
                                                                    $ 84,983           $ 88,491
                                                                    ===========================

Loans collateralized by income producing property categorized by state are as follows:

                                                                            December 31
                                                                    ---------------------------
                                                                      1996               1995
-----------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Michigan......................................................      $ 65,645           $ 67,048
California....................................................        11,738             12,202
New York......................................................         2,037              3,413
Pennsylvania..................................................           607              1,396
Other.........................................................         4,956              4,432
                                                                    ---------------------------
                                                                    $ 84,983           $ 88,491
                                                                    ===========================


Changes in the allowance for loan losses are summarized as follows:

                                                                      1996            1995             1994
-------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Balance at beginning of year.................................       $ 10,081       $   8,349        $  11,570
Provision for loan losses....................................          1,100           2,400              100
Transfers....................................................             --              --              300
Net charge-offs..............................................           (139)           (668)          (3,621)
                                                                    -----------------------------------------
    Balance at end of year...................................       $ 11,042        $ 10,081        $   8,349
                                                                    =========================================


At December 31, 1996 and 1995, the total recorded investment in impaired loans, as defined by SFAS 114, was $7,241,000 and $8,619,000, respectively. In 1996 the amount of the recorded investment in impaired loans for which there is a related allowance for loan losses is $145,000, and the amount of the recorded investment for which there is no related allowance for loan losses is $7,096,000. In 1995 none of the impaired loans required a specific allowance for loan losses. Interest income on impaired loans is recognized primarily on a cash basis. During 1996 and 1995, the amount of interest income recognized on impaired loans was insignificant.The balance of nonaccrual loans was $6,621,000 and $8,225,000 at December 31, 1996 and 1995, respectively.

Changes in capitalized mortgage servicing rights, included in other assets in the Consolidated Statements of Condition, are summarized as follows:

                                                                       1996           1995             1994
-------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
Balance at beginning of year.................................       $  1,113       $     968        $   9,870
Additions....................................................            630             621               --
Amortization, sales and writedowns...........................           (300)
                                                                                        (476)
                                                                                                       (8,902)
                                                                    -----------------------------------------
    Balance at end of year...................................       $  1,443       $   1,113        $     968
                                                                    =========================================

Changes in the valuation allowance for mortgage servicing rights are summarized as follows:

                                                                         1996             1995             1994
---------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)

Balance at beginning of year......................................    $   291         $     --           $   --
Additions:
    Purchased morgage servicing rights............................        151               222              --
    Originated morgage servicing rights...........................         55                77              --
                                                                      -----------------------------------------
        Total additions ..........................................        206               299              --

Reductions:
    Purchased morgage servicing rights............................        158                 8              --
    Originated morgage servicing rights...........................        118                --              --
                                                                     ------------------------------------------
        Total reductions .........................................        276                 8              --
                Balance at end of year............................   $    221         $     291          $   --
                                                                     ==========================================

At December 31, 1996 and 1995, the fair value of capitalized mortgage servicing rights was $1,770,000 and $1,161,000 respectively.

Loans serviced for others amounted to $415,156,000, $278,051,000, and $243,834,000 at December 31, 1996, 1995 and 1994, respectively.


NOTE G:  OTHER REAL ESTATE OWNED
Other real estate owned (OREO) consisted of the following:

                                                                              December 31
                                                                       -----------------------
                                                                        1996              1995
----------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Real estate acquired through foreclosure.........................    $ 1,365           $ 1,226
Real estate in judgment..........................................        105               226
                                                                     -------------------------
                                                                       1,470             1,452
Less allowance for losses........................................         --               133
                                                                     -------------------------
                                                                     $ 1,470           $ 1,319
                                                                     =========================

Changes in the allowance for possible losses on OREO are summarized as follows:

                                                                        1996            1995             1994
-------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in thousands)
Balance at beginning of year....................................   $     133           $ 330          $   650
Provision for losses............................................          --             150               --
Net charge-offs.................................................        (133)           (347)            (320)
                                                                   ------------------------------------------
Balance at end of year..........................................   $      --           $ 133          $   330
                                                                   ==========================================



The Company recorded writedowns of other real estate owned amounting to $75,000 during 1996. The Company did not record any writedowns of other real estate owned in 1995 or 1994.

The Company recognized gains on sale of OREO amounting to $164,000, $1,139,000 and $2,407,000 during 1996, 1995 and 1994 respectively.

NOTE H:  OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:

                                                                        December 31
                                                            -------------------------------------
                                                              1996                       1995
-------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Cost:
  Land.................................................    $   2,634                 $   2,634
  Buildings and improvements...........................       17,174                    16,229
  Furniture and equipment..............................       16,839                    15,780
                                                           --------------------------------------
                                                              36,647                    34,643

Less accumulated depreciation..........................       20,883                    19,793
                                                           --------------------------------------
                                                           $  15,764                 $  14,850
                                                           ======================================

Depreciation and amortization expense was $1,954,000, $1,843,000 and $1,841,000 in 1996, 1995 and 1994, respectively.

Rental expense for leased properties and equipment was $938,000, $643,000 and $488,000 in 1996, 1995 and 1994, respectively. The aggregate minimum annual rental commitments under these leases are approximately $1,003,000 in 1997, $771,000 in 1998, $619,000 in 1999, $573,000 in 2000, $500,000 in 2001 and
$992,000 thereafter.

NOTE I:  DEPOSITS

The carrying amounts and fair values of deposits and the nominal rate of interest paid were as follows:

                                                                            December 31
                                               --------------------------------------------------------------------------
                                                               1996                             1995
                                               --------------------------------------------------------------------------
                                                                       WEIGHTED                               Weighted
                                               CARRYING      FAIR      AVERAGE      Carrying        Fair       Average
                                                AMOUNT       VALUE       RATE        Amount        Value        Rate
-------------------------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Checking accounts........................   $   46,882    $   46,882         --%   $   37,939    $  37,939          --%
NOW accounts.............................       60,668        60,668       1.52        53,682       53,682        1.52
Money market accounts....................       89,321        89,321       4.01        86,080       86,080        4.18
Savings deposits.........................      149,226       149,226       2.82       149,728      149,728        2.91
Certificates of deposit..................      617,102       622,040       5.79       594,044      598,070        6.00
Accrued interest.........................          934           934         --         1,459        1,459          --
                                            -----------------------------------------------------------------------------
                                            $  964,133    $  969,071       4.61%    $ 922,932    $ 926,958        4.82%
                                            =============================================================================


Included in deposits are $107,386,000 and $81,442,000 of deposit accounts with balances in excess of $100,000 as of December 31, 1996 and 1995, respectively.


Certificates of deposit had the following maturities at December 31, 1996:

                                                                                        Weighted
                                                              Amount                  Average Rate
-----------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
    1997............................................    $  392,752                         5.54%
    1998............................................       159,122                         6.12
    1999............................................        25,894                         6.93
    2000............................................         8,655                         6.64
    2001 and beyond.................................        30,679                         6.04
                                                        ---------------------------------------------
                                                        $  617,102                         5.79%
                                                        =============================================

The average balance, interest expense and average rate on deposits were as follows:

                                              1996                              1995                             1994
                                 ------------------------------------------------------------------------------------------------
                                  AVERAGE    INTEREST   AVERAGE     Average    Interest  Average      Average   Interest  Average
                                  BALANCE    EXPENSE     RATE       Balance    Expense    Rate        Balance   Expense    Rate
---------------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Checking accounts ............   $  40,349   $    --      --%      $ 36,886   $     --      --%      $ 36,138   $    --      --%
NOW and money
  market accounts ............     146,863     4,490    3.06        137,867      4,261    3.09        133,079     3,197    2.40
Savings deposits .............     153,701     4,446    2.89        139,685      3,723    2.67        172,875     4,174    2.41
Certificates of deposit ......     597,571    34,923    5.84        537,944     30,655    5.70        480,020    22,435    4.67
                                 ------------------------------------------------------------------------------------------------
                                 $ 938,484   $43,859    4.67%      $852,382   $ 38,639    4.53%      $822,112   $29,806    3.63%
                                 ================================================================================================

NOTE J:  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities sold under agreements to repurchase, in which the Company will repurchase identical securities, consisted of the following:

                                                                          December 31
                                                   ---------------------------------------------------------
                                                              1996                              1995
                                                   ---------------------------------------------------------
                                                   CARRYING           FAIR            Carrying         Fair
                                                    AMOUNT            VALUE            Amount          Value
------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Collateral pledged:
Mortgage-backed securities with a book
  value including accrued interest of
  $59,835,000 and a market value of
  $59,750,000 .................................    $ 58,040         $ 58,040          $    --        $    --
                                                   =========================================================

Securities sold under agreements to repurchase averaged $40,095,000 and $24,020,000 during 1996 and 1995, respectively, and the maximum amounts outstanding at any month-end during 1996 and 1995 were $74,621,000 and $52,579,000, respectively.

The securities underlying the agreements were delivered to the dealers who arranged the transactions. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company essentially identical securities at the maturities of the agreements.

Agreements to repurchase, as of December 31, 1996, are as follows:

                                                                                               Average
    Broker                                               Borrowing            Rate           Maturity Date
------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Morgan Stanley......................................     $ 23,397             5.52%          January 1997
Federal National Mortgage Association...............       34,643             5.76           January 1997
                                                         -------------------------
                                                         $ 58,040             5.66%
                                                         =========================

NOTE K:  FHLB ADVANCES AND OTHER BORROWED MONEY
The carrying amounts and fair values of FHLB advances and other borrowed money consisted of the following:

                                                                           December 31
                                    -----------------------------------------------------------------------------------
                                                1996             1995             1996                     1995
                                    -----------------------------------------------------------------------------------
                                     Year of           Weighted          Carrying      Fair       Carrying       Fair
                                    Maturity        Average Rate          Amount       Value       Amount       Value
-----------------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)

Advances from Federal Home Loan Bank of Indianapolis:

Variable rate of interest:
    5.81 - 6.38 %....................  1996          --%        5.86%    $     --          --     $124,000     $124,065
    5.47 - 6.80......................  1997        5.58         5.86      206,000     206,047       61,000       61,027
Fixed rate of interest:
    5.20 - 5.42%.....................  1997        5.25         5.42       45,000      44,977       10,000        9,977
    5.47 - 5.91......................  1998        5.77         5.47       43,000      42,566       10,000        9,965
    5.81 - 5.95......................  1999        5.84           --       43,000      42,233           --           --
    4.00.............................  2005        4.00         4.00        1,003         802        1,003          857
-----------------------------------------------------------------------------------------------------------------------
                                                                          338,003     336,625      206,003      205,891
Other borrowed money:
  Collateralized mortgage obligations................................       7,994       8,606       10,292       11,250
                                                                         ----------------------------------------------
                                                                         $345,997    $345,231     $216,295     $217,141
                                                                         ==============================================


The Company is required to maintain qualifying loans, investments and mortgage-backed securities as collateral for the FHLB advances.

The collateralized mortgage obligation (CMO) was issued through a special purpose finance subsidiary established in 1986. The CMO is secured by mortgage-backed securities with unpaid principal balances of $9,160,000 and $11,709,000 at December 31, 1996 and December 31, 1995, respectively. The notes underlying the obligations bear interest, payable quarterly, at rates varying from 7.27% to 7.33%, with contractual maturity dates ranging from 2008 to 2010.

NOTE L:  FEDERAL INCOME TAXES
Federal income tax expense (credit) consisted of the following:

                                                               1996              1995              1994
----------------------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)

Current...................................................  $     --            $    100          $    150
Deferred..................................................     3,228               3,959             1,199
Change in valuation allowance for deferred tax assets.....    (2,879)             (5,734)           (1,199)
                                                            ----------------------------------------------------
                                                            $    349            $ (1,675)         $    150
                                                            ====================================================

Deferred income tax expense (credit) included in stockholders' equity related to unrealized holding gains (losses) on securities available for sale for 1996, 1995 and 1994 amounted to $(181,000), $850,000 and $-0-, respectively.

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:

                                                                                       1996             19951994
--------------------------------------------------------------------------------------------------------------------
Statutory tax rate............................................        35.00%           35.00%           35.00%
Effect of:
  Change in valuation allowance for deferred tax assets.......       (30.81)          (68.54)          (38.79)
  Adjustment to net operating loss carry forward..............           --            12.46               --
  Other items, net............................................        (0.45)            1.92             8.04
                                                                   -------------------------------------------------
Effective tax rate............................................         3.74%          (19.16)%           4.25%
                                                                   =================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred and other tax assets and liabilities are as follows:

                                                                           December 31
                                                             --------------------------------------
                                                                1996                     1995
---------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Deferred tax assets:
    Bad debt reserves not previously deducted..............  $ 3,036                  $ 3,545
    Net deferral required by SFAS 91.......................      229                      400
    Pension and other benefit obligations..................      695                      580
    Tax effect of net of operating loss carryforward.......    3,258                    6,307
    Other items, net.......................................      381                      416
                                                             --------------------------------------
       Total deferred tax assets...........................    7,599                   11,248
    Valuation allowance for deferred tax assets............       --                   (2,879)
                                                             --------------------------------------
          Total deferred tax assets less valuation
              allowance....................................    7,599                    8,369

Deferred tax liabilities:
    Securities marked to market for tax purposes*..........      289                      433
    Tax over book depreciation.............................      662                      723
    FHLB stock dividends...................................    1,075                    1,075
    Valuation adjustment on CMO residuals..................    1,408                    1,333
    Excess general valuation allowances over base year
              reserves ....................................       --                      448
    Other items, net.......................................       68                       92

       Total deferred tax liabilities......................    3,502                    4,104
Total net deferred tax assets..............................    4,097                    4,265
Current income tax receivable due to net operating loss....  --------------------------------------
  carrybacks and other overpayments........................    1,905                    1,109
                                                             --------------------------------------
Total net federal income tax assets........................  $ 6,002                  $ 5,374
                                                             ======================================


* The amount shown is net of the $669,000 and $822,000 tax effect of SFAS 115 unrealized holding gains at December 31, 1996 and December 31, 1995 respectively.

As of December 31, 1996, the Company had a net operating loss carryforward for income tax purposes of $9,310,000 which expires on December 31, 2009.


NOTE M:  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS
OTS regulations governing the payment of dividends by savings institutions provide that an institution may only pay dividends with regulatory approval. Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon the payment of dividends from the Bank to the Company.

In December 1993, the Company issued 1,003,219 units in a shareholder rights offering. Each unit consisted of three shares of common stock and one warrant. Each warrant entitled the holder thereof to purchase one share of common stock at an exercise price of $8.25 at any time no later than December 31, 1996. During 1996, 1995 and 1994, 996,369, 2,553 and 390 warrants were excercised, respectively. The warrant period ended with 3,907 warrants unexercised.

During 1996, the Company paid a one-time charge of $5.5 million pretax, ($3.6 million after tax) as the mandated contribution of its wholly-owned subsidiary, D&N Bank, to replenish the Federal Deposit Insurance Corporation's depleted Savings Association Insurance Fund ("SAIF"). This charge is the result of federal legislation passed and signed into law on September 30, 1996, which requires all thrifts to pay a one-time assessment to restore the SAIF fund to its statutory reserve level. The assessment is 65.7 basis points (b.p.) of the institution's deposits as of March 31, 1995.

Macomb had a leveraged Employee Stock Ownership Plan ("ESOP"), which was terminated subsequent to the merger with the Company. The related ESOP debt was paid in full in 1996.

On December 7, 1989, new capital standards were imposed on the thrift industry as a result of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"). Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of December 31, 1996, the Bank exceeded all regulatory capital standards.

The table below summarizes as of December 31, 1996, the Bank's capital requirements under FIRREA and its actual capital ratios at that date:

                                                            Regulatory                       Bank Actual
                                                          Requirements                         Capital
                                               ------------------------------------------------------------------
                                                    Amount           Percent           Amount          Percent
-----------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Risk-based capital..............................   $ 69,740            8.00%          $ 86,669          9.94%
Core capital....................................     44,598            3.00             76,012          5.11
Tangible capital................................     22,299            1.50             76,012          5.11

The FDIC Improvement Act of 1992 ("FDICIA") requires each federal banking agency to implement prompt corrective actions for institutions that it regulates. The OTS has adopted rules, based upon FDICIA's five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under FDICIA, the OTS is required to take supervisory action against institutions that are not deemed either "well capitalized" or "adequately capitalized". The rules generally provide that a savings institution is "well capitalized" if its total risk-based capital ratio is 10% or greater, its ratio of core capital to risk-based assets (tier 1 risk-based capital) is 6% or greater, its core capital (leverage) ratio is 5% or greater, and the institution is not subject to a capital directive. The Bank's tier 1 risk-based capital ratio at December 31, 1996 was 8.72%. As of December 31, 1996, the Bank was considered adequately capitalized.


NOTE N:  EMPLOYEE BENEFIT PLANS
The Company sponsors an employee savings and investment plan in which all employees may participate after completing a minimum of 1,000 hours in an eligibility period. The plan allows participants to make contributions by salary deductions equal to 15% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Company at the rate of 100 cents per dollar, up to 6% of the employee's salary. Employees vest immediately in their own contributions and over a six-year period in the Company's contributions. Employee contributions may be invested in a variety of instruments, including the Company's common stock. The first 3% of the Company's contribution for each individual is invested in the Company's common stock, the remainder of the Company's contribution, (up to 6%, total) is invested at the direction of the participant. The Company's contributions to the plan were $621,000, $273,000 and $193,000 in 1996, 1995 and 1994, respectively.

The Company terminated its noncontributory defined benefit retirement plan during 1996, with all assets of the plan being distributed to participants. No gain or loss was recorded on this transaction.

The following table sets forth the market value of assets and distribution thereof on December 16, 1996, the date of distribution.

                                                                   Before          Effect of           After
                                                                Termination       Termination       Termination
-----------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Assets and obligations
    Accumulated benefit obligation............................  $     (8,419)       $    8,419       $       --

    Plan assets at fair value.................................        11,238           (11,238)              --
                                                              ---------------------------------------------------
    Excess assets.............................................  $      2,819        $   (2,819)      $       --
                                                              ===================================================

Benefits under the plan were based on years of service and the employee's compensation during the last five years of employment.

Pension expense included the following components:

                                                                   1996*           1995*            1994
----------------------------------------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Service cost-benefits earned during the period ...............   $      --       $     620       $     728
Interest cost on projected benefit obligation ................          --           1,071           1,055
Return on plan assets ........................................          --          (2,030)           (362)
Net amortization .............................................          --             512          (1,046)
                                                                 -----------------------------------------
                                                                 $      --       $     173       $     375
                                                                 =========================================

* Benefits were frozen as of September 30, 1995; therefore, no cost or amortization was subsequently recorded.

NOTE O: POSTRETIREMENT BENEFITS
The Company has a contributory unfunded benefit plan which provides postretirement medical benefits to certain employees who have retired prior to September 30, 1995. The Company is recognizing its accumulated postretirement benefit obligation over a prospective 20-year period. During 1994, the plan was changed to provide certain caps on benefits for existing retirees and eliminate benefits for future retirees. The effect of the plan change was to reduce the accumulated postretirement benefit obligation by approximately $1,425,000.

The following table sets forth the plan's status and amounts recognized in the Company's Consolidated Statement of Condition:

                                                                     December 31,
                                                           -------------------------------
                                                             1996                   1995
------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

Accumulated postretirement benefit obligation............  $  1,358                $ 1,322
Unrecognized net loss ...................................      (233)                  (178)
Unrecognized transition obligation ......................      (829)                  (877)
                                                           -------------------------------
     Accrued postretirement benefit cost ................  $    296                $   267
                                                           ===============================

Postretirement benefit expense included the following components:

                                                             1996             1995             1994
-----------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)

Service cost ............................................  $     --         $     --         $     44
Interest cost ...........................................        97               99              132
Amortization of transition obligation ...................        48               49               80
                                                           ------------------------------------------
                                                           $    145         $    148         $    256
                                                           ==========================================

A weighted average discount rate of 7.00% in 1996 and 1995 was used in determining the accumulated post retirement benefit obligation. The 1996 health care trend rate was projected to be 9.5% for participants under the age of 65, and this rate is assumed to trend downward until it reaches 5.5% and remains at that level thereafter. This trend rate assumption does not have a significant effect on the plan; therefore, a one percent change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.


NOTE P:  STOCK OPTION PLAN
The Company has stock option plans in which 1,340,000 shares of  common stock
have been reserved for issuance as of December 31, 1996.   Under the plans, the
exercise price of any option will not be less than the fair market value of the common stock on the date of grant. The dates on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors, and have generally vested over a two year period from the date of grant. The term on any option may not exceed ten years from the date of grant.

During 1996, the Company adopted the disclosure requirements of Statements of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Accordingly, the fair value of each option grant in 1996 and 1995 was estimated using the Black-Scholes option pricing model with the following assumptions used:

                                                               1996                     1995
-------------------------------------------------------------------------------------------------
Estimated weighted average fair value
per share of options granted ............................. $   4.61                    $ 2.63

Assumptions:
    Annualized dividend yield ............................       --%                       --%
    Common-stock price volatility ........................     25.1%                     25.1%
    Weighted average risk free rate of return ............      5.9%                      7.4%
    Weighted average expected option term (in years) .....        5                         4


The Company has elected to continue to measure compensation cost using the intrinsic value method, in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, since all options are granted at a fixed price not less than the fair market value of the Company's common stock on the date of grant, no compensation cost has been recognized for its stock option plans. Had stock option costs of these plans been determined based on the fair value at the 1996 and 1995 grant dates for awards under those plans consistent with the methodology of SFAS 123, the pro forma effects on the Company's net income and earnings per share would be as follows:

                                                                 1996                  1995
----------------------------------------------------------------------------------------------------
                                                    (Dollars in thousands, except earnings per share)
Net income (as reported) ...........................          $  8,995              $ 10,417
Stock option compensation cost .....................              (396)                  (74)
                                                       ---------------------------------------------
    Pro forma net income ...........................          $  8,599              $ 10,343
                                                       =============================================

Primary earnings per share (as reported) ...........          $   1.11              $   1.35
Stock option compensation cost .....................             (0.05)                (0.01)
                                                       ---------------------------------------------
    Pro forma primary earnings per share ...........          $   1.06              $   1.34
                                                       =============================================

Fully diluted earnings per share ...................          $   1.09              $   1.31
Stock option compensation cost .....................             (0.05)                (0.01)
                                                       ---------------------------------------------
    Pro forma fully diluted earnings per share .....          $   1.04              $   1.30
                                                       =============================================


The following table sets forth changes in options outstanding:


                                                       1996                             1995                    1994
                                            ---------------------------------------------------------------------------
                                                             WEIGHTED                         Weighted
                                            Amount          Avg. Price         AMOUNT         AVG. PRICE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Shares under option:
    Outstanding at beginning of year ...    594,505       $     8.32          638,602        $    8.18          681,052
    Granted ............................    287,208            13.49           74,880             8.01           50,298
    Forfeited ..........................    (19,851)           10.39           (4,029)            7.86          (91,748)
    Canceled ...........................     (5,775)           16.06          (62,150)            8.50              --
    Exercised ..........................   (109,775)            7.94          (52,798)            6.06           (1,000)
                                          -------------------------------------------------------------------------------
    Outstanding at end of year .........    746,312            10.24          594,505             8.32          638,602
                                          -------------------------------------------------------------------------------
    Exercisable at end of year .........    537,144        $    9.24          512,062        $    8.40          472,347
                                          -------------------------------------------------------------------------------


The following table sets forth details of options outstanding at December 31, 1996:

                                     Options Outstanding                              Options Exercisable
        ---------------------------------------------------------------------------------------------------------
                                                  Weighted           Weighted                       Weighted
              Range of                            Average            Average                        Average
              Exercise            Number          Remaining          Exercise         Number        Exercise
               Prices          Outstanding     Contractual Life       Price         Exercisable      Price
-----------------------------------------------------------------------------------------------------------------
          $   6.00 -  8.38       397,104          6.7 Years        $    7.69          371,409      $  7.68
             11.19 - 13.25       267,708          7.9 Years            12.51          129,235        12.10
             14.25 - 15.44        81,500          8.5 Years            15.23           36,500        14.98
          -------------------------------------------------------------------------------------------------------
          $   6.00 - 15.44       746,312          7.3 Years        $   10.24          537,144      $  9.24
          =======================================================================================================


NOTE Q:  LITIGATION
The Company is a defendant in a number of matters of litigation, substantially all of which have arisen in the ordinary course of business. It is the opinion of management that the resulting liabilities, if any, from these actions will not materially affect the Consolidated Financial Statements.

D&N Bank is a plaintiff, like approximately 120 other institutions, in a currently pending claim in the United States Court of Federal Claims seeking substantial damages as a result of the 1989 Financial Institutions Reform, Recovery and Enforcement Act's mandatory phase-out of the regulatory capital treatment of supervisory goodwill. Arguments concerning the extent of damages in the cases of three initial plaintiffs are scheduled to begin March 17, 1997. The other cases, including D&N's, are scheduled to be considered after the initial cases are resolved. The ultimate outcome of these matters cannot be ascertained at this time.

NOTE R:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
The Company is party to financial instruments with off-balance sheet risk (in the normal course of its business) to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments may include commitments to originate or purchase loans, standby letters of credit, recourse arrangements on sold assets, and forward commitments. The instruments involve, to varying degrees, elements of credit and interest rate risk in addition to the amounts recognized in the Consolidated Statements of Condition. The contract amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments, standby letters of credit and recourse arrangements is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance sheet instruments. For forward commitments, the contract amounts do not represent exposure to credit loss. The Company controls the credit risk of those instruments through credit approvals, limits and monitoring procedures.

The following table sets forth financial instruments with off-balance sheet risk and their contract amounts and fair values:

                                                  --------------------------------------------------------------
                                                                           December 31
                                                  --------------------------------------------------------------
                                                              1996                              1995
                                                    CONTRACT          FAIR            Contract          Fair
----------------------------------------------------------------------------------------------------------------
                                                     AMOUNT           VALUE            Amount           Value
                                                                        (Dollars in thousands)
Financial instruments whose contract amounts
  represent credit risk:
    Commitments to originate and purchase loans .. $ 69,383          $ (694)        $ 60,443         $ (604)
    Unused lines of credit .......................   78,303            (783)          56,867           (569)
    Standby letters of credit ....................      367              (4)           1,210            (12)
    Loans sold with recourse .....................    3,004            (150)           3,563           (178)

Financial instruments whose contract amounts
 exceed the amount of credit risk:
    Forward commitments to sell loans ............    4,000             (40)              --             --


Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's evaluation of the borrower's credit worthiness.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Additionally, the Company has retained credit risk on certain residential and commercial mortgage loans sold with recourse with outstanding balances at December 31, 1996 of $1,430,000 and $1,574,000, respectively. These balances as of December 31,1995 were $1,769,000 and $1,794,000, respectively. The maximum amount of loss to which the Company is subject, under the recourse provisions, is $1,587,000 at December 31, 1996. Management does not believe the recourse provisions subject the Company to any material risk of loss. This credit risk is considered to be no more onerous than that existing on similar loans in the Company's loan portfolio.

Forward commitments to sell loans are contracts the Company negotiates for the purpose of reducing the market risk associated with rate lock agreements with customers for new loan applications that have not yet been closed. In order to fulfill a forward commitment, the Company typically exchanges through FNMA, FHLMC or GNMA,its current production of loans for mortgage-backed securities which are then delivered to a national securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase securities in the open market to deliver against the contracts.


NOTE S:  FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the carrying amounts and fair values of financial instruments at the dates indicated. SFAS 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.


                                                                         December 31
                                                -------------------------------------------------------------
                                                            1996                              1995
                                                -------------------------------------------------------------
                                                  CARRYING           FAIR           Carrying           Fair
                                                   AMOUNT           VALUE            Amount           Value
-------------------------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
Cash and cash equivalents ....................  $   12,789       $   12,789        $  22,440        $  22,440
Investment securities (Note D) ...............     119,777          119,821           96,436           96,565
Mortgage-backed securities (Note E) ..........     251,256          249,870          127,709          128,688
Loans receivable (Note F) ....................   1,055,876        1,078,795          952,359          958,349
Deposits (Note I) ............................    (964,133)        (969,071)        (922,932)        (926,958)
Securities sold under agreement
    to repurchase (Note J) ...................     (58,040)         (58,040)              --               --
Debt (Note K) ................................    (345,997)        (345,231)        (216,295)        (217,141)
Commitments to originate and
    purchase loans (Note R) ..................          --             (694)              --             (604)
Unused lines of credit (Note R) ..............          --             (783)              --             (569)
Standby letters of credit (Note R)............          --               (4)              --              (12)
Loans sold with recourse (Note R) ............          --             (150)              --             (178)
Forward commitments to sell loans (Note R) ...          --              (40)              --               --

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

The fair values of checking and NOW accounts, money market accounts and savings deposits are the amounts payable on demand at the reporting date. The fair value for fixed-maturity time deposits is estimated using a discounted cash flow analysis using the rates currently offered for deposits with similar remaining maturities. The fair values of securities sold under agreement to repurchase and the Company's debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for debt with similar terms and remaining maturities. Fair values for the Company's off-balance sheet instruments (guarantees and credit commitments) are based on current settlement or termination values and on fees currently charged to enter into similar agreements, given the remaining terms of the agreements and the counterparties' credit standing.

NOTE T: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                 Before
                                                       Gain on   Income     Income
                                   Net     Provision Securities   Tax        Tax        Net    Earnings Per Share     Stock Price
            Interest Interest   Interest   For Loan    & Other   Expense    Expense    Income              Fully          Range
             Income  Expense     Income      Losses     Assets   (Credit)  (Credit)   (Loss)   Primary    Diluted    High       Low
-----------------------------------------------------------------------------------------------------------------------------------
                                 (Dollars in thousands, except earnings per share and stock price)
1st Quarter

   1996     $ 24,000   $ 14,318   $ 9,682   $    300    $  --    $  2,689  $  (799)  $ 3,488   $   0.43  $   0.42   13 3/4       12
   1995       20,824     13,199     7,625        200       --       1,452       28     1,424       0.18      0.18    9 1/8    7 1/4


2nd Quarter

   1996       25,426     14,886    10,540        300      188       2,824     (537)    3,361       0.42      0.41       14       12
   1995       22,853     14,125     8,728        800      779       2,619       30     2,589       0.35      0.33   10 1/2    8 3/8


3rd Quarter

   1996       27,105     15,863    11,242        300       --      (1,127)(1)  (42)   (1,085)(1)  (0.13)    (0.13)  14 1/4   12 1/4
   1995       23,125     14,298     8,827        500       --       3,084       26     3,058(2)    0.39      0.39   13 1/2   10 1/8


4th Quarter

   1996       27,778     16,479    11,299        200       --       4,958    1,727     3,231       0.39      0.39   17 3/4   13 3/4
   1995       23,963     14,393     9,570        900       --       1,587   (1,759)    3,346(2)    0.42      0.42   12 3/4   11 3/16


Year

   1996      104,309     61,546    42,763      1,100      188       9,344      349     8,995       1.11      1.09   17 3/4       12
   1995       90,765     56,015    34,750      2,400      779       8,742   (1,675)   10,417(2)    1.35      1.31   13 1/2    7 1/4


(1)Included in this loss is the one-time charge of $5.5 million to replenish the Federal Deposit Insurance Corporation's Savings Association

   Insurance Fund (see Note M).
(2)Included income of $458,000, $163,000 and $621,000 in the third quarter of 1995, forth quarter of 1995 and year 1995, respectively, resulting from the adoption of SFAS122.

NOTE U: D&N FINANCIAL CORPORATION -PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF CONDITION

                                                                            December 31
                                                                   ---------------------------
                                                                     1996               1995
----------------------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
ASSETS
    Cash and cash equivalents ...............................      $       2        $       2
    Amounts receivable from subsidiary ......................          6,104              879
    Investments in subsidiary ...............................         80,014           71,108
    Other assets ............................................             65               --
                                                                   --------------------------
                                                                   $  86,185        $  71,989
                                                                   ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY
    Other liabilities .......................................      $      64        $      10
    Stockholders' equity ....................................         86,121           71,979
                                                                   --------------------------
                                                                   $  86,185        $  71,989
                                                                   ==========================

CONDENSED STATEMENTS OF INCOME

                                                                                Year Ended December 31
                                                                       ---------------------------------------
                                                                       1996            1995               1994
--------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)
Interest income from subsidiary .............................     $       64        $     40        $        47
Equity in undistributed net income of subsidiary ............          9,378          10,618              3,565
Noninterest expense
  Compensation and benefits .................................             13               9                  9
  Other .....................................................            434             232                220
                                                                  ---------------------------------------------
    Total noninterest expense ...............................            447             241                229
                                                                  ---------------------------------------------
     Income before income tax expense .......................          8,995          10,417              3,383
Federal income tax expense ..................................             --              --                 --
                                                                  ---------------------------------------------
Net income ..................................................     $    8,995        $ 10,417          $   3,383
                                                                  =============================================


CONDENSED STATEMENTS OF CASH FLOWS

                                                                              Year Ended December 31
                                                                    -------------------------------------------
                                                                       1996            1995             1994
---------------------------------------------------------------------------------------------------------------
                                                                               (Dollars in thousands)
Operating activities
  Net income ................................................       $   8,995        $ 10,417        $   3,383
  Items not affecting cash:
    Equity in undistributed net income of subsidiary ........          (9,378)        (10,618)          (3,565)
    Other ...................................................             115              37             (214)
                                                                    -------------------------------------------
     Net cash used by operating activities                               (268)           (164)            (396)

Investing activities ........................................
  Change in intercompany receivable .........................          (5,225)           (102)             421

Financing activities
  Proceeds from issuance of stock ...........................           9,055             346               11
  Purchases of Treasury stock/warrants ......................          (3,499)            (44)              --
  Payment of ESOP debt ......................................             (63)            (36)             (36)
                                                                    -------------------------------------------
     Net cash used by financing activities ..................           5,493             266              (25)

  Net change in cash and cash equivalents ...................              --              --               --
    Cash and cash equivalents at beginning of year ..........               2               2                2
                                                                    -------------------------------------------
  Cash and cash equivalents at the end of year ..............       $       2        $      2        $       2
                                                                    ===========================================