Form 10-K405, Exhibit 13
period 1997-12-31
D&N FINANCIAL CORP
filed 1998-03-27
CIK 830143

                                                                      EXHIBIT 13


SELECTED FINANCIAL HIGHLIGHTS  D&N FINANCIAL CORPORATION

                                                 -----------------------------------------------------------------------------------
                                                  1997            1996(2)          1995(2)          1994(2)          1993(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                              (Dollars in thousands, except per share data)
FOR THE YEAR:
Net interest income                        $     48,939      $     42,763      $     34,750   $     23,786          $     21,212
Provision for loan losses                         1,350             1,100             2,400            100                    --
Noninterest income(loss)                          8,920             7,224             6,912          7,488               (21,536)
Net income (loss)                                14,325             8,995            10,417          3,383               (66,642)(1)
Earnings (loss) per share
     Basic                                         1.58              1.08              1.27           0.41                (13.69)
     Diluted                                       1.53              1.01              1.24           0.41                (13.69)
Shares outstanding:
     Basic                                    9,093,682         8,336,517         8,172,292      8,161,600             4,866,278
     Diluted                                  9,364,874         8,906,109         8,403,028      8,185,146             4,945,579
Stock price range                     14 57/64 - 26 3/4  10 29/32-16 9/64 6 19/32 -12 17/64  6 1/64-9 3/32    5 29/32 - 11 23/64
Cash dividends declared
     per common share                              0.10                --                --             --                    --
AT YEAR END:
Total assets                                  1,815,315         1,473,054         1,228,497      1,128,732             1,080,131
Net loans receivable                          1,300,959         1,055,876           952,359        821,875               646,709
Nonperforming assets                              5,300             8,091             9,701         24,520                43,593
Mortgage-backed securities                      358,296           251,256           127,709        151,293               171,983
Excess of cost over net assets of
     association acquired                            __             --                --               384                   845
Mortgage servicing rights                         2,136             1,443             1,113            968                 9,870
Deposits                                      1,043,167           964,133           922,932        817,674               844,012
Borrowings                                      619,523           404,037           216,295        226,956               101,648
Stockholders' equity                             98,082            86,121            71,979         58,325                56,887
Per share                                         10.78              9.38              8.75           7.15                  6.97
Tangible stockholders' equity                    97,184            85,110            70,855         58,264                57,049
Per share                                         10.68              9.27              8.62           7.14                  6.99
Number of offices                                    48                48                46             41                    38
SELECTED RATIOS:
Return on average assets                           0.88%            0.67%             0.89%          0.31%                 (5.47)%
Return on average equity                          15.75            11.58             16.01           5.97                 (74.99)
Average equity to average assets                   5.59             5.77              5.53           5.26                   7.29
Net interest margin                                3.08             3.26              3.04           2.31                   1.95
General & administrative expenses
     to average assets                             2.01              2.34              2.44           2.48                  2.30
Nonperforming assets to total assets               0.29              0.55              0.79           2.17                  4.04
Allowance for loan losses to
   nonperforming loans                           275.72            166.77            122.21          46.38                 38.21
Allowance for loan losses to total loans           0.80              1.03              1.05           1.01                  1.76
Net loan charge-offs to average loans              0.15              0.01              0.07           0.43                  0.59
Tangible capital ratio                             6.55              5.11              5.41           5.05                  4.89
Core capital ratio                                 6.55              5.11              5.41           5.09                  4.97
Risk-based capital ratio                          11.98              9.94             10.45          10.08                 10.21

(1) Includes cumulative effect of change in accounting for goodwill of ($34,754,000).
(2) All per share amounts have been restated to include the effects of a 10% stock dividend and adoption of SFAS 128 in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

D&N Financial Corporation ("D&N" or "the Company") is a savings bank holding company whose sole subsidiary is D&N Bank ("the Bank"). D&N's primary focus is the delivery of retail financial services through its community banking offices in Michigan and loan origination network in the Upper Midwest. This discussion highlights important trends and events that have shaped the Company's financial performance in 1997.

In 1997, D&N reported net income of $14.3 million, or $1.53 per diluted share. Earnings in 1996, before one-time regulatory charges and the tax benefit of a previous year's net operating loss, were $10.1 million or $1.14 per diluted share. In 1995 the Company earned $10.4 million or $1.24 per diluted share.

On December 31, 1997, the Company's balance sheet included total assets of $1.82 billion, compared to $1.47 billion at the end of 1996. This 23% growth reflected primarily the Bank's loan origination success, with $856 million of new loans funded in 1997. Outstanding loan balances totaled $1.31 billion at December 31, 1997, an increase of 23% during the year. Mortgage-backed securities also increased by 43% to $358 million as the Bank securitized $86 million of its residential mortgage loan production with the Federal Home Loan Mortgage Corporation ("FHLMC" or "Freddie Mac").

Equity and capital support for D&N's robust growth in 1997 came from the retention of earnings, from the receipt, in December, 1996, of proceeds from the exercise of warrants to purchase the Company's common stock, and from the successful creation, in July, 1997, of a new Bank subsidiary, D&N Capital Corporation ("DNCC"). DNCC is a Real Estate Investment Trust ("REIT") that invests in residential and commercial real estate mortgages which it acquires from the Bank. In addition to the $32 million equity investment that the Bank made in DNCC, outside investors purchased preferred stock of the subsidiary for $30.25 million. This preferred stock investment is included in the regulatory capital accounts of D&N Bank.

In 1997, the Company made provisions for loan losses of $1.35 million, after making provisions of $1.1 million and $2.4 million in 1996 and 1995, respectively. At December 31, 1997, the allowance for loan losses was $10.5 million, or 0.80% of outstanding loans. D&N's portfolio of nonperforming assets declined during 1997 by $2.8 million or 34% to $5.3 million. At December 31, 1997, the allowance for loan losses was 276% of the loans deemed to be nonperforming. This ratio was 167% in 1996 and 122% in 1995.

Noninterest income from operations increased by 19.1% in 1997 after increasing by 14.7% in 1996. The increases in loan related and deposit related fee income experienced in 1996 and 1997 reflect the successful implementation of servicing strategies designed to complement the Company's community banking focus.

D&N Bank incurred a one-time charge in 1996 as a result of its mandated contribution to replenish the Federal Deposit Insurance Corporation's ("FDIC") depleted Savings Association Insurance Fund ("SAIF"). The third quarter assessment was $5.5 million before consideration of its impact on federal taxes, and was expected to reduce the Bank's annual deposit insurance premiums by approximately $1.6 million.

Also during the third quarter of 1996, the Bank recognized adjustments to its balance of deferred tax assets following the enactment in August of federal legislation which resolved the recapture status of previously allowed accelerated deductions for bad debts. Historically, thrift institutions such as the Bank had been permitted to deduct a portion of their net income as bad debt allowances. This practice was more advantageous than the specific-loss method of deduction which was mandated for other classes of financial institutions. The opportunity to use the percentage-of-income method expired in 1995, but the status of previously accelerated deductions remained in question until the 1996 legislation was enacted. Notably, the presence of unresolved prior deductions was felt to be a hindrance to evolution and consolidation of the financial services industry because thrift institutions that had recorded such accelerated deductions were required to repay them before charter conversions or acquisitions by non-thrift institutions could be approved. The new legislation required that accelerated deductions recorded after 1987 would have to be repaid, but forgave that portion of institutions' accelerated loan loss deductions that were recorded before 1988.

RESULTS OF OPERATIONS
NET INTEREST INCOME

The Company's primary source of earnings is its net interest income, defined as the difference between the interest earned on its loans and investments and the interest paid on its deposits and other liabilities. Interest income and interest expense each increased in 1997 as the average size of the Company's earning assets grew substantially. Interest income increased by $21.4 million, or 20.5%, in 1997. The average yield on earning assets decreased by 4 basis points to 7.91% in 1997, from 7.95% in 1996. In 1995, earning assets yielded 7.93%. Driving the interest income gains in 1997 was D&N's 21.1% increase in average earning balances, which followed an increase of 14.7% in 1996 and 11.1% in 1995.

Interest expense increased by $15.2 million, or 24.7%, in 1997 as the average balance of interest-bearing liabilities increased by 20.2%, and the average rate paid on those liabilities increased by 19 basis points. In 1997, interest-bearing liabilities had an average cost of 5.12%, compared to 4.93% in 1996 and 5.15% in 1995. Because the average yield on interest-earning assets decreased and the average cost of interest-bearing liabilities increased in 1997, the Company's interest rate spread decreased from 3.02% in 1996 to 2.79% in 1997. In 1995 the spread was 2.79%. Similarly, the Bank's net interest margin, or ratio of net interest income to average interest-earning assets, decreased from 3.26% in 1996 to 3.08% in 1997. In 1995 the net interest margin was 3.04%. Average interest-earning assets exceeded average interest-bearing liabilities by $88.7 million in 1997 compared to $64.5 million in 1996 and $55.3 million in 1995.

Average balances of loans outstanding were higher in 1997 than 1996, as the Company's loan originations increased significantly. Average balances of mortgage-backed securities were also sharply higher reflecting loan securitization efforts, while the investment securities category increased modestly. Loans increased by $132 million, or 12%; mortgage-backed securities increased by $120 million, or 82%; and investment securities increased by $24.2 million, or 23%. Average earning rates on investments and mortgage-backed securities were lower in 1997 than 1996, while the average earning rate on the loan portfolio increased. In 1997, loans earned an average yield of 8.25% compared to 8.11% in 1996. Mortgage-backed securities earned an average of 7.15% in 1997, versus an average rate of 7.46% in 1996. Investment securities earned 6.28% in 1997, down from 6.96% in 1996. Even though average loan yields increased from the previous year, overall earning-asset performance decreased slightly as a greater proportion of the earning-asset portfolio was comprised of less profitable mortgage-backed security and investment assets in 1997 than in 1996.

The average balances of loan assets and mortgage-backed securities also increased from 1995 to 1996. In 1996, average investment balances fell, reflecting the Company's application of surplus liquidity assets to fund loan growth.

Average deposit balances increased 7.9% to $1.012 billion in 1997, from $938 million in 1996. The average cost of deposits increased 7 basis points, to 4.74%, in 1997, from 4.67% in 1996. From 1995 to 1996, average deposit balances increased by $86 million, or 10.1%. In 1995, the average cost of deposits was 4.53%.

The average balance of borrowed funds increased by 57.7%, to $488 million in 1997, from $310 million in 1996. In 1995, the average balance of borrowed funds was $236 million.

The following tables set forth the extent to which the Company's net interest income has been affected by changes in average interest rates and average balances of interest-earning assets and interest-bearing liabilities.



                                                                  Years Ended December 31, 1997 and 1996
                                    ------------------------------------------------------------------------------------------------
                                     Average balance (1)            Average rate           Interest             Variance due to: (2)
                                    ------------------------------------------------------------------------------------------------
                                                                                                         Increase
                                    1997          1996           1997        1996     1997     1996     (Decrease) Volume    Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands)
Interest-earning assets:
  Loans (3)                       $1,194,090     $1,062,108       8.25%       8.11%   $98,560  $86,151   $12,409  $10,917 $ 1,492
  Mortgage-backed securities (4)     267,010        146,560       7.15        7.46     19,085   10,930     8,155    8,627    (472)
  Investments and deposits (4)       128,071        103,848       6.28        6.96      8,048    7,228       820    1,562    (742)
                                 ------------------------------------------------------------------------------------------------
                                   1,589,171      1,312,516       7.91        7.95    125,693  104,309    21,384   21,106     278
                                 ------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits                         1,012,237        938,484       4.74        4.67     47,961   43,859     4,102    3,469     633
  Borrowings                         488,251        309,516       5.90        5.71     28,793   17,687    11,106   10,294     812
                                 ------------------------------------------------------------------------------------------------
                                   1,500,488      1,248,000       5.12        4.93     76,754   61,546    15,208   13,763   1,445
                                 ------------------------------------------------------------------------------------------------
Interest rate spread                                              2.79        3.02
Excess average earning assets     $   88,683        $64,516       7.91%       7.95%
                                  ================================================
Net interest margin                                               3.08%       3.26%   $48,939  $42,763    $6,176   $7,343 $(1,167)
                                                                 ================================================================


                                                                  Years Ended December 31, 1996 and 1995
                                    ------------------------------------------------------------------------------------------------
                                       Average balance (1)           Average rate             Interest      Variance due to: (2)
                                    ------------------------------------------------------------------------------------------------
                                    1996            1995         1996         1995     1996    1995       Increase  Volume   Rate
                                                                                                         (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Interest-earning assets:
  Loans (3)                       $1,062,108       $892,364       8.11%       8.13%   $86,151  $72,550   $13,601  $13,767   $(166)
  Mortgage-backed securities(4)      146,560        140,093       7.46        7.55     10,930   10,577       353      484    (131)
  Investments and deposits (4)       103,848        111,476       6.96        6.85      7,228    7,638      (410)    (525)    115
                                  -----------------------------------------------------------------------------------------------
                                   1,312,516      1,143,933       7.95        7.93    104,309   90,765    13,544   13,726    (182)
                                  -----------------------------------------------------------------------------------------------

Interest-bearing liabilities:
  Deposits                           938,484       852,382        4.67        4.53      43,859  38,639     5,220    4,020   1,200
  Borrowings                         309,516       236,242        5.71        6.29      17,687  14,855     2,832    4,283  (1,451)
  Interest rate instruments               --            --         --         0.23          --   2,521    (2,521)      --  (2,521)
                                  -----------------------------------------------------------------------------------------------
                                   1,248,000     1,088,624        4.93        5.15      61,546  56,015     5,531    8,303  (2,772)
                                  -----------------------------------------------------------------------------------------------
Interest rate spread                                              3.02        2.79
Excess average earning assets     $   64,516       $55,309        7.95%       7.93%
                                  ================================================
Net interest margin                                               3.26%       3.04%    $42,763 $34,750    $8,013   $5,423  $2,590
                                                                  ===============================================================


(1) Based on average daily balances.
(2) Changes to interest income and interest expense attributable to changes in both rate and volume have been attributed proportionately to the change due to rate and the change due to volume.
(3) Loans on nonaccrual are included in the average balances shown above. The variance due to rate includes the effect of such loans because no interest is earned on such loans.
(4) Average rates on mortgage-backed and investment securities available for sale are based on historical amortized cost balances.

In 1995, D&N's interest expense included the net costs of interest rate hedging instruments. During 1995, contracts written in the 1980s to exchange fixed interest payments for variable receipts ("swap contracts") resulted in net charges to interest expense of $2.5 million. The swap contracts, originally executed as hedges against rising interest rates, have expired, with the final contract maturing in November of 1995.

NONINTEREST INCOME

D&N's noninterest income includes recurring fees from loan and deposit-related activities, recurring income from the marketing of assets that are originated for sale, and non-recurring gains and losses from events such as securities sales and sales of non-earning and depreciated assets. D&N's loan and deposit-related fee income totaled $6.0 million in 1997, up $461,000 or 8.3% from 1996, reflecting primarily the Bank's growing core deposit base and the initiation of fees for non-customer usage of the Bank's automatic teller machine network. In 1997, net loan servicing and administrative fees were unchanged from 1996 at $1.9 million. Deposit-related fees, on the other hand, increased by 12.7% in 1997.

Gains on sales of loans totaled $1.7 million in 1997, up from $1.0 million in 1996. In 1997, $103 million of D&N's residential mortgages were sold to secondary market investors, compared to $66.1 million in 1996. In each year, D&N Bank retained the rights to service all of these loans. Other income increased from $470,000 in 1996 to $657,000 in 1997 as D&N Bank's subsidiary, Quincy Insurance Agency, continued to successfully expand its offerings of annuities and investment products.

NONINTEREST EXPENSE

General and administrative expenses totaled $32.6 million in 1997. In 1996, this category included $1.4 million of non-recurring costs associated with the Bank's merger with Macomb Federal Saving Bank. When merger-related costs are excluded from the 1996 total, general and administrative expenses were up in 1997 by $2.5 million, or 8.2%, following an increase of $1.5 million, or 5.1% in 1996. These increases reflect the costs of D&N's expanding retail delivery network, and the variable-based compensation consequences of sharply higher loan production levels.

In 1997, net recoveries on sales of other real estate owned ("OREO") exceeded operating costs for such properties by $81,000. In 1996, noninterest expense included $71,000 of net operating costs related to OREO. In 1995, net recoveries on sales of OREO properties exceeded operating costs resulting in a credit in this category of $1.0 million.

In 1995, D&N's noninterest expense included amortization costs for goodwill associated with the Company's 1982 merger with First Federal Savings and Loan Association of Flint, Michigan.

In 1997, D&N's FDIC insurance premium was $658,000, or $1.76 million less than the adjusted total for 1996. Excluding that year's SAIF recapitalization assessment of $5.5 million, deposit insurance premiums in 1996 were $2.4 million. Similarly, the 1995 premium was $2.4 million.

INCOME TAXES

The Company's effective income tax rates were 35.09% in 1997, 3.74% in 1996 and (19.16)% in 1995. The tax rates in 1996 and 1995 were effected by reductions in each year of a portion of the valuation allowance for deferred tax assets provided in prior years, when the Company incurred substantial net operating losses. The valuation allowance was eliminated as of December 31, 1996.

FINANCIAL CONDITION
BALANCE SHEET TRENDS

At December 31, 1997, D&N's assets totaled $1.82 billion, an increase of $342 million, or 23%, from the previous year end. The Company's balance sheet growth has been fueled by substantial loan production and increased capitalization.

In 1997, net loans receivable increased by $245 million, or 23%, reflecting continued strong demand for the Company's consumer and commercial loan products. Balances of mortgage-backed securities increased $107 million, or 43%, as a consequence of the securitization of $86 million of the Bank's residential mortgage loan production and purchases of collateralized mortgage obligations ("CMOs"). All of the servicing rights for sold and securitized mortgages were retained, resulting in an increase in the balances of loans serviced for others from $415 million to $519 million during the year.

The Company's liabilities increased by 22%, or $302 million, to $1.69 billion at December 31, 1997, compared to $1.39 billion at the end of 1996. Overall deposit balances increased by 8.2%, or $79.0 million, while core deposits experienced an 8.3% increase from $346.1 million at December 31, 1996, to $374.8 million at year-end 1997. Borrowed funds increased by 53%, or $215 million, in 1997, while advance payments by borrowers and investors held in escrow increased from $11.8 million to $17.6 million.

In 1997, D&N's common stockholders' equity rose from $86.1 million to $98.1 million. Profitable operations contributed $14.3 million to the Company's retained earnings while the proceeds from the exercise of options and accompanying tax benefits added $1.2 million to the equity accounts. Cash dividends and purchases of Treasury Stock returned $3.8 million to shareholders in 1997. An additional source of equity in 1997 was $1.5 million of market-value in excess of book-value attributable to investment and mortgage-backed securities held for sale. In accordance with the provisions of the Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities", unrealized gains such as these are recorded in the stockholders' equity section of the Company's Statement of Financial Condition, but are not recognized through the Statement of Operations.

Under its federal charter, the Bank must maintain adequate levels of capital to assure the safety and soundness of its operations. At December 31, 1997, the Bank had a tangible capital ratio of 6.55%, a core capital ratio of 6.55%, and a risk-based capital ratio of 11.98%. D&N Bank's ratios continue to exceed the levels specified in the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA" or "the Act") as minimally acceptable standards. At the close of 1997, those minimum standards were tangible capital of 1.50%, core capital of 3.0% (with a proposed regulation which would raise the core capital requirement to between 4.00% and 5.00%), and risk-based capital of 8.00%.

The Bank's primary regulator, the Office of Thrift Supervision ("OTS"), prompt corrective action regulations establish five capital categories for thrift institutions: well capitalized, adequately capitalized, undercapitalized, severely undercapitalized and critically undercapitalized. These categories are determined for the supervisory purposes of Section 38 of the Federal Deposit Insurance Act (which establishes a system of mandatory and discretionary supervisory actions which generally become more severe as capital levels decline) and may not necessarily constitute an accurate measure of the Bank's current overall financial condition or its future prospects. A thrift generally will be considered "well capitalized" if it has a core capital (or leverage) ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0% and a total risk-based capital ratio of at least 10.0%. A thrift generally will be considered "adequately capitalized" if it has a core capital (or leverage) ratio of at least 4.0%, a Tier 1 risk-based capital ratio of at least 4.0%, and a total risk-based capital ratio of at least 8.0%. The Bank's core (or leverage), Tier 1 risk-based and total risk-based capital ratios at December 31, 1997 of 6.55%, 11.02% and 11.98%, respectively, exceeded the capital ratios established for "well capitalized" institutions.

The OTS issued rules adding an interest rate risk component to the total capital that certain rate-sensitive institutions must maintain. The rule requires the OTS to measure an institution's interest rate risk as the percentage change in market value of its portfolio resulting from a hypothetical 200 basis point shift in interest rates. At December 31, 1997, D&N's level of interest rate risk was such that no additional capital was required.

LIQUIDITY AND CAPITAL RESOURCES

The OTS also requires that institutions maintain liquid assets in the form of cash, U.S. Government securities, mortgage-backed securities and other qualifying assets, in amounts equal to at least 4% of net withdrawable accounts and borrowed funds payable in one year or less. For the month of December 1997, the Bank's average liquidity ratio was 13.9%, up from the December 1996 ratio of 6.61%.

Borrowing capacity can be viewed as a supplemental source of liquidity for the Bank. D&N's government bond and mortgage-backed securities portfolios include high quality investment securities which are readily acceptable as collateral for additional borrowed funds, obtainable from either the FHLB system or from other financial institutions. Also, much of the Bank's residential mortgage loan portfolio would be acceptable as collateral to support new advances from the FHLB. In the aggregate, by virtue of its inventory of unpledged security and mortgage loan collateral, D&N had approximately $187 million of unused borrowing capacity at December 31, 1997.

Loan Portfolio

The following table categorizes the Bank's loans receivable for the past five years:


                                                                     DECEMBER 31
                                           --------------------------------------------------------
                                           1997          1996       1995       1994         1993
---------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
Residential mortgages                   $  703,580   $  600,923   $597,892   $526,572      $387,252
Mortgages on income-producing property      81,830       85,619     89,176    115,162       131,372
Construction loans                          56,446       39,673     41,056     19,900        12,558
Consumer loans                             449,551      339,268    239,459    170,939       134,644
Commercial loans                            38,435       12,345      7,769      4,748            --
Allowance for losses                       (10,549)     (11,042)   (10,081)    (8,349)      (11,570)
Discounts, deferrals and other             (18,334)     (10,910)   (12,912)    (7,097)       (7,547)
                                        -----------------------------------------------------------
                                        $1,300,959   $1,055,876   $952,359   $821,875      $646,709
                                        ===========================================================



D&N's investment in loans increased by $245 million, or 23%, in 1997. Consumer loans and commercial loans experienced the most significant percentage increases, while residential mortgages grew at a more modest rate. The Bank's investment in mortgages on income-producing properties decreased for the seventh consecutive year while the year-end balance of construction loans was up markedly from the previous year. Consumer loans increased by $110 million, or 33% in 1997. Commercial loans increased by $26 million, or 211%, while residential mortgage loans increased during the year by $103 million, or 17%. Mortgages on income-producing properties decreased by $3.8 million, or 4.4%, while construction loan balances increased by $16.8 million, or 42.3%. At the end of 1997, 47% of the Company's loan balances were in consumer or business-related loans, compared to a 44% weighting at the end of 1996. D&N originated $622 million of loans in 1997, up $103 million, or 19.8% from $519 million originated in 1996. Consumer loan production totaled $324 million in 1997, up by $52.1 million, or 19.2%, from 1996. Aggregate mortgage production in 1997 was $261 million, an increase of $33 million, or 14.4%, from 1996. Construction lending accounted for $54.0 million of this total, up 26% from $42.9 million in 1996. Supplementing the Company's mortgage production was $235 million of purchased loans in 1997, up from $148 million in 1996.

CREDIT RISK MANAGEMENT AND PROVISION
FOR LOSSES ON LOANS AND OTHER ASSETS

At December 31, 1997, the Company's nonperforming assets totaled $5.3 million, down from $8.1 million at the end of the previous year and $9.7 million at the end of 1995. The 1997 balance was comprised of $3.8 million of nonperforming loans and $1.5 million of other real estate owned ("OREO"). At the end of 1997, nonperforming loans comprised just 0.29% of the loan portfolio, and the allowance for loan losses stood at 276% of the total balances of nonperforming loans.

The following table traces the Company's nonperforming asset experience for the last five years.

                                                               December 31
                                                ------------------------------------------
                                                1997      1996    1995    1994     1993
------------------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Nonaccruing loans                              $3,552   $6,621   $8,225  $17,995  $30,102
Accruing loans delinquent more than 90 days       274       --       24        5       13
Restructured loans                                 --       --       --       --      166
                                              -------------------------------------------
   Total nonperforming loans                    3,826    6,621    8,249   18,000   30,281
Other real estate owned (OREO)                  1,474    1,470    1,452    6,520   13,312
                                              -------------------------------------------
       Total nonperforming assets              $5,300   $8,091   $9,701  $24,520  $43,593
                                              ===========================================
Nonperforming loans as a percentage
  of total loans                                 0.29%    0.62%    0.86%    2.17%    4.60%
                                              ===========================================
Nonperforming assets as a percentage
  of total assets                                0.29%    0.55%    0.79%    2.17%    4.04%
                                              ===========================================
Allowance for loan losses as a percentage of
   nonperforming loans                         275.72%  166.77%  122.21%   46.38%   38.21%
                                              ===========================================
Allowances for loan and OREO losses as a
    percentage of nonperforming assets         199.04%  136.47%  105.29%   35.40%   28.03%
                                              ===========================================




Allowances for losses on the loan portfolio totaled $10.5 million at December 31, 1997. Losses of $2.18 million were charged off and $340,000 was recovered, as new provisions for loan losses of $1.35 million were recorded during the year. At year-end, the allowance for loan losses represented .80% of the total outstanding loan portfolio balance.

The following table details the changes in the Company's allowance for loan losses for the last five years.


                                                           Year Ended December 31
                                             ---------------------------------------------
                                                1997    1996      1995    1994     1993
------------------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Balance at beginning of period                $11,042  $10,081  $ 8,349  $11,570  $15,611
Charge-offs:
    Residential mortgages                         290      314      169      110    1,136
    Mortgages on income-producing property        277       --    1,019    3,109    2,584
    Commercial loans                               --       --       --       --       --
    Consumer loans                              1,616    1,216      999      773       681
                                              --------------------------------------------
                                                2,183    1,530    2,187    3,992     4,401
Recoveries:
    Residential mortgages                          --        3      917        9        25
    Mortgages on income-producing property         --    1,098      245      300         8
    Commercial loans                               --       --       --       --        --
    Consumer loans                                340      290      357      362       327
                                              --------------------------------------------
                                                  340    1,391    1,519      671       360
Net charge-offs                                 1,843      139      668    3,321     4,041
Provision charged to operations                 1,350    1,100    2,400      100        --
                                              --------------------------------------------
Balance at end of period                      $10,549  $11,042  $10,081  $ 8,349   $11,570
                                              ============================================

Net charge-offs as a percentage of
   average loans                                 0.15%    0.01%    0.07%    0.43%     0.59%
                                              ============================================

Allowance for loan losses as a percentage of
   total loans                                   0.80%    1.03%    1.05%    1.01%     1.76%
                                              ============================================




At the end of 1997, $5.4 million of the allowance for loan losses was allocated to the commercial real estate mortgage portfolio while $4.2 million of the allowance was allocated to the consumer loan portfolio.

The following table summarizes the allocation of the allowance for loan losses among the Company's assets in each of the past five years.



                                                                           December 31
                                         ------------------------------------------------------------------------------
                                                1997                      1996                           1995
                                         ------------------------------------------------------------------------------
                                                  Percentage of             Percentage of            Percentage of
                                         Amount  loans to total     Amount  loans to total  Amount   loans to total
-----------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Residential mortgages                   $   569       54%         $   859         57%     $ 1,170            63%
Mortgages on income-producing property    5,386        9%           6,314         10%       6,115            11%
Commercial loans                            400        3%             400          1%         400             1%
Consumer loans                            4,194       34%           3,469         32%       2,396            25%
                                        -------------------------------------------------------------------------------
                                        $10,549      100%         $11,042        100%     $10,081           100%
                                        ===============================================================================


                                        ----------------------------------------------
                                                 1994                     1993
                                        ----------------------------------------------
                                                Percentage of           Percentage of
                                        Amount  loans to total  Amount  loans to total
--------------------------------------------------------------------------------------
                                                      (Dollars in thousands)
Residential mortgages                   $  813       63%       $   429         60%
Mortgages on income-producing property   6,423       17%         9,617         19%
Commercial loans                            --       --             --         --
Consumer loans                           1,113       20%         1,524         21%
                                        ----------------------------------------------
                                        $8,349      100%       $11,570        100%
                                        ==============================================



ANALYSIS OF CASH FLOWS

The Company's balances of cash and cash equivalents increased from $12.8 million to $20.5 million in 1997. During the year, $326 million of cash was provided from financing activities, primarily from expanded borrowings and increases in customers' deposit balances. Investing activities utilized $378 million of available cash and cash equivalents as loan purchases, mortgage-backed security purchases, and purchases of investment securities exceeded repayments in these categories. Operating activities provided $59.2 million of net cash in 1997.

ASSET/LIABILITY MANAGEMENT

The Company's objectives for the management of assets and liabilities include achieving and maintaining adequate and stable levels of both net interest income and market value for the Company's net assets. The level of net interest income that can be attained is enhanced by assuming credit, liquidity and interest rate risks and by striving to keep nonearning asset balances to a minimum. Net interest income and market value of portfolio equity ("MVPE") stability is enhanced across various interest rate scenarios by properly matching maturity structures of assets and liabilities.

The Company employs various tools, including gap analysis, duration analysis and simulation analysis, to assess the sensitivity of its net interest income and MVPE to changes in interest rates. D&N's cumulative gap analysis for December 31, 1997 is found on the following page.

For each maturity category in the table below, the difference between interest-earning assets and interest-bearing liabilities reflects an imbalance between repricing opportunities for the two sides of the balance sheet. The consequence of a negative cumulative gap at the end of one year suggests that, if interest rates were to fall, the Company's earnings stream would be enhanced as more liability balances would reprice to lower rates than would asset balances. Similarly, the negative cumulative gap suggests that if interest rates were to rise, liability costs would increase more quickly than asset yields, placing negative pressure on earnings.

With a cumulative one-year gap of (13.19)%, D&N's balance sheet is liability sensitive. At year-end, however, 42.0% of the Bank's loan portfolio carried variable or adjustable interest rates, and a growing proportion of the fixed-rate loan portfolio was comprised of relatively shorter-term consumer installment loans.

The balances presented in the table below reflect contractual repricings for certificates of deposit. Certain demand deposit accounts and regular savings accounts, however, have been classified as repricing beyond one year. While these accounts are subject to immediate withdrawal, experience has shown them to be relatively rate insensitive. If these accounts were included in the 0-3 month category, the gap in that time frame would be negative $376 million and the cumulative gap at twelve months would be negative $426 million.

                                                                   Maturity
                                          ----------------------------------------------------------
                                              0  to  3    4  to  12    1  to  5      Over 5
                                              Months      Months       Years         Years     Total
----------------------------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Assets:
  Cash and due from banks/others          $  20,497   $      --     $     --   $     --    $   20,497
  Investment securities                      15,000      52,000       10,000     25,636       102,636
  Mortgage-backed certificates               21,835      45,297      174,009    117,155       358,296
  Net loans receivable                      286,029     385,524      602,582     26,824     1,300,959
  Other assets                                8,791       1,934        3,831     18,371        32,927
                                          -----------------------------------------------------------
             TOTAL ASSETS                 $ 352,152   $ 484,755     $790,422   $187,986    $1,815,315
                                          ===========================================================


Liabilities:
  Deposits                                $ 232,098   $ 430,244     $264,633   $116,192    $1,043,167
  FHLB advances and other borrowed money    285,317     128,675      204,528      1,003       619,523
  Escrow funds                                   --          --           --     17,585        17,585
  Other liabilities                              --          --           --      8,239         8,239
                                          -----------------------------------------------------------
             TOTAL LIABILITIES              517,415     558,919      469,161    143,019     1,688,514
                                          ===========================================================

Preferred Stock of Subsidiary                    --          --           --     28,719        28,719

Stockholders' Equity:
  Common stock                                   --          --           --         92            92
  Additional paid-in capital                     --          --           --     76,694        76,694
  Retained earnings and other                    --          --           --     22,877        22,877
  Treasury stock                                 --          --           --     (1,581)       (1,581)
                                          -----------------------------------------------------------
        TOTAL LIABILITIES AND EQUITY      $ 517,415   $ 558,919     $469,161   $269,820    $1,815,315
                                          ===========================================================

  Reprice difference                      $(165,263)  $ (74,164)    $321,261   $(81,834)
  Cumulative gap                          $(165,263)  $(239,427)    $ 81,834   $     --
  Percent of total assets                     (9.10)%    (13.19)%       4.51%        --


The following table shows the Company's financial instruments that are sensitive to changes in interest rates, categorized by expected maturity, and the instruments' fair values at December 31, 1997.




                                                                               Maturity
                                   ----------------------------------------------------------------------------------------
                                                                                                                      Total
                                      1998          1999       2000        2001         2002      Thereafter     Fair Value
                                   ----------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Interest sensitive assets:
 Loans receivable:
    Real estate mortgages          $  222,294     $152,151    $130,218    $ 88,281   $  66,332    $187,366    $  846,642
    Average interest rate                8.15%        8.02%       7.94%       8.00%       8.06%       7.80%         7.99%

    Non-real estate commercial         11,580        6,308       7,037       5,956       3,905       2,920        37,706
    Average interest rate                9.55%        9.42%       9.38%       9.36%       9.21%       9.16%         9.40%

    Consumer                          167,875      115,973      77,333      50,261      25,269      12,565       449,276
     Average interest rate               9.17%        8.99%       9.03%       9.10%       9.28%       8.95%         9.08%

 Mortgage-backed securities            49,301       41,754      36,370      31,796      27,918     170,383       357,522
     Average interest rate               7.30%        7.21%       7.26%       7.28%       7.35%       7.09%         7.19%

 Investment securities
   and interest bearing deposits       61,994        4,040           4           4          --      39,765       105,807
   Average interest rate                 5.95%        5.74%       4.80%       4.90%         --        7.85%         6.38%

 Mortgage servicing assets                358          305         259         220         187       1,060         2,389
                                   -------------------------------------------------------------------------------------
Total interest sensitive assets    $  513,402     $320,531    $257,221    $176,518   $ 123,611    $414,059    $1,799,342
                                   =====================================================================================

 Interest sensitive liabilities:
 Deposits:
   NOW accounts                    $   23,287     $ 12,588    $  7,553    $  3,776   $   3,147    $ 12,588    $   62,939
   Average interest rate                 1.51%        1.51%       1.51%       1.51%       1.51%       1.51%         1.51%
   Savings deposits                    27,694       22,816      16,302      12,229       8,156      75,922       163,119
   Average interest rate                 2.92%        2.99%       3.04%       3.08%       3.16%       3.33%         3.16%

Money-market accounts                  72,928        6,462       3,693       2,769       1,846       4,616        92,314
   Average interest rate                 4.02%        4.02%       4.02%       4.02%       4.02%       4.02%         4.02%

Certificates of deposit               534,960       78,868      25,766      10,007       8,066      15,647       673,314
   Average interest rate                 5.86%        6.28%       6.20%       5.93%       6.22%       5.96%         5.93%

 Borrowings:
   Securities sold under
       agreements to repurchase       149,092           --          --          --          --          --       149,092
   Average interest rate                 5.80%          --          --          --          --          --          5.80%

   FHLB Advances and
Other borrowed money                  215,167      180,767      71,231         621         534       4,169       472,489
   Average interest rate                 5.86%        6.01%       5.96%      10.04%      10.04%       8.75%         5.97%
                                   -------------------------------------------------------------------------------------
Total interest sensitive
   liabilities                     $1,023,128     $301,501    $124,545    $ 29,402   $  21,749    $112,942    $1,613,267
                                   =====================================================================================

Expected maturities are contractual maturities adjusted for prepayments of principal. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal. The prepayment assumptions are based on the Company's own historical experience. The assumptions used to present deposit balances are essentially the same as those used in the gap analysis. The actual maturities of these instruments could vary substantially if future prepayments differ from the Company's historical experience.

SIGNIFICANT LITIGATION

In 1989, the Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA" or "the Act") was passed, significantly altering the regulatory environment in which depository institutions in general, and the Company in particular, would subsequently operate. A provision of the Act provided for the elimination, over time, of one form of regulatory capital that many institutions, including D&N Bank, had utilized in their capital structures. The phased elimination of supervisory goodwill, an intangible asset previously created when companies such as D&N acquired weaker institutions, resulted in many of the affected companies experiencing capital shortfalls. In D&N's case, $42 million of unamortized supervisory goodwill was permitted to be counted as regulatory capital in 1989 at the time of the Act's passage, while $37 million remained in 1993 when its phase-out as qualifying capital was complete. The loss of this significant portion of D&N's regulatory capital base precipitated drastic changes in the Company's strategic plans, including the 56% shrinkage of the balance sheet from $2.3 billion in 1988 to $1.0 billion in 1993, the closure of the Company's national network of mortgage origination offices, the elimination of many jobs, and the cessation of stockholder dividends.

A number of institutions, including D&N Bank, that were adversely affected by the FIRREA legislation subsequently initiated legal actions against the United States Government. The institutions have claimed that the inducements offered by federal regulatory agencies to acquire weakened or insolvent thrifts constituted contractual agreements that the goodwill created through the acquisition transactions would qualify as regulatory capital. FIRREA's mandated phase-out of regulatory capital treatment for supervisory goodwill, then, has been alleged to be a breach of a contract right. The United States Court of Federal Claims has registered approximately 120 similar cases, including D&N's, which seek damages for such breach.

Early cases were bifurcated into questions of liability and damages, with the trial courts reasoning that, until the question of the government's liability was unequivocally established, efforts to determine damages or to develop damage theories were potentially irrelevant. Three early cases have proceeded through the Court of Claims, and after consolidation, through the Federal Circuit of the United States Court of Appeals, and the United States Supreme Court. In July of 1996, the Supreme Court found generally that the United States was liable for damages under a theory of contractual breach, and that claims of governmental immunity were not applicable in these cases. The cases were remanded to the Court of Claims where arguments concerning the extent of damages began in 1997.

In consideration of the complexities of the pending litigation, the similarity of issues in the various cases, and the potential magnitude of the damage amounts that might ultimately be awarded, the Court of Claims has issued a case management order on the remaining cases, in essence creating an orderly procedure for these lawsuits, including D&N's suit, to proceed. Estimation of potential liability or damages from this action is speculative at this time.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income", and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. It also requires companies to report selected information about operating segments in interim financial reports issued to shareholders. These standards will be adopted effective January 1, 1998 and are not expected to have any material effect on the Company's financial statements.

OTHER ITEMS

D&N utilizes various electronic computer systems for the delivery of its financial services products such as deposit accounts and loans, for the maintenance of its financial and other business records, and for general management purposes. Some of these systems include legacy procedures that may have been designed and historic data that may have been stored in such a manner that inconsistencies or failures might occur when dates from the new millennium are considered. Commonly known as the Year 2000 problem, a myriad of related potential computing difficulties face entities that rely extensively upon computer systems. D&N's major computer systems include deposit accounts, commercial lending, consumer lending, financial control, and sales platform support applications provided by M&I Data Services, Inc.; mortgage lending applications provided by ALLTEL Information Services, Inc. and FiTech, Inc.; and internally maintained micro-computer and network systems which support management functions and communications. D&N is working closely with its data services vendors to ascertain that their applications, upon which the Bank relies, will be certifiable as compliant by the end of 1998.

D&N has determined that its internally maintained systems, consisting primarily of a Lotus Notes server array and various workstation-based business suite software, are Year 2000 compliant as currently installed.

Costs associated with addressing the Year 2000 issue as it affects D&N's externally vended applications, is implicitly included in the contractual arrangements for those applications. Accordingly, D&N's duty is to monitor the progress of its vendors toward the attainment of compliance and to test for compliance. Where progress is acceptable and timely compliance is deemed likely, no material costs of addressing the Year 2000 issue are imputable to D&N. At this time, D&N deems the progress attained by each of its service bureau vendors to achieve Year 2000 compliance in a timely fashion to be acceptable. Accordingly, the potential cost of addressing the Year 2000 issue is not expected to be material to D&N's business, operations or financial condition.

The operations of D&N Financial Corporation, and the financial services industry generally, are influenced by many factors, including the interest rate environment, competition, legislative and regulatory developments and general economic conditions.

Except for the historical information contained in this report, certain statements made herein are forward-looking statements that involve risks and uncertainties and are subject to various factors that could cause actual results to differ materially from these statements. Factors that might cause such a difference include, but are not limited to: regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities and competitive and regulatory factors.

REPORT OF INDEPENDENT AUDITORS

                         [COOPERS & LYBRAND LETTERHEAD]

BOARD OF DIRECTORS AND STOCKHOLDERS

D&N FINANCIAL CORPORATION

We have audited the Consolidated Statements of Condition of D&N Financial Corporation and Subsidiary as of December 31, 1997 and 1996, and the related Consolidated Statements of Income, Stockholders' Equity and Cash Flows for each of the three years in the period ending December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of D&N Financial Corporation and Subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1997, in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Detroit, Michigan
January 22, 1998

CONSOLIDATED STATEMENTS OF CONDITION
D&N FINANCIAL CORPORATION


                                                                                                                 December 31
                                                                                                    --------------------------------
                                                                                                          1997                1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           (Dollars in thousands)
ASSETS
Cash and due from banks                                                                             $    16,239         $     2,847
Federal funds sold                                                                                          300               8,600
Interest-bearing deposits in other banks                                                                  3,958               1,342
                                                                                                    -------------------------------
     Total cash and cash equivalents                                                                     20,497              12,789
Investment securities
     (market value of $56,594,000 in 1997 and $60,783,000 in 1996)                                       56,524              60,739
Investment securities available for  sale (at market value)                                              46,112              59,038
Mortgage-backed securities
     (market value of $199,525,000 in 1997 and $213,304,000 in 1996)                                    198,050             214,690
Mortgage-backed securities available for sale (at market value)                                         160,246              36,566
Loans receivable (including loans held for sale of $5,275,000 in 1997
     and  $5,218,000 in 1996)                                                                         1,311,508           1,066,918
Allowance for loan losses                                                                               (10,549)            (11,042)
                                                                                                    -------------------------------
     Net loans receivable                                                                             1,300,959           1,055,876
Other real estate owned, net                                                                              1,474               1,470
Federal income taxes                                                                                      1,129               6,002
Office properties and equipment, net                                                                     16,621              15,764
Other assets                                                                                             13,703              10,120
                                                                                                    -------------------------------
                                                                                                    $ 1,815,315         $ 1,473,054
LIABILITIES                                                                                         ===============================
Checking and NOW accounts                                                                           $   119,412         $   107,550
Money market accounts                                                                                    92,314              89,321
Savings deposits                                                                                        163,119             149,226
Time deposits                                                                                           667,204             617,102
Accrued interest                                                                                          1,118                 934
                                                                                                    -------------------------------
     Total deposits                                                                                   1,043,167             964,133
Securities sold under agreements to repurchase                                                          149,092              58,040
FHLB advances and other borrowed money                                                                  470,431             345,997
Advance payments by borrowers and investors held in escrow                                               17,585              11,808
Other liabilities                                                                                         8,239               6,955
                                                                                                    -------------------------------
     Total liabilities                                                                                1,688,514           1,386,933

PREFERRED STOCK OF SUBSIDIARY                                                                            28,719                --

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value per share (1,000,000 shares authorized; none issued)
Common stock, $.01 par value per share (shares authorized - 25,000,000;                                      --                  --
     shares outstanding - 9,197,224 in 1997 and 8,370,494 in 1996)                                           92                  84
Additional paid-in capital                                                                               77,025              55,452
                                                                                                    -------------------------------
     Total paid-in capital                                                                               77,117              55,536
Retained earnings - substantially restricted                                                             21,042              29,568
Less:  Cost of treasury stock (98,129 shares in 1997 and 22,339 in 1996)                                 (1,581)               (226)
Unrealized holding gains on debt securities available for sale, net of tax                                1,504               1,243
                                                                                                    -------------------------------
     Total stockholders' equity                                                                          98,082              86,121
                                                                                                    -------------------------------
                                                                                                    $ 1,815,315         $ 1,473,054
                                                                                                    ===============================

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CONDITION
D&N FINANCIAL CORPORATION




                                                                                                   Year Ended December 31
                                                                                  -------------------------------------------------
                                                                                           1997             1996              1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  (Dollars in thousands, except earnings per share)
INTEREST INCOME
Loans                                                                                  $  98,560         $  86,151        $  72,550
Mortgage-backed securities                                                                19,085            10,930           10,577
Investments and deposits                                                                   8,048             7,228            7,638
                                                                                       --------------------------------------------
     Total interest income                                                               125,693           104,309           90,765

INTEREST EXPENSE
Deposits                                                                                  47,961            43,859           38,639
Securities sold under agreements to repurchase                                             5,571             2,193            1,450
FHLB advances and other borrowed money                                                    23,222            15,494           13,405
Interest rate instruments                                                                     --                --            2,521
                                                                                       --------------------------------------------
     Total interest expense                                                               76,754            61,546           56,015
                                                                                       --------------------------------------------
     Net interest income                                                                  48,939            42,763           34,750
Provision for loan losses                                                                  1,350             1,100            2,400
                                                                                       --------------------------------------------
     Net interest income after provision for loan losses                                  47,589            41,663           32,350

NONINTEREST INCOME
Loan servicing and administrative fees, net                                                1,916             1,914            1,882
Deposit related fees                                                                       4,080             3,621            3,147
Gain on sale of loans held for sale                                                        1,728             1,031              882
Other income                                                                                 657               470              222
                                                                                       --------------------------------------------
                                                                                           8,381             7,036            6,133
Gain (loss) on investment securities available for sale                                       --               188             (120)
Gain on loans and mortgage-backed securities available for sale                              539              --                899
                                                                                       --------------------------------------------
     Total noninterest income                                                              8,920             7,224            6,912

NONINTEREST EXPENSE
Compensation and benefits                                                                 17,881            16,881           15,732
Occupancy                                                                                  3,110             2,834            2,273
Other expense                                                                             11,655            11,863           10,713
                                                                                       --------------------------------------------
     General and administrative expense                                                   32,646            31,578           28,718
Other real estate owned, net                                                                 (81)               71             (999)
Amortization of intangibles                                                                 --                --                370
FDIC insurance                                                                               658             7,894            2,431
                                                                                       --------------------------------------------
     Total noninterest expense                                                            33,223            39,543           30,520
                                                                                       --------------------------------------------
     Income before income tax expense                                                     23,286             9,344            8,742
Federal income tax expense (credit)                                                        7,743               349           (1,675)
                                                                                       --------------------------------------------
Income before preferred stock dividends                                                   15,543             8,995           10,417
Preferred stock dividend of subsidiary                                                     1,218                --               --
                                                                                       --------------------------------------------
     NET INCOME                                                                        $  14,325         $   8,995        $  10,417
                                                                                       ============================================
Earnings per share:
     Basic                                                                             $    1.58         $    1.08        $    1.27
                                                                                       ============================================
     Diluted                                                                           $    1.53         $    1.01        $    1.24
                                                                                       ============================================



See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
D&N FINANCIAL CORPORATION





                                                                                                            Unrealized
                                                                                                              Holding
                                                                                     Treasury            Gains (Losses)
                                                             Additional              Stock &   Leveraged  on Securities    Total
                                                     Common   Paid-In    Retained    Treasury       ESOP    Available  Stockholders'
                                                     Stock    Capital    Earnings    Warrants       Debt    for Sale      Equity
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 (Dollars in thousands)

Balance December 31, 1994                           $     74   $ 49,591    $ 10,156    $   (213)   $    (99)   $ (1,184)   $ 58,325
Net income                                                --         --      10,417          --          --          --      10,417
Issuance of common stock
     upon exercise of stock options
     and warrants - 60,886 shares                          1        345          --          --          --          --         346
Purchase of 11,000 warrants                               --         --          --         (44)         --          --         (44)
Reduction of leveraged ESOP debt                          --         --          --          --          36          --          36
Change in value of securities
     available for sale                                   --         --          --          --          --       2,899       2,899
                                                    -------------------------------------------------------------------------------

Balance December 31, 1995                           $     75   $ 49,936    $ 20,573    $   (257)   $    (63)   $  1,715    $ 71,979
Net income                                                --         --       8,995          --          --          --       8,995
Issuance of common stock upon
     exercise of stock options and
     warrants - 960,508 shares                             9      9,046          --          --          --          --       9,055
Purchase of treasury stock
     and warrants                                         --         --          --      (3,499)         --          --      (3,499)
Reissuance of 256,251
     treasury shares                                      --     (3,530)         --       3,530          --          --          --
Reduction of leveraged ESOP debt                          --         --          --          --          63          --          63
Change in value of securities
     available for sale                                   --         --          --          --          --        (472)       (472)
                                                    -------------------------------------------------------------------------------
Balance December 31, 1996                           $     84   $ 55,452    $ 29,568    $   (226)   $     --    $  1,243    $ 86,121
Net income                                                --         --      14,325          --          --          --      14,325
Cash dividends, common stock
     ($0.10 per share)                                    --         --        (826)         --          --          --        (826)
10% common stock dividend, at
     fair market value                                     8     22,017     (22,025)         --          --          --          --
Issuance of  common stock upon
     exercise of stock options -
     98,681 shares                                        --      1,196          --          --          --          --       1,196
Purchase of treasury stock                                --         --          --      (2,995)         --          --      (2,995)
Reissuance of 98,681 treasury shares                      --     (1,640)         --       1,640          --          --          --
Change in value of securities
     available for sale                                   --         --          --          --          --         261         261
                                                    -------------------------------------------------------------------------------
Balance December 31, 1997                           $     92   $ 77,025    $ 21,042    $ (1,581)   $     --    $  1,504    $ 98,082
                                                    ===============================================================================



See Notes to Consolidated Financial Statements.

CONSOLIDATED FINANCIAL STATEMENTS
D&N FINANCIAL CORPORATION





                                                                                                     Year Ended December 31
                                                                                          -----------------------------------------
                                                                                              1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (Dollars in thousands)
OPERATING ACTIVITIES
Net income                                                                                $  14,325       $   8,995       $  10,417
Adjustments to reconcile net income to net cash
     provided by operating activities:
        Provision for loan losses                                                             1,350           1,100           2,400
        Depreciation & amortization of office properties & equipment . .                      1,987           1,954           1,843
        Amortization of net discounts on purchased
             loans and securities                                                              (925)            (73)         (2,395)
        Originations and purchases of loans held for sale                                   (47,928)        (56,132)        (91,203)
        Proceeds from sales of loans held for sale                                           89,889          73,658          75,928
        (Gain)loss on investment securities available for sale                                   --            (188)            120
        Gain on loans and mortgage-backed securities available for sale                        (539)             --            (899)
        Amortization and writedowns of mortgage servicing rights                                543             300             476
        Other                                                                                   519          (2,635)         (7,888)
                                                                                          -----------------------------------------
               Net cash provided (used) by operating activities                              59,221          26,979         (11,201)
INVESTING ACTIVITIES
Proceeds from sales of investment securities available for sale                                  20             298          10,070
Proceeds from maturities of investment securities                                           202,066          83,970          44,025
Purchases of investment securities to be held to maturity                                  (184,903)       (107,012)        (60,309)
Proceeds from sales of mortgage-backed securities available for sale                         24,094              --           4,145
Proceeds from sales of loans                                                                     --              --          33,535
Principal collected on mortgage-backed securities                                            64,150          54,951          22,077
Purchases of mortgage-backed securities                                                    (107,400)        (58,661)             --
Loans purchased                                                                            (234,886)       (148,405)       (103,524)
Net change in loans receivable                                                             (137,882)        (94,006)        (43,299)
(Increase) decrease in other real estate owned                                                   (4)           (151)          4,871
Purchases of office properties and equipment                                                 (2,824)         (2,868)         (2,333)
                                                                                          -----------------------------------------
               Net cash used by investing activities                                       (377,569)       (271,884)        (90,742)
FINANCING ACTIVITIES
Increase in time deposits                                                                    50,102          23,058          94,581
Increase in other deposits                                                                   28,748          18,666          10,510
Proceeds from notes payable, securities sold under agreements
     to repurchase and other borrowed money                                                 513,052         309,040         203,000
Payments on maturity of notes payable, securities sold under
     agreements to repurchase and other borrowed money                                     (297,717)       (121,482)       (213,851)
Net change in advance payments by borrowers and investors
     held in escrow                                                                           5,777             479          (4,022)
Common stock cash dividend                                                                     (826)             --              --
Net proceeds from issuance of stock                                                           1,196           9,055             346
Purchases of treasury stock/warrants                                                         (2,995)         (3,499)            (44)
Proceeds from issuance of subsidiary preferred stock                                         28,719              --              --
Reduction  of leveraged ESOP debt                                                                --             (63)            (36)
                                                                                          -----------------------------------------
        Net cash provided by financing activities                                           326,056         235,254          90,484
                                                                                          -----------------------------------------
        Increase (decrease) in cash and cash equivalents                                      7,708          (9,651)        (11,459)
Cash and cash equivalents at beginning of year                                               12,789          22,440          33,899
                                                                                          -----------------------------------------
        Cash and cash equivalents at end of year                                          $  20,497       $  12,789       $  22,440
                                                                                          =========================================
Supplemental disclosures of cash flow information:
     Interest paid                                                                        $  75,416       $  61,689       $  60,222
     Income taxes paid                                                                    $   2,027       $     299       $     397
Noncash investing activities:
     Transfer of loans to other real estate owned                                         $     961       $   3,373       $   1,936
     Securitization of loans into mortgage-backed securities                              $  86,066       $ 119,717       $      --



See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
D&N FINANCIAL CORPORATION DECEMBER 31, 1997


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

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents represent short-term highly liquid investments with original maturities of three months or less and include cash, demand deposits in other banks and interest-bearing deposits in other banks.

INVESTMENT CLASSIFICATIONS: Securities are classified as either held to maturity (amortized cost), trading (fair value, with unrealized gains and losses reported in income), or available for sale (fair value, with unrealized gains and losses reported directly in equity, net of taxes).

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

INTEREST ON LOANS: Interest on loans is credited to income when earned. An allowance for interest on loans is provided when management considers the collection of these loans doubtful and the accrual of interest is usually suspended when a loan becomes more than 90 days past due.

LOAN FEES: Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the lives of the related loans as an adjustment of the yields using the level-yield method.

OTHER REAL ESTATE OWNED: Real estate acquired through foreclosure and similar proceedings is recorded at estimated fair value of the property, less cost to dispose of, at the acquisition date. Operating expenses of such properties, net of any income, are charged to expense.

DEPRECIATION: Provisions for depreciation are computed using the straight-line method over the estimated useful lives of office properties and equipment, as follows: buildings - 40 years; leasehold improvements - life of lease; furniture and fixtures - 15 years; and computers - 3 years.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: The Company enters into sales of investment and mortgage-backed securities under agreements to repurchase the same or essentially identical securities. The agreements are short-term and are accounted for as secured borrowings. The obligations to repurchase securities sold are reflected as a liability and the securities which collateralize the agreements are reflected as an asset in the Consolidated Statements of Condition.

CAPITALIZED MORTGAGE SERVICING RIGHTS: The Company services mortgage loans for investors. Fees earned for and in connection with this activity are recognized as income when the related mortgage payments are received. Mortgage servicing costs are charged to expense as incurred.

As the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, it must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. Capitalized mortgage servicing rights are reported in other assets. The capitalized cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income (servicing revenue in excess of servicing costs), into noninterest income.

Capitalized mortgage servicing rights are periodically assessed for impairment based on the fair value of those rights calculated on a discounted basis. This assessment is performed on a disaggregate basis, stratified by mortgage type, term and rate. Identified impairments are recognized through a valuation allowance.

As permitted by Statement of Financial Accounting Standards ("SFAS") 122, "Accounting For Mortgage Servicing Rights", the Company adopted the provisions of the Statement effective July 1, 1995. The effect of adopting SFAS 122 was to increase net income for the year ended December 31, 1995 by $621,000 or $0.07 per share. The Company later adopted SFAS 125, "Accounting For Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective January 1, 1997, which had no material effect on the financial statements.

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

PER SHARE DATA: The Company adopted SFAS 128 "Earnings per Share", for the year ended December 31, 1997. The earnings per share for the years 1996 and 1995 have been restated to comply with these standards.

Basic earnings per share is calculated by dividing net income by the average number of shares outstanding during the applicable period.

The Company had stock options and warrants which are considered to be potentially dilutive to common stock. Diluted earnings per share is calculated by dividing net income by the average number of shares outstanding during the applicable period adjusted for these potentially dilutive options and warrants.

The following table sets forth the computation of per share earnings as provided in SFAS 128, and illustrates the dilutive effect of options and warrants outstanding.



                                                                                Year Ending December 31
                                                      ------------------------------------------------------------------------------
                                                             1997                        1996                        1995
                                                      ------------------------------------------------------------------------------
                                                                    Earnings                     Earnings                  Earnings
                                                      Shares        Per Share     Shares         Per Share     Shares      Per Share
------------------------------------------------------------------------------------------------------------------------------------
                                                                (In thousands, except per share earnings)
Basic EPS:                                            9,094         $   1.58       8,337         $   1.08       8,172      $   1.27
Net dilutive effect of:
     Stock options outstanding                          271            (0.05)        167            (0.02)        134         (0.02)
     Warrants outstanding                                --               --         402            (0.05)         97         (0.01)
                                                      -----------------------------------------------------------------------------
Diluted EPS:                                          9,365         $   1.53       8,906         $   1.01       8,403      $   1.24
                                                      =============================================================================


Options to purchase 107,800 shares of common stock at $19.26 to $24.37 per share were outstanding at December 31, 1997. These options were not included in the computation of diluted earnings per share, because the exercise prices were greater than the average annual market price of the comon stock in 1997.

RECLASSIFICATIONS: Certain amounts in previously issued consolidated financial statements have been reclassified to conform with the current year presentation. All per share amounts have been restated to include the effects of a 10% stock dividend and adoption of SFAS 128 in 1997.

NOTE B: BUSINESS COMBINATION

On April 10, 1996, Macomb Federal Savings Bank ("Macomb") was merged into the Company. The Company issued 716,497 shares of common stock and cash in lieu of fractional shares for all of the outstanding shares of Macomb. At the time of the merger, Macomb had assets and stockholders' equity (unaudited) of $41,932,000 and $6,268,000, respectively. The merger was accounted for as a pooling-of-interests and accordingly, the financial statements have been restated to include the results of Macomb.

A reconciliation of previously reported net interest income and net income is as follows:








                                                                                           Three Months Ended   Twelve Months Ended
                                                                                             March 31, 1996      December 31, 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (Dollars In thousands)


Net interest income (as previously reported)                                                $   9,465            $   33,632
Macomb Federal Savings Bank - net interest income                                                 217                 1,118
                                                                                            ---------------------------------------
     Total net interest income                                                              $   9,682            $   34,750
                                                                                            =======================================
Net income (as previously reported)                                                             3,497                10,140
Macomb Federal Savings Bank - net income                                                           (9)                  277
                                                                                            ---------------------------------------
     Total net income                                                                       $   3,488            $   10,417
                                                                                            =======================================

A reconciliation of per share income is as follows:


                                                                                           Three Months Ended   Twelve Months Ended
                                                                                             March 31, 1996      December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
Net income (as previously reported)                                                         $       0.47         $      1.37
     Macomb Federal Savings Bank                                                                   (0.05)              (0.10)
                                                                                            ---------------------------------------
          Basic earnings per share                                                          $       0.42         $      1.27
Diluted earnings per share:                                                                 =======================================
     Net income (as previously reported)                                                    $       0.44         $      1.33
     Macomb Federal Savings Bank                                                                   (0.04)              (0.09)
                                                                                            ---------------------------------------
           Diluted earnings per share                                                       $       0.40         $      1.24
                                                                                            =======================================


NOTE C: NEW BANK SUBSIDIARY

D&N Capital Corporation ("D&N Capital") is a Delaware corporation incorporated on March 18, 1997 for the purpose of acquiring and holding real estate assets and is a Real Estate Investment Trust ("REIT"). All shares of common stock of D&N Capital are owned by D&N Bank.

On July 17, 1997, D&N Capital sold 1.21 million shares of its 9.0% noncumulative preferred stock, Series A with a liquidation preference of $25.00 per share (totaling $30,250,000). As part of this transaction, D&N Capital received $28,719,000 in net proceeds, after offering costs of $1,531,000. The Series A Preferred Shares are generally not redeemable prior to July 1, 2002. On or after July 1, 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Bank, in whole or in part, at a redemption price of $25.00 per share.

The preferred shares are treated as Tier-1 Capital by the Bank, and are traded on Nasdaq as DNFCP. During 1997, D&N Capital declared and paid preferred dividends totaling $1,217,563.

NOTE E: INVESTMENT SECURITIES

Investment securities consisted of the following:

NOTE D: RESTRICTIONS ON CASH AND
NONINTEREST-BEARING BALANCES

The Company is required to maintain reserve balances with the Federal Reserve Bank. The average amounts of those reserve balances for the years ended December 31, 1997 and December 31, 1996 were $452,000 and $418,000, respectively.




                                                                                                  December 31
                                                                      --------------------------------------------------------------
                                                                                 1997                                1996
                                                                      --------------------------------------------------------------
                                                                        Book              Market            Book              Market
                                                                        Value             Value             Value             Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                (Dollars in thousands)
U.S. Treasury securities                                              $ 33,299          $ 33,369          $ 40,737          $ 40,781
Investment in Federal Home Loan Bank stock                              23,200            23,200            19,959            19,959
Other securities                                                            25                25                43                43
                                                                      --------------------------------------------------------------
     Held to maturity                                                   56,524            56,594            60,739            60,783

U.S. Treasury securities                                                44,764            44,860            57,996            58,000
Municipal bonds                                                            148               148                --                --
Other securities                                                         1,088             1,104             1,032             1,038
Valuation allowances                                                       112                --                10                --
                                                                      --------------------------------------------------------------
     Available for sale                                                 46,112            46,112            59,038            59,038
                                                                      --------------------------------------------------------------
                                                                      $102,636          $102,706          $119,777          $119,821
                                                                      ==============================================================

An analysis of gross unrealized gains and losses is as follows:




                                                                                               December 31
                                                              ----------------------------------------------------------------------
                                                                            1997                                   1996
                                                              ----------------------------------------------------------------------
                                                                   Gross                Gross              Gross               Gross
                                                              Unrealized           Unrealized         Unrealized          Unrealized
                                                                   Gains               Losses              Gains              Losses
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)
Held to maturity
  U.S. Treasury securities                                        $  70               $  --               $  79               $ (35)
                                                                  ------------------------------------------------------------------
                                                                     70                  --                  79                 (35)
Available for sale
  U.S. Treasury securities                                           97                  (1)                 31                 (27)
  Other securities                                                   16                  --                   6                  --
                                                                  ------------------------------------------------------------------
                                                                    113                  (1)                 37                 (27)
                                                                  ------------------------------------------------------------------
                                                                  $ 183               $  (1)              $ 116               $ (62)
                                                                  ==================================================================

There were no sales of investment securities during 1997. Proceeds from sales of investment securities available for sale during 1996 were $298,000. Gross gains of $188,000 were realized on those sales. Proceeds from sales of investment securities available for sale during 1995 were $10,070,000. Gross losses of $120,000 were realized on those sales.

The book value and market value of investment securities at December 31, 1997, by contractual maturity, were as follows:



                                                                           Less than one year               1 - 5 Years
                                                            ------------------------------------------------------------------------
                                                            Book         Market          Avg.      Book           Market       Avg.
                                                            Value        Value           Yield     Value          Value        Yield
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           (Dollars in thousands)

U.S. Treasury securities held to maturity                  $33,299      $33,369          5.95%   $    --        $     --        --%
U.S. Treasury securities available for sale                 34,560       34,618          5.94     10,204          10,242      6.04
                                                           -------------------------------------------------------------------------
                                                           $67,859      $67,987          5.95%   $10,204        $ 10,242      6.04%
                                                          ==========================================================================



NOTE F: MORTGAGE-BACKED SECURITIES

Mortgage-backed securities consisted of the following:



                                                                                                 December 31
                                                                   -----------------------------------------------------------------
                                                                              1997                                  1996
                                                                   -----------------------------------------------------------------
                                                                   Book                Market             Book               Market
                                                                   Value               Value              Value              Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in thousands)

Government agency securities                                    $ 112,156           $ 113,253          $ 127,677           $ 126,576
Collateralized mortgage obligations                                84,788              84,987             85,755              85,311
Accrued interest receivable                                         1,285               1,285              1,417               1,417
Net discounts                                                        (179)                 --               (159)                 --
                                                                --------------------------------------------------------------------
  Held to maturity                                                198,050             199,525            214,690             213,304

Government agency securities                                       86,658              88,145             18,815              19,255
Collateralized mortgage obligations                                69,104              69,715             14,767              15,005
Interest-only certificates                                            378               1,422                639               2,023
Accrued interest receivable                                           964                 964                283                 283
Net premiums                                                          940                  --                160                  --
Valuation allowances                                                2,202                  --              1,902                  --
                                                                --------------------------------------------------------------------
  Available for sale                                              160,246             160,246             36,566              36,566
                                                                --------------------------------------------------------------------
                                                                $ 358,296           $ 359,771          $ 251,256           $ 249,870
                                                                ====================================================================



Mortgage-backed securities with a carrying value of $20,851,000 are specifically pledged as collateral for advances from the Federal Home Loan Bank of Indianapolis and other borrowings.

(Note F: continued...)
An analysis of gross unrealized gains and losses is as follows:



                                                                                             December 31
                                                                   -----------------------------------------------------------------
                                                                               1997                                 1996
                                                                   -----------------------------------------------------------------
                                                                     Gross              Gross              Gross            Gross
                                                                   Unrealized         Unrealized        Unrealized        Unrealized
                                                                     Gains              Losses             Gains            Losses
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      (Dollars in thousands)

Government agency securities                                       $ 1,238            $  (368)           $   764            $(2,119)
Collateralized mortgage obligations                                    675                (70)               294               (325)
                                                                   -----------------------------------------------------------------
  Held to maturity                                                   1,913               (438)             1,058             (2,444)

Government agency securities                                           743                 (1)               287                (11)
Collateralized mortgage obligations                                    424                 (8)               270                (28)
Interest only certificates                                           1,044                 --              1,384                 --
                                                                   -----------------------------------------------------------------
  Available for sale                                                 2,211                 (9)             1,941                (39)
                                                                   -----------------------------------------------------------------
                                                                   $ 4,124            $  (447)           $ 2,999            $(2,483)
                                                                   =================================================================


Proceeds from sales of mortgage-backed securities available for sale during 1997 were $30,154,000. Gross gains of $543,000 and gross losses of $4,000 were realized on those sales. There were no sales of mortgage-backed securities during 1996. Proceeds from sales of mortgage-backed securities available for sale during 1995 were $4,145,000. Gross gains of $267,000 were realized on those sales, and there were no losses.

The book value and market value of mortgage-backed securities at December 31, 1997, by contractual maturity, were as follows:



                                                             Held to Maturity                    Available For Sale
                                            ----------------------------------------------------------------------------------------
                                                 Book          Market         Average       Book            Market         Average
                                                 Value         Value           Yield        Value           Value           Yield
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
Government agency securities
     Less than one year                     $        --     $      --            --%  $      --       $       --              -- %
     One to five years                              731           737          7.00          --               --              --
     Five to ten years                            1,530         1,542          7.14          --               --              --
     After ten years                            110,121       110,974          7.04      87,403           88,145            7.08
                                            ----------------------------------------------------------------------------------------
                                                112,382       113,253          7.04      87,403           88,145            7.08
Collateralized mortgage obligations
     Less than one year                              --            --            --          --               --              --
     One to five years                               --            --            --          --               --              --
     Five to ten years                               --            --            --          --               --              --
     After ten years                             84,383        84,987          6.98      69,298           69,715            6.95
                                            ----------------------------------------------------------------------------------------
                                                 84,383        84,987          6.98      69,298           69,715            6.95
Interest-only certificates
     Less than one year                              --            --            --          --               --              --
     One to five years                               --            --            --          --               --              --
     Five to ten years                               --            --            --           3               12          139.66
     After ten years                                 --            --            --         375            1,410          132.90
                                            ----------------------------------------------------------------------------------------
                                                     --            --            --         378            1,422          132.96
                                            ----------------------------------------------------------------------------------------
                                            $   196,765      $198,240          7.02%   $157,079      $   159,282            7.33%
                                            ========================================================================================


Mortgage-backed securities will mature according to the repayment characteristics of the underlying mortgage loans which collateralize the securities. Expected maturities for the mortgage-backed securities will differ from contractual maturities because borrowers have the right to prepay.

The aggregate book value and aggregate market value of the securities of any one issuer, other than U.S. Government agencies, did not exceed 10% of stockholders' equity at December 31, 1997 or 1996.

NOTE G: LOANS RECEIVABLE

The carrying amounts and fair values of loans receivable consisted of the following:



                                                                                             December 31
                                                              ----------------------------------------------------------------------
                                                                          1997                                     1996
                                                              ----------------------------------------------------------------------
                                                                 Carrying              Fair             Carrying             Fair
                                                                  Amount               Value             Amount              Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                         (Dollars in thousands)

Residential mortgages                                         $   694,902         $   706,459        $   592,712         $   598,390
Residential mortgages held for sale                                 5,275               5,275              5,218               5,218
Mortgages on income producing property                             81,304              79,007             84,983              79,704
Construction loans                                                 56,176              55,901             39,535              39,404
Consumer loans                                                    446,710             449,276            337,178             338,180
Commercial loans                                                   38,164              37,706             12,262              11,959
Accrued interest receivable                                         7,311               7,311              5,940               5,940
                                                              ----------------------------------------------------------------------
                                                                1,329,842           1,340,935          1,077,828           1,078,795
Less:
  Discounts on purchased loans                                     (2,356)                 --             (2,035)                 --
  Allowance for loan losses                                        10,549                  --             11,042                  --
  Undisbursed portion of loan proceeds                             20,315                  --             12,085                  --
  Deferred income                                                     375                  --                860                  --
                                                              ----------------------------------------------------------------------
                                                              $ 1,300,959         $ 1,340,935        $ 1,055,876         $ 1,078,795
                                                              ======================================================================


Credit is extended based on evaluation of the borrower's financial condition, the value of the collateral and, in the case of income producing property, the sufficiency of net cash flows from the property's operation to service the debt. When loans are made to businesses, personal guarantees may also be required of owners or partners.

Loans collateralized by income producing property are categorized as follows:



                                                           December 31
                                                    ---------------------------
                                                       1997           1996
-------------------------------------------------------------------------------
                                                     (Dollars in thousands)

Shopping centers                                    $22,185         $23,582
Multi-family apartments                              19,913          25,404
Motels/hotels                                        11,491          13,540
Offices                                               6,905           6,667
Nursing homes                                         5,291           5,528
Industrial                                            4,774           4,565
Condominium development                               4,240           1,826
Mobile home parks                                     2,118           3,625
Other                                                 4,387             246
                                                    -----------------------
                                                    $81,304         $84,983
                                                    =======================

(Note G: continued...)

Loans collateralized by income producing property categorized by state are as follows:


                                               December 31
                                       -------------------------
                                          1997            1996
----------------------------------------------------------------
                                         (Dollars in thousands)

Michigan                               $65,697           $65,645
California                              11,008            11,738
New York                                   805             2,037
Pennsylvania                               405               607
Other                                    3,389             4,956
                                       -------------------------
                                       $81,304           $84,983
                                       =========================

Changes in the allowance for loan losses are summarized as follows:



                                                 1997            1996           1995
--------------------------------------------------------------------------------------
                                                          (Dollars in thousands)
Balance at beginning of year                    $ 11,042        $ 10,081     $  8,349
Provisions for loan losses                         1,350           1,100        2,400
Net charge-offs                                   (1,843)           (139)        (668)
                                                -------------------------------------
       Balance at end of year                   $ 10,549        $ 11,042     $ 10,081
                                                =====================================


At December 31, 1997 and 1996, the total recorded investment in impaired loans, as defined by SFAS 114 "Accounting by Creditors for Impairment of a Loan", was $4,779,000 and $7,241,000, respectively. In 1997 and 1996 the amount of the recorded investment for which there is a related allowance for loan losses is $145,000, and the amount of the recorded investment for which there is no related allowance for loan losses is $4,634,000 and $7,096,000, respectively. Interest income on impaired loans is recognized primarily on a cash basis. During 1997 and 1996, the amount of interest income recognized on impaired loans was insignificant.

Changes in capitalized mortgage servicing rights, included in other assets in the Consolidated Statements of Condition, are summarized as follows:



                                                 1997            1996          1995
---------------------------------------------------------------------------------------
                                                       (Dollars in thousands)

Balance at beginning of year                   $ 1,443           $ 1,113       $   968
Originations and acquisitions                    1,236               630           621
Amortizations, sales, and writedowns              (543)             (300)         (476)
                                               -----------------------------------------
      Balance at end of year                   $ 2,136           $ 1,443       $ 1,113
                                               =========================================


Changes in the valuation allowance for mortgage servicing rights are summarized as follows:



                                                 1997            1996         1995
---------------------------------------------------------------------------------------
                                                          (Dollars in thousands)

Balance at beginning of year                     $221           $291          $ --
Additions:
     Purchased mortgage servicing rights           38            151           222
     Originated mortgage servicing rights         154             55            77
                                                 --------------------------------------
           Total additions                        192            206           299
Reductions:
     Purchased mortgage servicing rights           69            158             8
     Originated mortgage servicing rights          23            118            --
                                                 --------------------------------------
          Total reductions                         92            276             8
                                                 --------------------------------------
                  Balance at end of year         $321           $221          $291
                                                 ======================================

At December 31, 1997, and 1996, the fair value of capitalized mortgage servicing rights were $2,389,000 and $1,770,000, respectively. Loans serviced for others amounted to $518,877,000, $415,156,000, and $278,051,000 at December 31, 1997,
1996 and 1995, respectively.

NOTE H: OTHER REAL ESTATE OWNED

Other real estate owned ("OREO") consisted of the following:



                                                                       December 31
                                                                -----------------------
                                                                  1997          1996
---------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

Real estate acquired through foreclosure                         $  742       $1,365
Real estate in judgment                                             732          105
                                                                 -------------------
                                                                 $1,474       $1,470
                                                                 ===================

Changes in the allowance for possible losses on OREO are summarized as follows:


                                                           1997        1996         1995
-----------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Balance at beginning of year                               $--          $ 133      $ 330
Provision for losses                                        --             --        150
Net charge-offs                                             --           (133)      (347)
                                                           ------------------------------
      Balance at end of year                               $--          $  --      $ 133
                                                           ==============================

The Company recorded writedowns of other real estate owned amounting to $75,000 during 1996. The Company did not record any writedowns of other real estate owned in 1997 or 1995.

The Company recognized net gains on sale of OREO amounting to $132,000, $164,000 and $1,139,000 during 1997, 1996 and 1995, respectively.

NOTE I: OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are summarized as follows:



                                                       December 31
                                                 ----------------------
                                                  1997           1996
-----------------------------------------------------------------------
                                                 (Dollars in thousands)
Cost:
     Land                                      $  2,565        $  2,634
     Buildings and improvements                  17,653          17,174
     Furniture and equipment                     18,749          16,839
                                               ------------------------
                                                 38,967          36,647
     Less accumulated depreciation               22,346          20,883
                                               ------------------------
                                               $ 16,621        $ 15,764
                                               ========================


Depreciation and amortization expense was $1,987,000, $1,954,000 and $1,843,000 in 1997, 1996 and 1995, respectively.

Rental expense for leased properties and equipment was $1,150,000, $938,000 and $643,000 in 1997, 1996 and 1995, respectively. The aggregate minimum annual rental commitments under these leases are approximately $1,105,000 in 1998, $955,000 in 1999, $877,000 in 2000, $787,000 in 2001, $605,000 in 2002 and
$1,266,000 thereafter.

NOTE J: DEPOSITS

The carrying amounts and fair values of deposits and the nominal rate of interest paid were as follows:



                                                                                        December 31
                                             ---------------------------------------------------------------------------------------
                                                             1997                                          1996
                                             ---------------------------------------------------------------------------------------
                                                                                Weighted                                    Weighted
                                                Carrying           Fair          Average        Carrying         Fair       Average
                                                 Amount            Value          Rate          Amount           Value        Rate
------------------------------------------------------------------------------------------------------------------------------------
                                                                                    (Dollars in thousands)
Checking accounts                            $   56,473       $   56,473             --%    $   46,882       $   46,882         --%
NOW accounts                                     62,939           62,939           1.51         60,668           60,668       1.52
Money market accounts                            92,314           92,314           4.02         89,321           89,321       4.01
Savings deposits                                163,119          163,119           3.16        149,226          149,226       2.82
Certificates of deposit                         667,204          673,314           5.93        617,102          622,040       5.79
Accrued interest                                  1,118            1,118             --            934              934         --
                                             ---------------------------------------------------------------------------------------
                                             $1,043,167       $1,049,277           4.74%    $  964,133       $  969,071       4.61%
                                             =======================================================================================

Included in deposits are $144,426,000 and $107,386,000 of deposit accounts with balances in excess of $100,000 as of December 31, 1997 and 1996, respectively.

Certificates of deposit had the following maturities at December 31, 1997:



                                                                Weighted
                                      Amount                  Average Rate
----------------------------------------------------------------------------
                                            (Dollars in thousands)
1998                                $531,631                      5.86%
1999                                  77,811                      6.28
2000                                  25,230                      6.20
2001                                   9,698                      5.93
2002 and beyond                       22,834                      6.05
                                    ----------------------------------------
                                    $667,204                      5.93%
                                    ========================================

The average balance, interest expense and average rate on deposits were as follows:



                                            1997                            1996                          1995
                            ---------------------------------------------------------------------------------------------
                              Average     Interest  Avg.       Average    Interest Avg.       Average    Interest   Avg.
                              Balance     Expense   Rate       Balance    Expense  Rate       Balance    Expense    Rate
                            ---------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
Checking accounts          $   47,680  $      --     --%     $ 40,349  $      --     --%    $  36,886  $     --      --%
NOW and money
  market accounts             152,615      4,547   2.98       146,863      4,490   3.06       137,867     4,261    3.09
Savings deposits              154,541      4,623   2.99       153,701      4,446   2.89       139,685     3,723    2.67
Certificates of deposit       657,401     38,791   5.90       597,571     34,923   5.84       537,944    30,655    5.70
                           ----------------------------------------------------------------------------------------------
                           $1,012,237  $  47,961   4.74%     $938,484  $  43,859   4.67%    $ 852,382  $ 38,639    4.53%
                           ==============================================================================================


NOTE K: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase, in which the Company will repurchase identical securities, consisted of the following:



                                                                                                    December 31
                                                                                ----------------------------------------------------
                                                                                         1997                          1996
                                                                                ----------------------------------------------------
                                                                                Carrying        Fair        Carrying          Fair
                                                                                 Amount         Value        Amount           Value
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              (Dollars in thousands)
   Collateral pledged:
     Mortgage-backed securities and Treasury notes with a book value including accrued interest of $151,761,000 and a market value of $152,766,000 in
     1997, and a book value including accrued interest of $59,835,000
     and a market value of $59,750,000 in 1996.                                $149,092        $149,092      $58,040         $58,040
                                                                               =====================================================


Securities sold under agreements to repurchase averaged $98,471,000 and $40,095,000 during 1997 and 1996, respectively, and the maximum amounts outstanding at any month-end during 1997 and 1996 were $181,055,000 and $74,621,000, respectively.

The securities underlying the agreements were delivered to the dealers who arranged the transactions. The dealers may have sold, loaned or otherwise disposed of such securities to other parties in the normal course of their operations, and have agreed to resell to the Company essentially identical securities at the maturities of the agreements.


Agreements to repurchase as of December 31, 1997, are as follows:




Broker                                            Borrowing         Average Rate          Maturity Date
-------------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)
Bear Stearns                                       $ 26,755              5.80%            January  1998
Federal National Mortgage Association                49,955              5.75             January  1998
Merrill Lynch                                        36,805              5.82             January  1998
Morgan Stanley                                       35,577              5.88             January  1998
                                                   --------------------------
                                                   $149,092              5.80%
                                                   ==========================


NOTE L: FHLB ADVANCES AND OTHER BORROWED MONEY

The carrying amounts and fair values of Federal Home Loan Bank of Indianapolis ("FHLB") advances and other borrowed money consisted of the following:



                                                                              December 31
                                           -----------------------------------------------------------------------------------
                                                              1997          1996              1997                  1996
                                           -----------------------------------------------------------------------------------
                                              Year of        Weighted      Weighted    Carrying    Fair     Carrying    Fair
                                             Maturity        Avg. Rate     Avg. Rate    Amount     Value     Amount     Value
                                             --------        ---------     ------------------      -----     --------   ------
                                                                               (Dollars in thousands)
Advances from FHLB:

   Variable rate of interest:
     5.47 - 6.80%                            1997               --%         5.58%     $      --   $     --   $206,000   $206,047
     5.69 - 5.88                             1998             5.76            --         61,000     61,001         --         --

   Fixed rate of interest:
     5.20 - 5.42%                            1997               --          5.25             --         --     45,000     44,977
     5.47 - 5.98                             1998             5.88          5.77        153,000    153,190     43,000     42,566
     5.81 - 6.20                             1999             5.99          5.84        179,000    179,927     43,000     42,233
     5.85 - 5.97                             2000             5.92            --         70,000     70,509         --         --
            4.00                             2005             4.00          4.00          1,003        888      1,003        802
                                             -----------------------------------------------------------------------------------
                                                                                        464,003    465,515    338,003    336,625
Other borrowed money:
      Collateralized mortgage obligation                                                  6,428      6,974      7,994      8,606
                                                                                      ------------------------------------------
                                                                                      $ 470,431   $472,489   $345,997   $345,231
                                                                                      ==========================================



(Note L: continued...)


The Company is required to maintain qualifying loans, investments and mortgage-backed securities as collateral for the FHLB advances.

The collateralized mortgage obligation ("CMO") was issued through a special purpose finance subsidiary established in 1986. The CMO is secured by mortgage-backed securities with unpaid principal balances of $7,154,000 and $9,160,000 at December 31, 1997 and December 31, 1996, respectively. The notes underlying the obligations bear interest, payable quarterly, at rates varying from 7.27% to 7.33%, with contractual maturity dates ranging from 2008 to 2010.

NOTE M: FEDERAL INCOME TAXES

Federal income tax expense (credit) consisted of the following:



                                                 1997            1996         1995
-----------------------------------------------------------------------------------
                                                      (Dollars in thousands)
Current                                        $4,634      $       --    $     100
Deferred                                        3,109           3,228        3,959
Change in valuation allowance
   for deferred tax assets                         --          (2,879)      (5,734)
                                               ------------------------------------
                                               $7,743      $      349    $  (1,675)
                                               ====================================


Deferred income tax expense (credit) included in stockholders' equity related to the change in unrealized holding gains (losses) on securities available for sale for 1997, 1996 and 1995 amounted to $141,000, $(181,000), and $850,000, respectively.

A reconciliation of the statutory federal income tax rate to the effective income tax rate follows:




                                                 1997            1996        1995
-----------------------------------------------------------------------------------
Statutory tax rate                                35.0%          35.0%        35.0%
Effect of:
  Change in valuation allowance
         for deferred tax assets                    --          (30.8)       (68.5)
  Adjustment to net operating loss
         carryforward                               --             --         12.5
  Other, net                                       0.1           (0.5)         1.9
                                                 -----------------------------------
Effective tax rate                                35.1%           3.7%       (19.1)%
                                                 ===================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred and other tax assets and liabilities are as follows:



                                                                                                                 December 31
                                                                                                      ------------------------------
                                                                                                         1997                  1996
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (Dollars in  thousands)
Deferred tax assets:
     Allowance for loan losses                                                                        $ 3,086                $ 3,036
     Net deferral required by SFAS 91                                                                      79                    229
     Pension and other benefit obligations                                                                700                    695
     Tax effect of net of operating loss carryforward                                                      --                  3,258
     Other, net                                                                                           398                    381
                                                                                                      ------------------------------
           Total deferred tax assets                                                                    4,263                  7,599

Deferred tax liabilities:
     Securities marked to market for tax purposes*                                                        (13)                   289
     Fixed assets                                                                                         588                    662
     FHLB stock                                                                                         1,075                  1,075
     Valuation adjustment on CMO residuals                                                              1,431                  1,408
     Other, net                                                                                            53                     68
                                                                                                      ------------------------------
           Total deferred tax liabilities                                                               3,134                  3,502
                                                                                                      ------------------------------
Total net deferred tax assets                                                                           1,129                  4,097
Current income tax receivable due to net operating loss
  carrybacks and other overpayments                                                                        --                  1,905
                                                                                                      ------------------------------
Total net federal income tax assets                                                                   $ 1,129                $ 6,002
                                                                                                      ==============================

* The amount shown is net of the $810,000 and $669,000 tax effect of SFAS 115 unrealized holding gains at December 31, 1997 and December 31, 1996, respectively.

NOTE N: STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

OTS regulations governing the payment of dividends by savings institutions provide that an institution may only pay dividends with regulatory approval. Unlike the Bank, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon the payment of dividends from the Bank to the Company.

In December 1993, the Company issued 1,003,219 units in the shareholder rights offering. Each unit consisted of three shares of common stock and one warrant. Each warrant entitled the holder thereof to purchase one share of common stock at an exercise price of $8.25 at any time no later than December 31, 1996. During 1996, 1995 and 1994, 996,369, 2,553 and 390 warrants were exercised, respectively. The warrant period ended with 3,907 warrants unexercised.

During 1996, the Company paid a one-time charge of $5.5 million pretax, ($3.6 million after tax) as the mandated contribution of D&N Bank, to replenish the Federal Deposit Insurance Corporation's depleted Savings Association Insurance Fund ("SAIF"). This charge is the result of federal legislation passed and signed into law on September 30, 1996, which required all thrifts to pay a one-time assessment to restore the SAIF fund to its statutory reserve level. The assessment was 65.7 basis points (b.p.) of the institution's deposits as of March 31, 1995.

Macomb had a leveraged Employee Stock Ownership Plan ("ESOP"), which was terminated subsequent to the merger with the Company. The related ESOP debt was paid in full in 1996.

On December 7, 1989, new capital standards were imposed on the thrift industry as a result of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"). Regulatory standards impose the following capital requirements: a risk-based capital standard expressed as a percent of risk-adjusted assets, a leverage ratio of core capital to total adjusted assets, and a tangible capital ratio expressed as a percent of total adjusted assets. As of December 31, 1997, the Bank exceeded all regulatory capital standards.

In December, 1996, D&N Financial Corporation's Board of Directors authorized a program to acquire up to 440,000 shares of D&N Financial Corporation common stock for the Company's treasury. In 1996, 257,222 shares were acquired and 256,251 were reissued as holders of D&N Financial Corporation Warrants (issued in 1993) presented their maturing warrants for conversion to common stock. In 1997, the authorized program was completed when an additional 182,050 shares were acquired for general corporate purposes, including the satisfaction of its obligation to issue shares upon the exercise of employees' and directors' stock options. By December 31, 1997, 98,681 of these shares had been reissued upon the exercise of stock options.

On December 10, 1997, the Company declared a $.05 per share cash dividend and a 10% stock dividend. Both were paid on January 13, 1998, to holders of record on December 23, 1997. The liability for the cash dividend is shown in Other Liabilities on the accompanying financial statements. All per share data have been adjusted to include the effect of the stock dividend.


The table below summarizes as of December 31, 1997, the Bank's capital requirements under FIRREA and its actual capital ratios at that date.



                                                  Regulatory                  Bank Actual
                                                 Requirements                   Capital
                                              -----------------------------------------------
                                              Amount      Percent         Amount      Percent
---------------------------------------------------------------------------------------------
                                                           (Dollars in thousands)
Risk-based capital                           $86,758      8.00%          $129,878      11.98%
Core capital                                  54,742      3.00            119,474       6.55
Tangible capital                              27,371      1.50            119,474       6.55

(Note N: continued...)

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

The rules generally provide that a savings institution is "well capitalized" if its total risk-based capital ratio is 10% or greater, its ratio of core capital to risk-based assets ("tier 1 risk-based capital") is 6% or greater, its core capital ("leverage") ratio is 5% or greater, and the institution is not subject to a capital directive. The Bank's tier 1 risk-based capital ratio at December 31, 1997 was 11.02%. At December 31, 1997, the Bank was considered well capitalized.



NOTE O: EMPLOYEE BENEFIT PLANS

The Company sponsors an employee savings and investment plan in which all employees may participate after completing a minimum of 1,000 hours in an eligibility period. The plan allows participants to make contributions by salary deductions equal to 15% or less of their salary pursuant to Section 401(k) of the Internal Revenue Code. Employee contributions are matched by the Company at the rate of 100 cents per dollar, up to 6% of the employee's salary. Employees vest immediately in their own contributions and over a five-year period in the Company's contributions. Employee contributions may be invested in a variety of instruments, including the Company's common stock and the preferred stock of D&N Capital Corporation. The Company's matching contribution is invested at the direction of the participant. The Company's contributions to the plan were $653,000, $621,000 and $273,000 in 1997, 1996, and 1995, respectively.

The Company terminated its noncontributory defined benefit retirement plan during 1996, with all assets being distributed to participants. No gain or loss was recorded on this transaction.

The following table sets forth the market value of assets and distribution thereof on December 16, 1996 the date of distribution.


                                                           Before             Effect of             After
                                                        Termination          Termination         Termination
------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Assets and obligations:
     Accumulated benefit obligation                      $ (8,419)          $    8,419         $      --

     Plan assets at fair value                             11,238              (11,238)               --
                                                         ---------------------------------------------------
     Excess assets                                       $  2,819           $   (2,819)        $      --
                                                         ===================================================

Benefits under the plan were based on years of service and the employee's compensation during the last five years of employment.


Pension expense included the following components:

                                                             1997*             1996*                1995*
------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Service cost-benefits earned during the period         $     --         $      --               $     620
Interest cost on projected benefit obligation                --                --                   1,071
Return on plan assets                                        --                --                  (2,030)
Net amortization                                             --                --                     512
                                                       --------------------------------------------------
                                                       $     --         $      --               $     173
                                                       ==================================================

*Benefits were frozen as of September 30, 1995; therefore, no cost or amortization was subsequently recorded.

NOTE P: POSTRETIREMENT BENEFITS

The Company has a contributory unfunded benefit plan which provides postretirement medical benefits to certain employees who have retired prior to September 30, 1995. The Company is recognizing its accumulated postretirement benefit obligation over a prospective 20-year period.


The following table sets forth the plan's status and amounts recognized in the Company's Consolidated Statement of Condition.


                                                                    December 31
                                                         ----------------------------
                                                              1997               1996
-------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Accumulated postretirement benefit obligation            $  1,187             $  1,358
Unrecognized net loss                                        (141)                (233)
Unrecognized transition obligation                           (780)                (829)
                                                         -----------------------------
Accrued postretirement benefit cost                      $    266             $    296
                                                         =============================


Postretirement benefit expense included the following components:


                                                             1997          1996          1995
---------------------------------------------------------------------------------------------
                                                                  (Dollars in thousands)
Service cost                                                 $ --         $  --          $  --
Interest cost                                                  84            97             99
Amortization of transition obligation                          48            48             49
                                                             ---------------------------------
                                                             $132         $ 145          $ 148
                                                             =================================


A weighted average discount rate of 7.25% in 1997 and 7.00% in 1996 was used in determining the accumulated postretirement benefit obligation. The 1997 health care trend rate was projected to be 9.0% for participants under the age of 65, and this rate is assumed to trend downward until it reaches 5.5% and remains at that level thereafter. This trend rate assumption does not have a significant effect on the plan; therefore, a one percent change in the trend rate is not material in the determination of the accumulated postretirement benefit obligation or the ongoing expense.

NOTE Q: STOCK OPTION PLAN

The Company has stock option plans in which 1,487,000 shares of common stock have been reserved for issuance as of December 31, 1997. Under the plans, the exercise price of any option will not be less than the fair market value of the common stock on the date of grant. The dates on which the options are first exercisable is determined by the Stock Option Committee of the Board of Directors and have generally vested over a two year period from the date of grant. The term on any option may not exceed ten years from the date of grant.

The Company has elected to continue to measure compensation cost using the intrinsic value method, in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, since all options are granted at a fixed price not less than the fair market value of the Company's common stock on the date of grant, no compensation cost has been recognized for its stock option plans. Had stock option costs of these plans been determined based on the fair value at the 1997, 1996 and 1995 grant dates for awards under those plans consistent with the methodology of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock Based Compensation", the pro forma effects on the Company's net income and earnings per share would be as follows:



                                                          1997             1996           1995
----------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands, except earnings per share)
Net income (as reported)                              $ 14,325          $ 8,995         $10,417
Stock option compensation cost                            (761)            (396)            (74)
                                                      -----------------------------------------
     Pro forma net income                             $ 13,564          $ 8,599         $10,343
                                                      =========================================
Basic earnings per share (as reported)                $   1.58          $  1.08         $  1.27
Stock option compensation cost                           (0.08)           (0.05)          (0.00)
                                                      -----------------------------------------
     Pro forma basic earnings per share               $   1.50          $  1.03         $  1.27
                                                      =========================================
Diluted earnings per share (as reported)              $   1.53          $  1.01         $  1.24
Stock option compensation cost                           (0.08)           (0.04)          (0.01)
                                                      -----------------------------------------
     Pro forma diluted earnings per share             $   1.45          $  0.97         $  1.23
                                                      =========================================


The fair value of each option grant in 1997, 1996 and 1995 was estimated using the Black-Scholes option pricing model with the following assumptions used:



                                                          1997             1996            1995
-------------------------------------------------------------------------------------------------
Estimated weighted average fair value
     per share of options granted                       $ 7.63          $  4.61          $ 2.63
Assumptions:
     Annualized dividend yield                             0.8%              --              --
     Common-stock price volatility                        32.5%            25.1%           25.1%
     Weighted average risk-free rate of return             6.5%             5.9%            7.4%
     Weighted average expected option term (in years)        5                5               4

   The following table sets forth changes in options outstanding.


                                            1997                                1996                           1995
                                       ------------------------------------------------------------------------------------
                                                       Weighted                      Weighted                     Weighted
                                       Amount        Avg. Price         Amount     Avg. Price        Amount     Avg. Price
---------------------------------------------------------------------------------------------------------------------------
Shares under option:
     Outstanding at beginning of year    820,943        $  9.31         653,956       $  7.56        702,463          $7.43
     Granted                             261,087          19.55         315,929         12.26         82,368           7.28
     Forfeited                           (34,003)         12.27         (21,836)         9.45         (4,432)          7.15
     Canceled                                 --             --          (6,353)        14.60        (68,365)          7.73
     Exercised                           (98,681)          9.05        (120,753)         7.22        (58,078)          5.51
                                         ----------------------------------------------------------------------------------
     Outstanding at end of year          949,346          12.07         820,943          9.31        653,956           7.56
                                         ----------------------------------------------------------------------------------
     Exercisable at end of year          738,092        $ 11.25         590,858       $  8.40        563,268          $7.64
                                         ----------------------------------------------------------------------------------


The following table sets forth details of options outstanding at December 31, 1997.



               Options Outstanding                                        Options Exercisable
----------------------------------------------------------------------------------------------------------
                                            Weighted         Weighted                             Weighted
     Range of                               Average          Average                               Average
     Exercise              Number          Remaining         Exercise             Number          Exercise
       Prices           Outstanding      Contractual life      Price           Exercisable          Price
----------------------------------------------------------------------------------------------------------
$   5.45  - 7.62          366,737            5.2 Years       $  6.99            357,937           $  7.03
   10.17 - 12.05          262,122            7.0 Years         11.38            193,082             11.26
   12.95 - 14.04           67,650            8.1 Years         13.92             52,250             13.89
   16.36 - 24.38          252,837            9.5 Years         19.65            134,824             21.42
----------------------------------------------------------------------------------------------------------
$   5.45 - 24.38          949,346            7.0 Years       $ 11.82            738,093           $ 11.25
==========================================================================================================

NOTE R: LITIGATION

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

NOTE S: FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

The following table sets forth financial instruments with off-balance sheet risk and their contract amounts and fair values.


                                                                                December 31
                                                            ---------------------------------------------------
                                                                     1997                           1996
                                                            ---------------------------------------------------
                                                            Contract        Fair          Contract         Fair
                                                             Amount         Value          Amount         Value
---------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in thousands)
Financial instruments whose contract amounts
  represent credit risk:
     Commitments to originate and purchase loans            $78,710        $(787)         $69,383        $(694)
     Unused lines of credit                                  93,709         (937)          78,303         (783)
     Standby letters of credit                                3,907          (39)             367           (4)
     Loans sold with recourse                                 2,155         (108)           3,004         (150)

Financial instruments whose contract amounts
  exceed the amount of credit risk:
     Forward commitments to sell loans                        6,400          (64)           4,000          (40)


Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn on, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's evaluation of the borrower's creditworthiness.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Additionally, the Company has retained credit risk on certain residential and commercial mortgage loans sold with recourse with outstanding balances at December 31, 1997 of $1,310,000 and $845,000, respectively. These balances as of December 31, 1996 were $1,430,000 and $1,574,000, respectively. The maximum amount of loss to which the Company is subject, under the recourse provisions, is $1,395,000 at December 31, 1997. Management does not believe the recourse provisions subject the Company to any material risk of loss. This credit risk is considered to be no more onerous than that existing on similar loans in the Company's loan portfolio.

Forward commitments to sell loans are contracts the Company negotiates for the purpose of reducing the market risk associated with rate lock agreements with customers for new loan applications that have not yet been closed. In order to fulfill a forward commitment, the Company typically exchanges through FNMA, FHLMC or GNMA, its current production of loans for mortgage-backed securities which are then delivered to a national securities firm at a future date at prices or yields specified by the contracts. Risks may arise from the possible inability of the Company to originate loans to fulfill the contracts, in which case the Company would normally purchase securities in the open market to deliver against the contracts.

NOTE T: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of financial instruments at the dates indicated. SFAS 107, "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.



                                                                          December 31
                                              --------------------------------------------------------------------
                                                                 1997                             1996
                                              --------------------------------------------------------------------
                                                    Carrying              Fair        Carrying              Fair
                                                      Amount             Value           Amount            Value
------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Cash and cash equivalents                      $     20,497     $      20,497    $      12,789     $      12,789
Investment securities (Note E)                      102,636           102,706          119,777           119,821
Mortgage-backed securities (Note F)                 358,296           359,771          251,256           249,870
Loans receivable (Note G)                         1,300,959         1,340,935        1,055,876         1,078,795
Deposits (Note J)                                (1,043,167)       (1,049,277)        (964,133)         (969,071)
Securities sold under agreement
     to repurchase (Note K)                        (149,092)         (149,092)         (58,040)          (58,040)
Debt (Note L)                                      (470,431)         (472,489)        (345,997)         (345,231)
Commitments to originate and
     purchase loans (Note S)                             --              (787)              --              (694)
Unused lines of credit (Note S)                          --              (937)              --              (783)
Standby letters of credit (Note S)                       --               (39)              --                (4)
Loans sold with recourse (Note S)                        --              (108)              --              (150)
Forward commitments to sell loans (Note S)               --               (64)              --               (40)

(Note T: continued...)

ESTIMATION OF FAIR VALUES:

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

The fair values of checking and NOW accounts, money market accounts and savings deposits are the amounts payable on demand at the reporting date. The fair value for fixed-maturity time deposits is estimated using a discounted cash flow analyses using the rates currently offered for deposits with similar remaining maturities. The fair values of securities sold under agreement to repurchase and the Company's debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for debt with similar terms and remaining maturities. Fair values for the Company's off-balance sheet instruments (guarantees and credit commitments) are based on current settlement or termination values and on fees currently charged to enter into similar agreements, given the remaining terms of the agreements and the counterparties' credit standing.

NOTE  U:  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                     Income
                                                                     (Loss)
                                                                    Before
                                                           Gain on  Income    Income
                                        Net  Provision  Securities     Tax       Tax      Net                           Stock Price
             Interest    Interest  Interest   For Loan     & Other Expense   Expense   Income  Earnings Per Share(2)     Range(2)
              Income      Expense    Income     Losses      Assets (Credit)  (Credit)   (Loss)   Basic   Diluted    High      Low
------------------------------------------------------------------------------------------------------------------------------------
                                       (Dollars in thousands, except earnings per share and stock price)
1st Quarter
   1997        $ 28,335    $17,000   $11,335   $ 300    $   --   $ 5,075     $1,781 $  3,294     $0.36   $0.35   16 15/16  14 57/64
   1996          24,000     14,318     9,682     300        --     2,689       (799)   3,488      0.42    0.40   12 1/2    10 29/32

2nd Quarter
   1997          30,293     18,484    11,809     300       539     5,505      1,926    3,579      0.39    0.38   17 1/2    15 33/64
   1996          25,426     14,886    10,540     300       188     2,824       (537)   3,361      0.40    0.38   12 47/64  10 29/32

3rd Quarter
   1997          32,142     19,626    12,516     300        --     6,262      2,003    3,722      0.41    0.40   19 49/64  16 13/16
   1996          27,105     15,863    11,242     300        --    (1,127)(1)    (42)  (1,085)(1) (0.13)  (0.12)  12 61/64   11 9/64

4th Quarter
   1997          34,923     21,644    13,279     450        --     6,444      2,033    3,730      0.41    0.40   26 3/4    19 13/64
   1996          27,778     16,479    11,299     200        --     4,958      1,727    3,231      0.38    0.36    16 9/64    12 1/2

Year
   1997         125,693     76,754    48,939   1,350       539    23,286      7,743   14,325      1.58    1.53    26 3/4   14 57/64
   1996         104,309     61,546    42,763   1,100       188     9,344        349    8,995      1.08    1.01    16 9/64  10 29/32

(1)Included in this loss is the one-time charge of $5.5 million to replenish the Federal Deposit Insurance Corporation's Savings Association Insurance Fund (see Note N).

(2)All per share amounts have been adjusted to include the effect of the 10% stock dividend in 1997.

NOTE V: D&N FINANCIAL CORPORATION - PARENT COMPANY ONLY FINANCIAL INFORMATION

CONDENSED STATEMENTS OF CONDITION


                                                                           December 31
                                                                     1997             1996
                                                                    ----------------------
                                                                    (Dollars in thousands)
------------------------------------------------------------------------------------------
ASSETS
     Cash and cash equivalents                                  $       2       $        2
     Amounts receivable from subsidiary                             3,523            6,104
     Investments in subsidiary                                     94,994           80,014
     Other assets                                                      --               65
                                                                --------------------------
                                                                $  98,519       $   86,185
                                                                ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
     Dividends payable                                          $     414       $       --
     Other liabilities                                                 23               64
     Stockholders' equity                                          98,082           86,121
                                                                --------------------------
                                                                $  98,519       $   86,185
                                                                ==========================


CONDENSED STATEMENTS OF INCOME

                                                                          Year Ended December 31
                                                                 ----------------------------------------
                                                                      1997            1996           1995
---------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Interest income from subsidiary                                  $     228       $     64       $      40
Equity in undistributed net  income of subsidiary                   14,388          9,378          10,618
Noninterest expense:
     Compensation and benefits                                          10             13               9
     Other                                                             281            434             232
                                                                 ----------------------------------------
       Total noninterest expense                                       291            447             241
                                                                 ----------------------------------------
             Income before income tax expense                       14,325          8,995          10,417
Federal income tax expense                                              --             --              --
                                                                 ----------------------------------------
Net income                                                       $  14,325       $  8,995       $  10,417
                                                                 ========================================
CONDENSED STATEMENTS OF CASH FLOWS



                                                                              Year Ended December 31
                                                                     ------------------------------------
                                                                     1997           1996         1995
---------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
Operating activities
     Net income                                                   $ 14,325        $ 8,995       $ 10,417
     Items not affecting cash:
       Equity in undistributed net income  of subsidiary           (14,388)        (9,378)       (10,618)
       Other                                                           438            115             37
                                                                  --------------------------------------
             Net cash provided (used) by operating activities          375           (268)          (164)

Investing activities
     Change in intercompany receivable                              2,581          (5,225)          (102)

Financing activities
     Proceeds from exercise of stock options                           865          9,055            346
     Purchases of treasury stock                                    (2,995)        (3,499)           (44)
     Common stock cash dividends                                     (826)            --             --
     Payment of ESOP debt                                              --             (63)           (36)
                                                                  --------------------------------------
       Net cash provided (used) by financing activities             (2,956)         5,493            266

Net change in cash and cash equivalents                                 --             --             --
     Cash and cash equivalents at beginning of year                      2              2              2
                                                                  --------------------------------------
Cash and cash equivalents at end of year                          $      2        $     2       $      2
                                                                  ======================================

STOCKHOLDER INFORMATION

D&N FINANCIAL CORPORATION

     400 Quincy Street
     Hancock, Michigan 49930
     (906) 482-2700

     363 W. Big Beaver, Ste. 100
     Troy, Michigan 48084
     (248) 528-0704


COMMON STOCK
D&N's common stock is listed on The Nasdaq Stock Market under the symbol DNFC. The stock quotations appear in major daily newspapers under the listing
D&N Fncl.  At December 31, 1997, there were approximately 7,100 holders of
D&N common stock.


SHAREHOLDER ASSISTANCE
Shareholders with questions concerning their records, change of name, address or ownership of stock and lost or stolen certificates may contact the transfer agent:
     Illinois Stock Transfer Company
     223 West Jackson Blvd., Suite 1210
     Chicago, Illinois 60606
     (800) 757-5755


DIRECT INVESTMENT PLAN
Registered holders of D&N Financial Corporation common stock are eligible to participate in the Company's Direct Investment Plan. The Plan provides a convenient method for making direct cash investments for the purchase of additional shares of D&N stock without fees or commissions. Purchases are made on or about the first working day of each month on the open market. The minimum investment is $25; the maximum is $12,000 annually. Cash investments must be received by the transfer agent no less than five working days prior to month end to be included in the monthly purchase.

FORM 10-K
The 1997 Annual Report and Form 10-K are available to shareholders at no cost upon written request to the Company at the address above.


INVESTOR RELATIONS CONTACT
Analysts, investment professionals, shareholders and others seeking information about the Company should contact Mary Jo Kristapovich, Director of Investor Relations. She may be reached at the address above, by phone at (906) 487-6225 or by e-mail at mjkrist@portup.com.


ANNUAL MEETING
The 1998 Annual Meeting of Stockholders will be held on April 30, 1998 at 2 p.m. Eastern Daylight Time at the Franklin Square Inn in Houghton, Michigan.


OTHER COMPANY INFORMATION
To find out more about D&N--its history, management, products and services--visit our web site at http://www.dn.portup.com.

INDEPENDENT AUDITORS
Coopers & Lybrand, L.L.P., Detroit, Michigan


                                       52